   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1997
                                                  Registration No. 333-------

===============================================================================

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                            -----------------
                                FORM S-3
         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            -----------------
                         ALLEGIANT BANCORP, INC.
          (Exact name of registrant as specified in its charter)
          MISSOURI                                    43-519382
 (State or jurisdiction of                         (I.R.S. Employer
incorporation or organization)                   Identification Number)

                        7801 Forsyth Boulevard
                      St. Louis, Missouri  63105
                           (314) 726-5000
      (Address and telephone number of principal executive offices)
                           -----------------
                            Shaun R. Hayes
                              President
                       7801 Forsyth Boulevard
                     St. Louis, Missouri  63105
                           (314) 726-5000
      (Name, address, and telephone number of agent for service)
                          -----------------
                              Copy to:
                         Thomas A. Litz, Esq.
                           Thompson Coburn
                             Suite 3400
                        One Mercantile Center
                      St. Louis, Missouri  63101
                           (314) 552-6000
                         -----------------
      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /x/

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /


                                     CALCULATION OF REGISTRATION FEE
====================================================================================================================
   Title of each class of               Amount to be         Proposed maximum    Proposed maximum      Amount of
 securities to be registered             registered           offering price    aggregate offering  registration fee
                                                                 per unit             price
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value...       443,033 shares             $13.50            $5,980,946         $1,812.41
====================================================================================================================

                                           -----------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON
SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE
UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH
SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL
THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL
UECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT
TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

                           SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED SEPTEMBER --, 1997

********************************************************************************
* Information contained herein is subject to completion or amendment. A        *
* registration statement relating to these securities has been filed with the  *
* Securities and Exchange Commission. These securities may not be sold nor     *
* may offers to buy be accepted prior to the time the registration statement   *
* becomes effective. This prospectus shall not constitute an offer to sell     *
* or the solicitation of an offer to buy nor shall there be any sale of these  *
* securities in any State in which such offer, solicitation or sale would      *
* be unlawful prior to registration or qualification under the securities      *
* laws of any such State.                                                      *
********************************************************************************


PROSPECTUS
                              443,033 SHARES

                          ALLEGIANT BANCORP, INC.

                              COMMON STOCK

      Allegiant Bancorp, Inc., a Missouri corporation (the "Company"), is offering for sale, on a "best efforts" basis, up to 443,033 shares of its common stock, $0.01 par value ("Common Stock"), to its shareholders of record at the close of business on September [ ], 1997 (the "Record Date"). The offering consists of the issuance of a nontransferable right to subscribe ("Subscription Right") for the purchase of 0.125 additional shares of Common Stock, at $13.50 per share (the "Subscription Price"), for every one share held on the Record Date. Fractional shares will not be issued. Shareholders who exercise their Subscription Rights in full may purchase additional shares of Common Stock, at the Subscription Price, pursuant to a nontransferable oversubscription privilege ("Oversubscription Privilege"). See "The
Offering."  On the Record Date, there were [             ] shares of Common
Stock outstanding. The Subscription Rights give each shareholder of the Company the opportunity to at least maintain his or her proportionate interest in the equity of the Company.

      All subscriptions are irrevocable. No minimum sale of shares of Common Stock by the Company is required. If at the Offering Termination Date (as defined below) fewer than all of the shares of Common Stock offered hereby shall have been subscribed for, subscriptions which have been accepted by the Company shall remain effective, and this offering shall terminate with respect to the unsubscribed shares of Common Stock.

      The officers and directors of the Company and members of their immediate families or entities which they control have indicated their intention to purchase in the offering an aggregate of at least 182,949 shares of Common Stock or shares of Common Stock having an aggregate purchase price of at least $2,469,812, subject to proration to the extent of any oversubscription. See "Security Ownership by Management."

      The Common Stock is traded on the Nasdaq National Market (the "Nasdaq") under the symbol "ALLE." On September 19, 1997, the last sale price of the Common Stock as reported on the Nasdaq was $15.625 per share. See "Price Range of Common Stock and Dividends." See "The Offering" for factors that were considered in determining the Subscription Price.

      THE SUBSCRIPTION RIGHTS AND THIS OFFERING EXPIRE AT 5:00 P.M., CENTRAL TIME, ON NOVEMBER 30, 1997, UNLESS FURTHER EXTENDED OR EARLIER TERMINATED BY THE COMPANY, IN ITS SOLE DISCRETION, WITHOUT NOTICE TO SHAREHOLDERS ("OFFERING TERMINATION DATE").

      SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF COMMON STOCK OFFERED HEREBY.

      THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES ADMINISTRATION NOR HAS THE COMMISSION OR ANY STATE SECURITIES ADMINISTRATION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------
                                            (Cover page continued on next page)

============================================================================================
                                                      UNDERWRITING
                                                      DISCOUNTS AND      PROCEEDS TO
                               SUBSCRIPTION PRICE    COMMISSIONS<F1>     COMPANY<F2>
--------------------------------------------------------------------------------------------
PER SHARE                              $13.50             None               $13.50
--------------------------------------------------------------------------------------------
TOTAL<F3>                          $5,980,946             None           $5,980,946
============================================================================================

<F1>  The Common Stock will be sold by the Company and no underwriting discounts or commissions will be paid in connection with such sales. No special or other compensation will be paid to directors, officers and employees of the Company in connection with this offering. See "The Offering."

<F2>  Before deducting expenses payable by the Company estimated to be
      $90,000.

<F3>  Assumes the purchase of all 443,033 shares of Common Stock offered hereby.

                           --------------------

          Funds received upon exercise of Subscription Rights will not be held in escrow pending conclusion of the offering. Funds received upon exercise of Oversubscription Privileges will be held in escrow until the Offering Termination Date. See "The Offering." Payments for subscriptions that are not accepted will be returned without interest. Delivery of stock certificates will be made within approximately three weeks after the Offering Termination Date.
                           --------------------

           The date of this Prospectus is September [   ], 1997.

                          AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

      The Company has filed a Registration Statement (the "Registration Statement") with the Commission under the Securities Act of 1933 (the "Securities Act"), with respect to the securities covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. The Registration Statement may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from such office upon payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

      PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT. When used in this Prospectus, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

            INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Documents relating to the Company, excluding exhibits unless specifically incorporated therein, are available, without charge, upon written or oral request to Christy Siburt, Investor Relations, Allegiant Bancorp, Inc., 7801 Forsyth Boulevard, St. Louis, Missouri 63105; telephone number (314) 726-5000.

      The following documents filed with the Commission by the Company under the Exchange Act are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.

      (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997 and June 30, 1997.

      (c) The Company's Current Reports on Form 8-K dated (i) April 1, 1997 and (ii) September 10, 1997.

      (d) The description of the Common Stock set forth in Item 11 of the Company's Registration Statement on Form 10-SB (Reg. No. 0-26350), filed with the Commission on June 30, 1995 and any amendment or report filed for the purpose of updating such description.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and through the Offering Termination Date shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to the Company contained in this Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                          PROSPECTUS SUMMARY

      The following is a summary of certain information contained in this Prospectus. This summary is provided for convenience and is qualified in its entirety by the detailed information and financial statements, including the notes hereto, appearing elsewhere in this Prospectus. All share and per share information in this Prospectus has been adjusted to reflect: a six-for-five stock split (in the form of a stock dividend) paid January 1994; a three-for-two stock split (in the form of a stock dividend) paid January 1995; a 10% stock dividend paid January 1996; and a 10% stock dividend paid January 1997. See "Price Range of Common Stock and Dividends."

                               THE COMPANY

      Allegiant Bancorp, Inc. (the "Company") is a bank holding company that owns all of the capital stock of Allegiant Bank, a Missouri state-chartered bank (the "Bank"), and Allegiant Bank, FSB, a federal savings bank (the "Savings Bank"). The Company's banking subsidiaries provide personal and commercial banking and related financial services from eleven locations in the St. Louis Standard Metropolitan Statistical Area ("St. Louis SMSA"), the 16th largest metropolitan area in the United States and three locations in Northeast Missouri. Allegiant Mortgage Company (the "Mortgage Company"), a wholly-owned subsidiary of the Bank, offers residential loans primarily to customers in the St. Louis SMSA. Edge Mortgage Services, Inc. ("Edge"), a wholly-owned subsidiary of the Company, offers residential loans primarily to customers in the St. Louis SMSA who do not qualify under standard mortgage loan criteria.

      The Company was organized in May 1989 and acquired Allegiant State Bank at that time. The Company acquired the Bank in 1990. In November 1994, the Bank acquired the Mortgage Company. Effective January 1995, Allegiant State Bank merged into the Bank. Edge was organized in October 1996 and began operations in January 1997. The Savings Bank was acquired in August 1997. Unless the context indicates otherwise, references herein to the "Company" or "Allegiant" refer to Allegiant Bancorp, Inc. and its subsidiaries, and references to the "Operating Subsidiaries" refer collectively to the Bank, the Savings Bank and Edge. The address of the Company's principal executive offices is 7801 Forsyth Boulevard, St. Louis, Missouri 63105 and its telephone number is: (314) 726-5000.

      As of June 30, 1997, the Company reported, on a consolidated basis, total assets of $427.5 million, net loans of $343.7 million, total deposits of $315.0 million and shareholders' equity of $22.9 million.

                          RECENT DEVELOPMENTS

      Pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated March 20, 1997, by and between the Company and Reliance Financial, Inc. ("Reliance"), a Delaware corporation and parent of Reliance Financial Savings and Loans Association of St. Louis County ("RFSLA"), the Company acquired Reliance through the merger of Reliance with and into the Company (the "Reliance Acquisition"). RFSLA was renamed Allegiant Bank, FSB upon consummation of the Reliance Acquisition. Under the Merger Agreement, the Company acquired all of the outstanding capital stock of Reliance in exchange for 599,126 shares of the Company's Common Stock. The transaction was completed on August 29, 1997. As of June 30, 1997, Reliance reported, on a consolidated basis, total assets of $30.3 million, total deposits of $23.1 million, net loans of $19.1 million and stockholders' equity of $6.9 million. The Company recorded goodwill of $3.9 million in connection with the Reliance

Acquisition. The Company currently operates the Savings Bank as a wholly-owned subsidiary of the Company.

      Pursuant to separate Deposit Transfer and Asset Purchase Agreements, dated May 8, 1997, by and between the Company and Roosevelt Bank ("Roosevelt"), a Missouri state-chartered bank, the Bank assumed the deposits and acquired the loans and real property of Roosevelt's branch offices in Warrenton, Missouri and Union, Missouri (collectively, the "Branch Acquisition"). The Branch Acquisition was completed on September 4, 1997. The Bank assumed approximately $98.1 million of deposit liabilities, acquired real property and related automated teller machines ("ATMs"), furniture, fixtures, equipment and other operating assets with an aggregate value of $0.8 million, and approximately $3.0 million of consumer loans. The Company recorded goodwill of $8.7 million in connection with the Branch Acquisition.

                             THE OFFERING
Securities Offered      443,033 shares of Common Stock.  As of the Record
                        Date, there were [               ] shares of Common
                        Stock outstanding<F1>.

Subscription Right      For every one share of Common Stock held of record as
                        of the Record Date, a shareholder will have the
                        nontransferable Subscription Right to subscribe for
                        0.125 of a share of Common Stock.  No fractional
                        shares will be issued.

Subscription Price      $13.50 per share.

Oversubscription
  Privilege             Any shareholder who has exercised his or her
                        Subscription Rights in full may also subscribe, at the
                        Subscription Price, for shares not purchased through
                        the exercise of Subscription Rights of others, subject
                        to allotment of available shares.  See "The Offering--
                        Oversubscription Privilege."

Offering
  Termination Date      5:00 p.m., Central Time, on November 30, 1997, unless
                        further extended or earlier terminated by the Company
                        in its sole discretion without notice to shareholders.

-----------------------
<F1> Does not include: (i) [     ] shares of Common Stock reserved for issuance
     upon exercise of outstanding stock options; and (ii) [    ] shares of
     Common Stock reserved for issuance upon exercise of outstanding warrants.

Conditions              Consummation of the sale of shares of Common Stock
                        pursuant to this offering is not conditioned upon the
                        sale of any minimum number of shares.  Therefore, if
                        at the Offering Termination Date fewer than all shares
                        offered hereby shall have been subscribed for,
                        subscriptions which shall have been accepted by the
                        Company shall remain effective, and this offering
                        shall terminate with respect to the unsubscribed
                        shares.  All subscriptions in this offering are
                        irrevocable by subscribers.

Release of Funds and
  Share Certificates    All funds received by the Company upon exercise of the
                        Subscription Rights will not be held in escrow and
                        will be immediately available for use by the Company.
                        All funds received by the Company in connection with
                        the Oversubscription Privilege will be deposited at
                        the Bank, as agent, in a segregated account.  The
                        subscription funds deposited in the segregated account
                        will be released:  (i) to any subscriber, without
                        interest, at the time his or her oversubscription is
                        rejected by the Company (or a portion of such funds,
                        if any oversubscription is rejected in part by the
                        Company); or (ii) to the Company after the Offering
                        Termination Date.

                        Certificates for shares subscribed for and accepted by the Offering Termination Date will be delivered as soon as practicable thereafter, which the Company expects will be within approximately three weeks after such date.

Risk Factors            Investment in the shares involves certain risks.
                        Investors are advised to review carefully this
                        Prospectus in its entirety, especially the "Risk
                        Factors" section.

Dividends               Since 1993, the Board of Directors has declared stock
                        dividends each year in varying amounts.  The Company's
                        current policy is to pay cash dividends on the Common
                        Stock at the rate of $0.03 per share quarterly in
                        January, April, July and October of each year.  In
                        September 1997, the Board of Directors announced its
                        intention to effect a five-for-four stock split (in
                        the form of a stock dividend) on January 21, 1998 to
                        holders of record at the close of business on January
                        7, 1998.  Although the Board of Directors anticipates
                        paying cash and/or stock dividends in the future, no
                        assurance can be given that such dividends will be
                        paid.  The Company's dividend policy will be reviewed
                        periodically.  See "Price Range of Common Stock and
                        Dividends."

Use of Proceeds         The proceeds of the offering are anticipated to be
                        used for working capital and general corporate
                        purposes, including contributing all or a substantial
                        portion of such proceeds to the Operating Subsidiaries
                        to support continued growth of the Operating
                        Subsidiaries.  See "Use Of Proceeds."


                                                    ALLEGIANT BANCORP, INC.
                                          SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                                                AS OF OR FOR THE
                                                SIX MONTHS ENDED                       AS OF OR FOR THE
                                                     JUNE 30,                       YEAR ENDED DECEMBER 31,
                                              --------------------    ------------------------------------------------------
                                                1997        1996        1996        1995         1994       1993      1992
                                              --------    --------    --------    --------     --------   --------  --------
PER SHARE DATA:
   Net primary earnings <F1>                  $   0.45    $   0.38    $   0.76    $   0.62     $   0.53   $   0.23  $   0.14
   Cash dividends declared <F1>                   0.06        0.05        0.09        0.07         0.04       0.02        --
   Book value at period-end                       8.03        7.36        7.22        6.37         5.40       4.99      4.60
   Shares outstanding (in thousands) <F1>        2,846       1,996       2,271       2,188        1,566      1,500       847
   Average common shares
      outstanding (in thousands) <F1>            2,870       2,371       2,386       2,056        1,520      1,077       852

EARNINGS (IN THOUSANDS):
   Interest income                            $ 16,419    $ 11,457    $ 25,368    $ 19,252     $  9,994   $  5,585  $  4,203
   Interest expense                              8,999       6,755      14,999      11,206        4,584      2,675     2,133
                                              --------    --------    --------    --------     --------   --------  --------
   Net interest income                           7,420       4,702      10,369       8,046        5,410      2,910     2,070
   Provision for possible loan losses            1,121         431       1,448         977          849        233       108
   Other income                                    646         409       1,081         654          513        282       247
   Other expense                                 4,778       3,219       7,019       5,625        3,764      2,546     2,011
   Income taxes                                    866         566       1,175         823          509        161        78
                                              --------    --------    --------    --------     --------   --------  --------
   Net income                                 $  1,301    $    895    $  1,808    $  1,275     $    801   $    252  $    120
                                              ========    ========    ========    ========     ========   ========  ========

ENDING BALANCE SHEET (IN THOUSANDS):
   Total assets                               $427,481    $292,421    $377,564    $280,386     $171,927   $104,416  $ 68,782
   Investment securities                        62,398      56,800      60,559      73,211       40,888     23,063    14,434
   Total loans                                 347,634     222,805     291,926     181,544      121,393     69,773    45,600
   Total deposits                              315,017     237,479     308,670     231,309      134,884     90,686    61,624
   Long-term debt                               13,663      16,680      14,663      19,719        9,804      2,200     2,400
   Shareholders' equity                         22,858      14,688      16,386      13,938        8,453      7,487     3,894
   Average assets                              389,935     276,691     308,984     228,130      133,466     84,361    56,925
   Average shareholders' equity                 19,765      14,344      14,851      11,737        8,080      4,611     3,771

SELECTED RATIOS:
   Return on average assets                       0.33%       0.32%       0.59%       0.56%        0.60%      0.30%     0.21%
   Return on average equity                       6.58        6.24       12.17       10.86         9.91       5.47      3.18
   Net interest margin <F2>                       1.98        1.79        3.50        3.71         4.27       3.71      3.64
   Average equity to average assets               5.07        5.18        4.81        5.14         6.05       5.47      6.62
   Efficiency ratio <F3>                         59.24       62.98       61.30       64.66        63.55      79.76     86.79
   Reserve for possible loan losses to:
      Outstanding loans                           1.14        1.03        1.06        1.17         1.20       1.11      1.21
      Non-performing loans                      455.96      358.93      447.98      691.56       841.04   5,535.71  2,391.30

-----------------------------------------------
<F1>  Based on weighted-average common shares outstanding.  All share and per share amounts have been restated to reflect: (i) a six-for-five stock split (in the form of a stock dividend) paid in January 1994; (ii) a three-for-two stock split (in the form of a stock dividend) paid in January 1995; (iii) a 10% stock dividend paid in January 1996; and (iv) a 10% stock dividend paid in January 1997.

<F2>  Net interest margin equals net interest income divided by average interest earning for the periods indicated.

<F3>  Efficiency ratio equals other operating expense divided by the sum of net interest income and other operating income.


      See "Unaudited Pro Forma Financial Information" for additional information as to the effect of the Reliance Acquisition and the Branch Acquisition on the Company's consolidated financial condition and results of operations.

                              RISK FACTORS

      Prospective purchasers of Common Stock offered hereby should consider carefully the risk factors set forth below, as well as the other information set forth in this Prospectus, in determining whether to purchase the Common Stock. This Prospectus contains forward-looking statements which are inherently subject to risks and uncertainties. Cautionary statements made herein should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus or the documents incorporated by reference herein. The Company's actual results could differ materially from those currently anticipated due to a number of factors, including, without limitation, the following: (i) possible adverse effects of federal and state laws and regulations applicable to the Company's financial services operations; (ii) credit risk inherent in the Operating Subsidiaries' loan portfolios; (iii) dependence upon economic conditions in the Company's markets; (iv) interest rate risk inherent in the Company's investment and loan portfolios; and (v) risks associated with the Company's growth strategy, including the Branch Acquisition and the Reliance Acquisition, as well as the other factors discussed in this Prospectus and the documents incorporated by reference herein.

REGULATORY RISK

      The banking industry is heavily regulated. These regulations are intended to protect depositors, not shareholders. The Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation (the "FDIC") and the Missouri Division of Finance (the "Division of Finance"), the Savings Bank is subject to regulation and supervision by the Office of Thrift Supervision (the "OTS") and the Company is subject to regulation and supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The burden imposed by Federal and state regulations puts banks and federal savings associations at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. The banking and thrift industries continue to lose market share to their competitors. In addition, legislative reactions to the problems of the thrift industry during the 1980s have added to the regulatory burden on banks and thrifts.

      In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law. FDICIA amended numerous Federal banking and thrift statutes and has required the bank and thrift regulatory agencies to adopt regulations for implementing many provisions of FDICIA. Regulators have been given substantially more power over banks and thrifts, including the ability to move quickly without interference to remove management or directors. FDICIA also directs regulators to close or transfer troubled institutions before they become insolvent. FDICIA and the regulations thereunder have increased the regulatory and supervisory requirements for financial institutions, which have resulted and will continue to result in increased operating expenses. See "Supervision and Regulation."

CREDIT RISK

      The greatest risk facing lenders generally is credit risk, that is, the risk of losing principal and interest due to a borrower's failure to perform according to the terms of a loan agreement. There can be no assurance that the Company's future results of operations or financial condition will not be adversely affected by failure of borrowers to pay principal and interest obligations on loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Years Ended December 31, 1995 and 1996--Risk Management--Credit Risk."

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

      The Operating Subsidiaries' concentration of loans in the State of Missouri exposes them to risks resulting from changes in the local economy. The business of the Operating Subsidiaries could be adversely affected by recessionary and economic conditions in their markets or by a significant decrease in real estate values therein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Years Ended December 31, 1995 and 1996--Risk Management--Exposure to Local Economic Conditions."

INTEREST RATE RISK

      The Company's earnings depend to a great extent upon the level of net interest income, which is the difference between interest income earned on loans and investments and the interest expense paid on deposits and other borrowings. Although the Company believes that maturities of the Operating Subsidiaries' assets are well balanced in relation to maturities of their liabilities (gap management), gap management is not an exact science.
Rather, it involves estimates as to how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities. Moreover, rate changes can vary depending upon the level of rates and competitive factors. From time to time, maturities of assets and liabilities may not be balanced, and a rapid increase or decrease in interest rates could have an adverse effect on net interest margins and results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Years Ended December 31, 1995 and 1996--Risk Management--Interest Rate Risk."

DEPOSIT MIX

      Certificates of deposit accounted for approximately 62% of the Operating Subsidiaries' total deposits as of September 10, 1997. Many of such certificates of deposit were purchased by customers in response to promotions offering above-market interest rates. Payment of premium interest rates by the Operating Subsidiaries adversely affects the Operating Subsidiaries' interest rate spread. Moreover, the Operating Subsidiaries' concentration of deposits in certificates of deposit could have a negative impact on the stability of its deposits as purchasers of certificates of deposit may not redeposit the proceeds of their certificates of deposit after the certificates of deposit mature, particularly if the Operating Subsidiaries then are not offering promotional rates. There can be no assurance the concentration of the Operating Subsidiaries' deposits in certificates of deposit will not have a material adverse effect on the Operating Subsidiaries' future results of operation or liquidity.

NO ASSURANCE OF FUTURE GROWTH

      There can be no assurance that the Company will continue to achieve growth in assets and earnings. The Company's ability to achieve such growth will be dependent upon numerous factors, including the intensity of competition for deposits and loans with other bank and non-bank financial institutions, the availability of suitable opportunities to make loans, selection of suitable branch sites on favorable terms, avoidance of credit losses, hiring and training of personnel, depth in management and adequate financing.

RECENT ACQUISITIONS

      The Reliance Acquisition was completed on August 29, 1997 and represents the first acquisition by the Company of a publicly held financial institution and of a federal savings bank. The Branch Acquisition was completed on September 4, 1997 and represents the Company's largest acquisition to date in terms of the dollar amount of assets acquired. The success of these acquisitions will depend on a number of factors, including (but not limited to), the Company's ability to: (i) integrate the newly acquired operations into its current operations; (ii) maintain existing relationships with depositors in the newly acquired operations to minimize withdrawals of deposits subsequent to the acquisitions; (iii) maintain and enhance existing relationships with borrowers to limit unanticipated losses from the acquired loans; (iv) control the incremental non-interest expense from the newly acquired facilities to maintain overall operating efficiencies; (v) retain and attract qualified personnel to staff the newly acquired facilities; and (vi) compete in the communities served by the newly acquired facilities and in nearby communities. There can be no assurance that the Company will be able to integrate the newly acquired operations successfully, that the future operating profit contribution (if any) from the Branch Acquisition and the Reliance Acquisition will exceed charges for amortization of the deposit premium paid in respect of the Branch Acquisition or the goodwill recorded in the Reliance Acquisition or that the Company will be able to manage effectively its growth resulting from the acquisitions.

COMPETITION

      The Company encounters substantial competition for deposits and loan customers in the markets in which it competes. The Company's principal competitors include other financial institutions such as banks, savings and loan institutions and credit unions, and a number of other non-bank competitors such as insurance companies, small loan companies, finance companies and mortgage companies. Many of the Company's non-bank competitors are not subject to the extensive Federal and state regulations which govern the Company and, as a result, have a competitive advantage over the Company in providing certain services. Many of the financial institutions with which the Company competes are larger and have substantially greater financial resources than the Company.

CONTROL BY MANAGEMENT

      As of September 19, 1997, the Company's directors and executive officers beneficially owned approximately 1,718,652 shares of Common Stock (approximately 47.8% of the shares of Common Stock outstanding) including shares of Common Stock subject to options and warrants that may be acquired upon exercise or conversion within the next 60 days. This controlling ownership will enable such persons to continue to possess voting control on corporate matters for the foreseeable future. The Company's officers and directors or members of their immediate families or entities which they control have indicated their intention to purchase 182,949 shares of Common Stock in the offering, which could materially increase their respective beneficial ownership of Common Stock. See "Security Ownership by Management."

NO ASSURANCE OF CASH OR STOCK DIVIDENDS

      There is no assurance that the Company will have sufficient cash available to declare cash dividends to its shareholders in the future. The payment of cash dividends is subject to the discretion of the Company's Board of Directors and will be dependent upon many factors, including the Company's earnings and the earnings of the Operating Subsidiaries, their capital needs, regulatory restrictions and other financial considerations. In addition, the Company is presently limited in its ability to pay cash dividends on the Common Stock without the consent of its lender. Management anticipates that for the foreseeable future, the Company will follow a policy of retaining a substantial portion of its earnings to meet capital and loan loss reserve requirements and to finance the expansion and development of its business. Although the Company has paid stock dividends over the past five years and has announced a proposed stock dividend to be paid in January 1998, there can be no assurance that it will pay stock dividends in the future. See "Price Range of Common Stock and Dividends."

RELIANCE ON MANAGEMENT

      The success of the Company will depend to a large extent on the quality of management provided by the senior management of the Company and the Operating Subsidiaries, the loss of certain of whom would adversely affect the Company. Other than a $2.0 million policy on the life of Shaun R. Hayes, the President of the Company, the Company does not presently own, or intend to purchase, insurance covering the lives of the senior management of the Company and the Operating Subsidiaries. There can be no assurance that the services of the senior management of the Company will continue to be available.

BEST EFFORTS OFFERING

      The shares of Common Stock are being offered by the Company on a "best efforts" basis. Accordingly, there can be no assurance that all of the shares will be sold. No minimum number of shares is required to be sold under the terms of this offering. Upon the Company's acceptance of a subscription other than pursuant to the Oversubscription Privilege, the funds will be available for use by the Company. All subscriptions will be irrevocable by subscribers. Those subscriptions accepted by the Company as of the Offering Termination Date will constitute the shares sold in this offering.

SHARES ELIGIBLE FOR FUTURE RESALE

      Upon consummation of the offering, the Company will have outstanding an aggregate of approximately 3,987,298 shares of Common Stock (assuming the Subscription Rights are fully exercised). Future sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options and warrants) by the Company's current shareholders after the offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. One hundred eight thousand nine hundred shares of Common Stock, which were privately placed in May 1995, became eligible for resale in May 1997, subject to compliance with the terms and conditions of Rule 144. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock. See "Shares Eligible for Future Sale."

MARKET FOR COMMON STOCK

      Although the Common Stock is listed on the Nasdaq, there has been only limited trading in the Common Stock. There can be no assurance that an active market for the Common Stock will develop in the foreseeable future. Investors in the shares of Common Stock must, therefore, be prepared to assume the risk of their investment for an indefinite period of time.

STOCK NOT AN INSURED DEPOSIT

      Investments in the shares of Common Stock are not deposits insured against loss by the FDIC or any other entity.

DETERMINATION OF OFFERING PRICE

      The Subscription Price of the shares of Common Stock in this offering has been determined by the Board of Directors of the Company. The Subscription Price of the Common Stock does not necessarily reflect the price at which the Common Stock would sell in the market following this offering. See "The Offering--Determination of Subscription Price."

                              THE OFFERING
SUBSCRIPTION RIGHTS

      The Company, through its officers and directors, is offering to the holders of its Common Stock of record at the close of business on September [ ], 1997 (the "Record Date"), the nontransferable right to subscribe (the "Subscription Right"), at $13.50 per share (the "Subscription Price"), for
0.125 shares of Common Stock of the Company for every one share held on the Record Date.

      THE DIRECTORS AND OFFICERS OF THE COMPANY AND MEMBERS OF THEIR IMMEDIATE FAMILIES OR ENTITIES WHICH THEY CONTROL HAVE INDICATED THEIR INTENTION TO PURCHASE IN THIS OFFERING AN AGGREGATE OF AT LEAST 182,949 SHARES HAVING AN AGGREGATE PURCHASE PRICE OF AT LEAST $2,469,812, SUBJECT TO PRORATION TO THE EXTENT OF ANY OVERSUBSCRIPTION.

      No director or officer will be entitled to receive any commissions or other compensation in connection with selling such shares, but any of them may be reimbursed by the Company for reasonable expenses, if any, incurred in connection with the sale of the shares.

OVERSUBSCRIPTION PRIVILEGE

      Any shareholder who has exercised his or her Subscription Rights in full will have the nontransferable right to subscribe ("Oversubscription Privilege"), at the Subscription Price, for additional shares not purchased through the exercise of Subscription Rights of others, subject to allotment as more fully described below.

      Oversubscriptions must be accompanied by payment in full for the number of shares requested thereunder, as more fully described in the Subscription Certificate. If the shares available are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the available shares ("Available Shares") will be allotted in accordance with the following formula (with fractional shares being rounded to the next lowest whole share):

            (i) First, each shareholder exercising an Oversubscription Privilege will be allocated that number of shares which equals the lesser of: (a) the number of shares as to which the Oversubscription Privilege is proposed to be exercised; or (b) the shareholder's Ownership Percentage multiplied by the number of Available Shares. As used herein, a shareholder's "Ownership Percentage" shall mean the percentage determined by dividing the number of

      Subscription Rights issued to such shareholder by the total number of all Subscription Rights issued to all shareholders; and

            (ii) Second, each shareholder exercising an Oversubscription Privilege will be allocated an additional amount of Available Shares which are not allocated pursuant to clause (i) above (such unallocated shares being referred to as "Remaining Shares"), which equals the lesser of: (y) the number of Available Shares as to which the Oversubscription Privilege is proposed to be exercised, less the number of Available Shares allocated to such shareholder pursuant to clause
      (i) above; or (z) the number of Remaining Shares multiplied by a fraction, the numerator of which is the number of shares as to which the Oversubscription Privilege is proposed to be exercised by such shareholder, less the number of Available Shares allocated to such shareholder pursuant to clause (i) above, and the denominator of which is the aggregate number of shares as to which Oversubscription Privileges are proposed to be exercised by all shareholders, less the aggregate number of Available Shares allocated pursuant to clause (i) above.

      An example of the operation of the foregoing formula is included as Exhibit B to this Prospectus. The Bank, the "Subscription Agent," will
---------
refund, without interest, payments received in excess of the amount required to pay for the shares allotted for purchase.

SUBSCRIPTION CERTIFICATES

      The Subscription Rights and Oversubscription Privilege are represented by a nontransferable subscription certificate the form of which is included as Exhibit A to this Prospectus (the "Subscription Certificate") which sets
   ---------
forth the total number of Subscription Rights to which each shareholder is entitled. Subscription Rights may be exercised in whole or in part. No subscriber may subscribe for fractional shares of Common Stock. All fractional shares will be rounded to the next lowest whole share.

OFFERING EXPIRATION DATE

      This offering will expire at 5:00 p.m., Central Time, on November 30, 1997 (the "Offering Termination Date"), unless further extended or earlier terminated by the Company, in its sole discretion, without notice to shareholders. Any rights to purchase shares of Common Stock evidenced by the Subscription Certificates will thereafter be void.

SUBSCRIPTION PROCEDURE

      To subscribe for shares of Common Stock, a shareholder must complete the Subscription Certificate and deliver the Subscription Certificate, together with full payment of the Subscription Price for all shares subscribed for, to the Subscription Agent, at the following address:

                             Allegiant Bank
                        7801 Forsyth Boulevard
                        Clayton, Missouri 63105
                      Attention:  Rights Offering

      When using the United States mail, sufficient time must be allowed for the Subscription Certificate to be delivered to the Subscription Agent prior to the Offering Termination Date. Late delivery will not be accepted unless the Company, in its sole discretion, otherwise determines. The

Subscription Price must be paid in full in United States currency by check, bank draft, money order or wire transfer (as provided in the Subscription Exercise
Form) payable to Allegiant Bancorp, Inc. SUBSCRIPTIONS ARE IRREVOCABLE FOLLOWING RECEIPT BY THE SUBSCRIPTION AGENT. It is suggested that a copy of the completed Subscription Certificate be retained by each subscriber for his or her records. Stock certificates representing Common Stock issued in this offering will be delivered as soon as practicable after the Offering Termination Date, which is expected to be within three weeks after such date.

      All executed Subscription Certificates must be in a form satisfactory to the Company. Once made, subscriptions are irrevocable, and no alternative, conditional or contingent subscriptions will be accepted. The Company reserves the right to waive any irregularities or conditions, and the Company's interpretations of the terms and conditions of this offering shall be final and binding. Any irregularities in connection with subscriptions must be cured within such time as the Company shall determine, unless waived. The Company is not under any duty to give notification of defects in subscriptions and it will not have any liability for failure to give notifications. Subscriptions will not be deemed to have been made until such irregularities have been cured or waived. Defective subscriptions and subscriptions not accepted by the Company will be promptly returned, without interest, to the subscriber.

SUBSCRIPTION RIGHTS NOT TRANSFERABLE

      The Subscription Rights granted to shareholders are not transferable other than by will or the laws of descent and distribution. Accordingly, there will be no market for such rights.

      Notwithstanding the foregoing and except as prohibited by the terms of certain savings and retirement plan accounts, shareholders may exercise Subscription Rights in respect of shares beneficially owned by them in any form of ownership they choose, so long as they beneficially own the subscribed for shares. For example, a shareholder who owns shares jointly with a spouse may exercise the related Subscription Rights and direct that the shares subscribed for be registered in that individual's name only.

DETERMINATION OF SUBSCRIPTION PRICE

      The Subscription Price of the shares of Common Stock in this offering has been determined by the Board of Directors of the Company after taking into account prevailing market conditions and a number of other factors, including, but not limited to: (i) the Company's earnings; (ii) the current financial position of the Company; (iii) the experience of the Company's management; (iv) the recent trading history of the Common Stock; (v) the current shareholders' equity per share; (vi) the value of similar securities; and (vii) the Company's position in its industry and its prospects. The Subscription Price of the Common Stock does not necessarily reflect the price at which the Common Stock would sell in the market following this offering.

PURCHASE LIMITATIONS

      The Company reserves the right not to accept any subscriptions under this offering, which due to the number of existing shares held by the subscriber or the number of shares subscribed for, would require prior clearance or approval by regulatory authorities if, at the Offering Termination Date, such clearance or approval has not been obtained. If the Company elects not to issue shares subscribed for in this offering for the above reason, such shares will become available to satisfy subscriptions pursuant to the Oversubscription Privilege.

      Federal law requires that any person who directly or indirectly, or through or in concert with one or more persons, acquires "control" of the Company (defined to include ownership, control or the power to vote 10% or more of a class of voting securities of the Company if no other person will own a greater proportion of that class of voting securities) to provide at least 60 days' prior written notice to the Federal Reserve Board. A person is deemed to have acquired shares which he or she has the right to acquire through the exercise of options, warrants and rights. See "Supervision and Regulation." Therefore, any subscriptions pursuant to this offering which would be subject to such Federal laws may, in the Company's discretion, be deemed void in their entirety or in part, and not accepted by the Company.

ESCROW OF SUBSCRIPTION FUNDS

      Funds received upon exercise of Subscription Rights will not be held in escrow pending conclusion of this offering and will be immediately available to the Company. Funds received upon exercise of the Oversubscription Privilege will be held in a segregated, non-interest bearing, escrow account at the Bank. The subscription funds deposited in the segregated account will be released: (i) to any subscriber, without interest, promptly after his or her oversubscription is rejected by the Company (or a portion of such funds, if any oversubscription is rejected in part by the Company); or (ii) to the Company after the Offering Termination Date.

      Certificates for shares subscribed for and accepted are expected to be issued within approximately three weeks after the Offering Termination Date.

OFFEREES IN NON-QUALIFIED STATES AND FOREIGN JURISDICTIONS

      The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of Common Stock reside. Notwithstanding the foregoing, no person will be offered or receive shares of Common Stock if such person resides in a foreign country or resides in a state of the United States with respect to which any of the following apply: (i) the granting of Subscription Rights or the offer or sale of the shares of Common Stock to such persons would require the Company or its officers or directors, under the securities laws of such state, to register as a broker, dealer, salesman or selling agent, or to register or otherwise qualify the shares of Common Stock for sale in such state; or (ii) such registration or qualification would be impracticable for reasons of cost or otherwise.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a general summary of the material United States federal income tax ("federal income tax") consequences of the distribution (the "Distribution"), receipt, exercise and/or lapse of the Subscription Rights and Oversubscription Privileges (collectively, the
"Rights") to the Company and to certain Company shareholders. The discussion does not address all aspects of federal income taxation that may be applicable to Company shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Distribution that may be applicable to Company shareholders subject to special federal income tax treatment including
(without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and persons who hold their Common Stock as part of a "straddle", "hedge" or "conversion transaction." In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. As a result each Company shareholder should consult his or her own tax advisor to determine the specific tax consequences of the receipt, exercise or lapse of the Rights to such shareholder. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current administrative rulings and practice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter tax consequences discussed herein. The discussion assumes that shares of Common Stock are held as capital assets (within the meaning of Section 1221 of the Code).

      Federal Income Tax Consequences to Company. The Company will not recognize gain or loss upon the Distribution, or upon the receipt, exercise and/or lapse of the Rights.

      Federal Income Tax Consequences to Shareholders. Shareholders who receive their Rights in the Distribution will have the following federal income tax consequences:

           Receipt of the Rights--No gain or loss will be recognized by shareholders upon the receipt of Rights in the Distribution.

           Basis of the Rights--The basis of Rights received in the Distribution and subsequently allowed to lapse will be zero. Except as provided in the following sentence, the basis of the Rights received in the Distribution and subsequently exercised also will be zero. If, however, either (i) the fair market value of the Rights on the date of the Distribution is 15% or more of the fair market value (on the date of the Distribution) of the Common Stock with respect to which they are received or
(ii) the shareholder properly elects, in accordance with procedures set forth in Treasury Regulation Section 1.307-2, to allocate part of the basis of such Common Stock to the Rights (the "Basis Election"), then the shareholder's basis in such Common Stock will be allocated between the Common Stock and the Rights in proportion to the fair market values of each on the date of Distribution. The Company is unsure whether the value of a right on the proposed date of issuance will be more or less than 15% of the fair market value of the Common Stock in question. As a result, shareholders desiring to allocate a portion of their Common Stock basis to Rights that will be exercised may wish to consider making a Basis Election.

           Exercise of the Rights; Basis and Holding Period of Common Stock-No gain or loss will be recognized by shareholders upon the exercise of Rights received in the Distribution. The basis of Common Stock acquired through exercise of the Rights will be equal to the sum of the Subscription Price therefor and the shareholder's basis in such Rights (if any). The holding period for the Common Stock acquired through exercise of the Rights will begin on the date the Rights are exercised.

           Lapse of the Rights--No gain or loss will be recognized by shareholders upon the lapse of Rights received in the Distribution, and no adjustment in respect of Rights allowed to lapse will be made to the basis of Common Stock owned by such shareholders.

      THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE RIGHTS OFFERING TO CERTAIN COMPANY SHAREHOLDERS AND DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH COMPANY SHAREHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION

MAY NOT APPLY TO EACH COMPANY SHAREHOLDER. ACCORDINGLY, EACH COMPANY SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.


                               USE OF PROCEEDS

      The net proceeds from the sale of 443,033 shares of Common Stock offered hereby, estimated at approximately $5.9 million if all of the shares of Common Stock offered hereby are purchased, will be added to the Company's working capital and used for general corporate purposes, including, without limitation, contributing all or a substantial portion of such proceeds to the Operating Subsidiaries to support their continued growth. Pending application of the net proceeds, the Company may invest such net proceeds primarily in short-term liquid investments.

      The following table sets forth the amount of net proceeds from the offering that would be available to the Company if fewer than all of the shares offered hereby are sold. If fewer than all of the shares offered hereby are sold, the net proceeds will also be used as set forth above.

             ASSUMED NUMBER                NET PROCEEDS TO
             OF SHARES SOLD                  THE COMPANY
             --------------                ---------------
             221,516 shares                 $2.9 million
             332,274 shares                 $4.4 million
             443,033 shares                 $5.9 million

      Expenses payable by the Company in connection with the offering are estimated at $90,000 and include printing, mailing, legal, accounting and other related costs of this offering. See "The Offering."

      The following table reflects certain capital ratios of the Company at June 30, 1997, and as adjusted to give effect to the sale of approximately 50% and 100% of the shares of Common Stock offered hereby:

                                                                                                 PRO FORMA
                                                                                         AS ADJUSTED <F1><F2><F3>
                                                                                       ----------------------------
                                                                                         221,516          443,033
                                                          ACTUAL       PRO FORMA <F1>  SHARES SOLD      SHARES SOLD
                                                          ------       --------------  -----------      -----------
      Shareholders' equity to total assets                 5.35%          6.19%           6.69%            7.20%
      Tier 1 capital to risk-weighted assets               7.31           5.41            6.19             6.95
      Total capital to risk-weighted assets                9.63           7.39            8.15             8.91
      Leverage capital ratio                               5.53           4.35            5.00             5.65

--------------------

<F1>  Pro forma information gives effect to: (i) the Reliance Acquisition;
      and (ii) the Branch Acquisition, as if each had occurred as of June 30, 1997. See "Unaudited Pro Forma Financial Information--Pro Forma Condensed Combined Balance Sheet."
<F2>  For purposes of the pro forma as adjusted information, it is assumed that the Company's total assets will increase by the amount of the estimated net proceeds from the offering.
<F3>  Pro forma as adjusted information assumes a risk-weighting factor of
      71% (the average risk-weighting factor for the Company's total assets at June 30, 1997) for the net proceeds from the offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Management and Resources."


      While the additional capital raised by this offering is intended to support the future growth of the Company, there is no assurance that such additional capital will result in such growth or profitability.

      The Company intends to be receptive to opportunities to acquire other financial institutions, or branches of other financial institutions, if such actions are deemed to be consistent with the Company's objectives. If such opportunities arise in the future, a portion of the proceeds of this offering may be used to fund the acquisitions.


                      PRICE RANGE OF COMMON STOCK
                             AND DIVIDENDS

      The Common Stock (symbol: "ALLE") has been traded on the Nasdaq National Market (the "Nasdaq") since May 15, 1996. From September 30, 1995 to such date it was traded on the Nasdaq Small Cap Market. As of September 19, 1997, the number of shareholders of record of the Common Stock was approximately 900. The following table sets forth the high and low trading prices, as well as dividends declared per share, as reported by the Nasdaq since the third quarter of 1995. Such prices reflected interdealer prices, without retail mark-up, mark-down or commission. Prior to the third quarter of 1995, there was no established public trading market for the Common Stock. Accordingly, for periods prior to the third quarter of 1995, the sales prices of actual individual trades of Common Stock have been included in the table below to the extent known to the Company's management.

                                                      HIGH                     LOW              DIVIDENDS DECLARED
                                                      ----                     ---              ------------------
          1995
                First Quarter                       $ 7.027                  $ 7.027                  $0.017
                Second Quarter                        7.027                    7.027                   0.017
                Third Quarter                         7.855                    7.855                   0.017
                Fourth Quarter                       10.227                    8.055                   0.017

          1996
                First Quarter                       $11.023                  $11.023                  $0.023
                Second Quarter                       11.023                    9.773                   0.023
                Third Quarter                        11.364                    9.773                   0.023
                Fourth Quarter                       12.343                   12.159                   0.023

          1997
                First Quarter                       $13.115                  $12.178                  $0.030
                Second Quarter                       14.401                   14.089                   0.030
                Third Quarter (through
                   September 19, 1997)               19.000                   15.625                   0.030


      The future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs and general business conditions. Holders of Common Stock will be entitled to receive dividends as and when declared by the Board of Directors of the Company out of funds legally available for that purpose. The Company effected a six-for-five stock split (in the form of a stock dividend) in January 1994, a three-for-two stock split (in the form of a stock dividend) in January 1995, a 10% stock dividend in January 1996 and a 10% stock dividend in January 1997.

      In September 1997, the Board of Directors announced its intention to effect a five-for-four stock split (in the form of a stock dividend) on January 21, 1998 to holders of record at the close of business on January 7, 1998.

      Cash available for dividend distribution to the holders of Common Stock must initially come from dividends paid to the Company by the Operating Subsidiaries. Accordingly, restrictions on the Operating Subsidiaries' cash dividend payments directly affect the payment of cash dividends by the Company. There can be no assurance that the Board of Directors will declare any stock splits or stock dividends in the future.

      The FDIC and/or the Division of Finance has the authority to prohibit the payment of cash dividends by the Bank and the OTS has the authority to prohibit the payment of cash dividends by the Savings Bank when they determine such payment to be an "unsafe or unsound banking practice" under the then existing circumstances. The Federal Deposit Insurance Corporation Act generally prohibits all payments of dividends by any bank which is in default of any assessment to the FDIC. The Company's bank loan agreement also restricts the amount of dividends the Company may pay. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Deposits."

                            CAPITALIZATION

      The following table sets forth: (i) the actual capitalization of the Company as of June 30, 1997; (ii) the pro forma capitalization as if the Reliance Acquisition and the Branch Acquisition had been completed as of such date; and (iii) pro forma capitalization as adjusted to reflect the issuance and sale of 221,516 shares (approximately one-half of those offered hereby) and 443,033 shares (all of those shares offered hereby) at an offering price of $13.50 per share, and the application of the anticipated net proceeds therefrom. This table should be read in conjunction with the Company's consolidated financial statements and the notes thereto and "Unaudited Pro Forma Financial Information" included elsewhere in this Prospectus.

                                                                                     JUNE 30, 1997
                                                                 ---------------------------------------------------
                                                                  ACTUAL     PRO FORMA<F1>    PRO FORMA AS ADJUSTED
                                                                 -------     -------------    ----------------------
                                                                                               221,516     443,033
                                                                                              SHARES<F2>  SHARES<F2>
                                                                                              ----------  ----------
                                                                              (DOLLARS IN THOUSANDS)
LONG-TERM DEBT:
Note to bank                                                     $ 4,400       $ 4,400         $ 4,400     $ 4,400
Note to FHLB                                                       6,000         6,000           6,000       6,000
Junior debentures                                                  3,263         3,263           3,263       3,263
                                                                 -------       -------         -------     -------

    Total long-term debt                                          13,663        13,663          13,663      13,663
                                                                 -------       -------         -------     -------

SHAREHOLDERS' EQUITY:
    Common Stock, $0.01 par value;
     7,800,000 shares authorized; issued and outstanding
     actual 2,845,815 shares; pro forma 3,444,941 shares as
     adjusted 3,660,506 and 3,876,071 shares, respectively            30            36              38          40

    Capital surplus                                               21,279        31,982          34,880      37,869

    Retained earnings                                              1,519         1,519           1,519       1,519

    Net unrealized depreciation on
         securities available for sale                                30            30              30          30
                                                                 -------       -------         -------     -------

         Total shareholders' equity                               22,858        33,567          36,467      39,458
                                                                 -------       -------         -------     -------

               Total capitalization                              $36,521       $47,230         $50,130     $53,121
                                                                 =======       =======         =======     =======

      -------------------------

     <F1>   Pro forma information gives effect to:  (i) the Reliance
            Acquisition; and (ii) the Branch Acquisition, as if each had occurred on June 30, 1997. See "Unaudited Pro Forma Financial Information--Pro Forma Condensed Combined Balance Sheet."

     <F2>   Amounts do not include an aggregate of [          ] shares of
            Common Stock issuable: (i) upon exercise of outstanding stock options; (ii) upon exercise of outstanding warrants; and (iii) pursuant to options which may be granted under the Company's stock option plans.

                  SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated financial data set forth below as of December 31, 1992, 1993, 1994, 1995 and 1996 and for the years then ended are derived from the consolidated financial statements of the Company, which have been audited by BDO Seidman, LLP, independent certified public accountants. The selected consolidated financial data set forth below as of June 30, 1996 and 1997 and for the six-month periods then ended are derived from unaudited financial statements, but in the opinion of management reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial condition and results of operations as of such dates and for such interim periods. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year. The consolidated balance sheet as of December 31, 1996 and the consolidated income statements for the years ended December 31, 1995 and 1996 are included elsewhere in this Prospectus. The accompanying selected financial data does not reflect the Reliance Acquisition or the Branch Acquisition which occurred in August 1997 and September 1997, respectively. The selected consolidated financial data should be read in conjunction with the consolidated financial statements and notes thereto, the information set forth under "Unaudited Pro Forma Financial Information" and the other information included in this Prospectus.

                                               ALLEGIANT BANCORP, INC.
                                        SELECTED CONSOLIDATED FINANCIAL DATA
                                                AS OF OR FOR THE
                                                SIX MONTHS ENDED                        AS OF OR FOR THE
                                                     JUNE 30,                        YEAR ENDED DECEMBER 31,
                                              --------------------    -----------------------------------------------------
                                                1997        1996        1996       1995      1994        1993        1992
                                              --------    --------    --------   --------  --------    --------     -------
PER SHARE DATA:
   Net primary earnings<F1>                   $   0.45    $   0.38    $   0.76   $   0.62  $   0.53   $    0.23   $    0.14
   Cash dividends declared<F1>                    0.06        0.05        0.09       0.07      0.04        0.02          --
   Book value at period-end                       8.03        7.36        7.22       6.37      5.40        4.99        4.60
   Shares outstanding (in thousands)<F1>         2,846       1,996       2,271      2,188     1,566       1,500         847
   Average common shares
      outstanding (in thousands)<F1>             2,870       2,371       2,386      2,056     1,520       1,077         852

EARNINGS (IN THOUSANDS):
   Interest income                            $ 16,419    $ 11,457    $ 25,368   $ 19,252  $  9,994   $   5,585   $   4,203
   Interest expense                              8,999       6,755      14,999     11,206     4,584       2,675       2,133
                                              --------    --------    --------   --------  --------   ---------   ---------

   Net interest income                           7,420       4,702      10,369      8,046     5,410       2,910       2,070
   Provision for possible loan losses            1,121         431       1,448        977       849         233         108
   Other income                                    646         409       1,081        654       513         282         247
   Other expense                                 4,778       3,219       7,019      5,625     3,764       2,546       2,011
   Income taxes                                    886         566       1,175        823       509         161          78
                                              --------    --------    --------   --------  --------   ---------   ---------
   Net income                                 $  1,301    $    895    $  1,808   $  1,275  $    801   $     252   $     120
                                              ========    ========    ========   ========  ========   =========   =========

ENDING BALANCE SHEET (IN THOUSANDS):
   Total assets                               $427,481    $292,421    $377,564   $280,386  $171,927   $ 104,416   $  68,782
   Investment securities                        62,398      56,800      60,559     73,211    40,888      23,063      14,434
   Total loans                                 347,634     222,805     291,926    181,544   121,393      69,773      45,600
   Total deposits                              315,017     237,479     308,670    231,309   134,884      90,686      61,624
   Long-term debt                               13,663      16,680      14,663     19,719     9,804       2,200       2,400
   Shareholders' equity                         22,858      14,688      16,386     13,938     8,453       7,487       3,894
   Average assets                              389,935     276,691     308,984    228,130   133,466      84,361      56,925
   Average shareholders' equity                 19,765      14,344      14,851     11,737     8,080       4,611       3,771

SELECTED RATIOS:
   Return on average assets                       0.33%       0.32%       0.59%      0.56%     0.60%       0.30%       0.21%
   Return on average equity                       6.58        6.24       12.17      10.86      9.91        5.47        3.18
   Net interest margin<F2>                        1.98        1.79        3.50       3.71      4.27        3.71        3.64
   Average equity to average assets               5.07        5.18        4.81       5.14      6.05        5.47        6.62
   Efficiency ratio<F3>                          59.24       62.98       61.30      64.66     63.55       79.76       86.79
   Reserve for possible loan losses to:
      Outstanding loans                           1.14        1.03        1.06       1.17      1.20        1.11        1.21
      Non-performing loans                      455.96      358.93      447.98     691.56    841.04    5,535.71    2,391.30


-------------------------------
<F1>  Based on weighted-average common shares outstanding.  All share and per share amounts have been restated to reflect: (i) a six-for-five stock split (in the form of a stock dividend) paid in January 1994; (ii) a three-for-two stock split (in the form of a stock dividend) paid in January 1995; (iii) a 10% stock dividend paid in January 1996; and (iv) a 10% stock dividend paid in January 1997.

<F2>  Net interest margin equals net interest income divided by average interest earning assets for the periods indicated.

<F3>  Efficiency ratio equals other operating expense divided by the sum of net interest income and other operating income.


      See "Unaudited Pro Forma Financial Information" for additional information as to the effect of the Reliance Acquisition and the Branch Acquisition on the Company's consolidated financial condition and results of operations.

                UNAUDITED PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

             The following unaudited pro forma condensed combined consolidated balance sheet has been derived from the historical unaudited consolidated balance sheet of the Company, adjusted to give effect to the Branch Acquisition and the Reliance Acquisition as though such transactions had occurred on June 30, 1997. The financial information relating to the assets that were acquired and the liabilities that were assumed in connection with the Branch Acquisition is based on the carrying values of such assets and liabilities on the books of Roosevelt Bank at June 30, 1997. The Branch Acquisition was accounted for under the purchase method of accounting and actual purchase accounting adjustments are based on the amounts and values of the assets acquired and liabilities assumed as of June 30, 1997.

               The pro forma condensed combined consolidated balance sheet is not necessarily indicative of the financial position that would have been reported had both the Branch Acquisition and the Reliance Acquisition been consummated as of the date indicated and should not be construed as representative of the Company's financial position as of any future date.
The unaudited pro forma condensed combined consolidated balance sheet should be read in conjunction with the accompanying notes to the pro forma condensed combined consolidated balance sheet and with the historical financial statements of the Company and Reliance.

                                                   ALLEGIANT BANCORP, INC.
                                   PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                                                        JUNE 30, 1997
                                                         (UNAUDITED)
                                                                                                                   ALLEGIANT,
                                                                                                                   RELIANCE,
                                                                      ALLEGIANT                                     ACQUIRED
                                                                       RELIANCE                                     BRANCHES
                                                                      PRO FORMA                     ACQUIRED       PRO FORMA
                                                          RELIANCE     COMBINED      ACQUIRED       BRANCHES        COMBINED
                               ALLEGIANT     RELIANCE   ADJUSTMENTS  CONSOLIDATED  BRANCHES<F1>    ADJUSTMENTS    CONSOLIDATED
                               ---------     --------   -----------  ------------  ------------    -----------    ------------

                                                                       (IN THOUSANDS)
ASSETS:

Cash and fed funds              $ 10,144      $ 3,474      $   --      $ 13,618    $87,072<F2>  $(29,687)<F3><F4>   $ 71,003
Investment securities             62,398        7,101          --        69,499         --         7,709 <F3>         77,208
Total loans                      347,634       19,273          --       366,907      2,827<F5>        --             369,734
Reserve for loan losses           (3,976)        (206)         --        (4,182)        --            --              (4,182)
Premises and other assets         10,819          658          --        11,477        801           480 <F6>         12,758
Goodwill                             462           --       3,856<F7>     4,318      9,175          (480)<F8>         13,013
                                --------      -------      ------      --------    -------      --------            --------
Total assets                    $427,481      $30,300      $3,856      $461,637    $99,875      $(21,978)           $539,534
                                ========      =======      ======      ========    =======      ========            ========

LIABILITIES AND CAPITAL:

Deposits                        $315,017      $23,105      $   --      $338,122    $99,875<F9>  $     --            $437,997

Short-term borrowings             74,214          214          --        74,428         --       (21,978)<F3><F4>     52,450
Long-term borrowings              13,663           --          --        13,663         --            --              13,663
Other liabilities                  1,729          128          --         1,857         --            --               1,857
Shareholders' equity              22,858        6,853       3,856<F7>    33,567         --            --              33,567
                                --------      -------      ------      --------    -------      --------            --------
Total liabilities and capital   $427,481      $30,300      $3,856      $461,637    $99,875      $(21,978)           $539,534
                                ========      =======      ======      ========    =======      ========            ========


See notes to pro forma condensed combined consolidated balance sheet.


                                    - 25 -

                            ALLEGIANT BANCORP, INC.
        NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

<F1>     Tangible assets acquired and liabilities assumed are shown at their carrying values on the books of Roosevelt Bank as of June 30, 1997.

<F2>     Represents cash acquired in the Branch Acquisition on September 4,
         1997. Prior to the acquisition, the branches were operated by Roosevelt Bank which did not maintain separate cash balances on a historical basis.

<F3>     The cash proceeds from the Branch Acquisition were used to purchase:
         (i) $52.4 million of fed funds sold; (ii) $4.2 million of short-term discount notes; and (iii) $3.5 million of U.S. Government or Agency securities. The remaining cash proceeds were used to retire $25.0 million of short-term FHLB borrowings.

<F4>     On September 4, 1997, the Company borrowed $3.0 million pursuant to its bank stock loan, the proceeds of which were contributed to the Bank to improve its capital ratios in light of the Branch Acquisition and internal growth.

<F5>     The following table sets forth certain information regarding the loans acquired in the Branch Acquisition as of June 30, 1997:
                                                                            AVERAGE
                                                    WEIGHTED-              REMAINING
                                    AMOUNT           AVERAGE                 TERM
          BRANCH                (IN THOUSANDS)        YIELD               (IN MONTHS)
         ---------              --------------      ---------             -----------
         Warrenton                  $1,500            10.39%                   92
         Union                       1,327            10.24%                   88
                                    ------
                                    $2,827            10.32%                   90
                                    ======

         At June 30, 1997, none of the loans was more than 90 days delinquent.

<F6>     The fair value adjustment to the fixed assets relates primarily to real property and will be amortized over the expected useful life of the property.

<F7>     Calculated with the following assumptions:
                        Purchase price (599,126 shares of
                           Common Stock @ $16.75 per share)                              $10,035
                        Acquisition costs                                                    300
                        Marked to market adjustment of assets                                196
                        Capital of Reliance                                               (6,675)
                                                                                         -------
                                                                                         $ 3,856
                                                                                         =======
<F8>     Consists of adjustments related to the operating assets acquired in the Branch Acquisition.


<F9>     The following table sets forth the composition and certain other information regarding the deposits acquired in the Branch Acquisition as of June 30, 1997:
                                                           WEIGHTED           WEIGHTED
                                          AMOUNT            AVERAGE            AVERAGE
         TYPE OF ACCOUNT              (IN THOUSANDS)         RATE             MATURITY
         ---------------              --------------       --------           --------
         Now/checking                    $ 7,839             0.86%                --
         Savings                           5,992             2.33%                --
         Money market                     15,543             4.20%                --
         Certificates of deposit          70,501             5.69%                20
                                         -------
                                         $99,875             4.88%
                                         =======

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS

         The following unaudited pro forma condensed combined income statements for the year ended December 31, 1996 and the six months ended June 30, 1997 set forth the results of operations of the Company combined with the results of operations of Reliance as if the Reliance Acquisition had occurred as of January 1, 1996.

         The unaudited pro forma condensed combined income statements should be read in conjunction with the accompanying notes to the pro forma condensed combined consolidated income statements and with the historical consolidated financial statements of the Company and Reliance. The historical interim financial information for the six months ended June 30, 1997, used as a basis for the pro forma condensed combined consolidated income statement, include all adjustments, which, in management's opinion, are necessary to present the data fairly. These pro forma condensed combined consolidated income statements may not be indicative of the results of operations that actually would have occurred if the Reliance Acquisition had been consummated on the date assumed above or of the results of operations that may be achieved in the future.

                                                      ALLEGIANT BANCORP, INC.
                                     PRO FORMA CONDENSED COMBINED CONSOLIDATED INCOME STATEMENT
                                                FOR THE YEAR ENDED DECEMBER 31, 1996
                                                            (UNAUDITED)
                                                                                                         PRO FORMA
                                                                                                         COMBINED
                                                 ALLEGIANT<F1>       RELIANCE<F2>   ADJUSTMENTS        CONSOLIDATED
                                                 -------------       ------------   -----------        ------------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE)
Interest income                                   $   25,368          $  2,496       $     --           $   27,864
Interest expense                                      14,999             1,136             --               16,135
                                                  ----------          --------       --------           ----------

   Net interest income                                10,369             1,360             --               11,729
Provision (credit) for possible loan losses            1,448              (109)            --                1,339
                                                  ----------          --------       --------           ----------

   Net interest income after provision
     for possible loan losses                          8,921             1,469             --               10,390
                                                  ----------          --------       --------           ----------
Other income
   Service charges on deposits and other fees          1,032                52             --                1,084
   Net gain on sale of securities                         49                --             --                   49
                                                  ----------          --------       --------           ----------

       Total other income                              1,081                52             --                1,133
Other expense
   Salaries and employee benefits                      3,455               574             --                4,029
   Operating expenses                                  3,564               596            257 <F4>           4,417
                                                  ----------          --------       --------           ----------

       Total other expense                             7,019             1,170            257 <F4>           8,446
                                                  ----------          --------       --------           ----------

       Income before income taxes                      2,983               351             --                3,077
Income taxes                                           1,175               193             --                1,368
                                                  ----------          --------       --------           ----------

       Net income                                 $    1,808          $    158       $   (257)<F4>      $    1,709
                                                  ==========          ========       ========           ==========

Per share data:
   Primary:
     Average adjusted common shares outstanding    2,386,042           398,562        200,564 <F3>       2,985,168
     Net income                                   $     0.76          $   0.40       $     --           $     0.57
   Fully diluted:
     Average adjusted common shares outstanding    2,416,445           398,562        200,564 <F3>       3,015,571
     Net income                                   $     0.75          $   0.40       $     --           $     0.57

---------------
See notes to pro forma condensed combined consolidated income statements.

                                                ALLEGIANT BANCORP, INC.
                              PRO FORMA CONDENSED COMBINED CONSOLIDATED INCOME STATEMENT
                                        FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                                     (UNAUDITED)
                                                                                                            PRO FORMA
                                                                                                            COMBINED
                                                     ALLEGIANT<F1>      RELIANCE<F2>      ADJUSTMENTS     CONSOLIDATED
                                                     -------------      ------------      -----------     ------------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE)
Interest income                                      $   16,419          $  1,181          $     --        $   17,600
Interest expense                                          8,999               530                --             9,529
                                                     ----------          --------          --------        ----------

   Net interest income                                    7,420               651                --             8,071
Provision for possible loan losses                        1,121                --                --             1,121
                                                     ----------          --------          --------        ----------

   Net interest income after provision
     for possible loan losses                             6,299               651                --             6,950
                                                     ----------          --------          --------        ----------
Other income
   Service charges on deposits and other fees               646                22                --               668
                                                     ----------          --------          --------        ----------

         Total other income                                 646                22                --               668
Other expense
   Salaries and employee benefits                         2,329               307                --             2,636
   Operating expenses                                     2,449               231               129 <F4>        2,809
                                                     ----------          --------          --------        ----------

         Total other expense                              4,778               538               129 <F4>        5,445
                                                     ----------          --------          --------        ----------

         Income before income taxes                       2,167               135                --             2,173
Income taxes                                                866                70                --               936
                                                     ----------          --------          --------        ----------
         Net income                                  $    1,301          $     65          $   (129)<F4>   $    1,237
                                                     ==========          ========          ========        ==========

Per share data:
   Primary:
      Average adjusted common shares outstanding      2,870,483           392,974           206,152 <F3>    3,469,609
      Net income                                     $     0.45          $   0.16          $     --        $     0.36
   Fully-diluted:
      Average adjusted common shares outstanding      2,870,483           392,974           206,152 <F3>    3,469,609
      Net income                                     $     0.45          $   0.16          $     --        $     0.36

---------------

See notes to pro forma condensed combined consolidated income statements.

                                    - 29 -

                         ALLEGIANT BANCORP, INC.
   NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED INCOME STATEMENTS
                               (UNAUDITED)

<F1>     Six month and year-end amounts for the Company reflect the periods ended June 30, 1997 and December 31, 1996, respectively, based on a calendar fiscal year.

<F2>     Six month and year-end amounts for Reliance reflect the periods ended
         March 31, 1997 and September 30, 1996, respectively, based on a fiscal year end of September 30.

<F3>     Reflects average common shares of Reliance outstanding during the fiscal year ended September 30, 1996 and the six months ended March 31, 1997, respectively, adjusted for the Company's acquisition of all of the outstanding capital stock of Reliance in exchange for consideration of 1.407 shares of Allegiant Common Stock per share of Reliance Common Stock.

<F4>     In connection with the acquisition of Reliance, the Company recorded goodwill of approximately $3.9 million, which will be amortized over a period of 15 years.

IMPACT OF THE BRANCH ACQUISITION ON OPERATING PERFORMANCE

         The following discussion reflects the Company's current assessment of the incremental impact of the Branch Acquisition on the operating performance of the Company. Numerous factors, including factors outside the Company's control (such as the general level of interest rates and both national and regional economic conditions), may significantly alter the effects described below. As a result, there can be no assurance that the effects of the Branch Acquisition will be as anticipated by the Company. See "Risk Factors -- Recent Acquisitions."

        SIGNIFICANT ASSUMPTIONS. In addition to the other assumptions stated below, the Company made the following assumptions in arriving at its assessment of the incremental impact of the Branch Acquisition on the operating performance of the Company: (i) regional and national economic conditions and interest rates will remain stable with no material improvement or slowdown in the economy; and (ii) the acquired branches are in markets similar to the Bank's current markets and, therefore, the Bank's experience in generating loans and fee income and in maintaining core deposits is a reasonable basis for making further assumptions about the future impact of the Branch Acquisition. Although the Company believes that the assumptions stated throughout this section are reasonable, there can be no assurance that actual results will be consistent with these assumptions.

        NET INTEREST INCOME. In connection with the Branch Acquisition, the Bank assumed deposits of approximately $98.1 million ("Acquired Deposits") and acquired loans of approximately $3.0 million ("Acquired Loans") and cash of approximately $85.1 million. A portion of the cash from the Branch Acquisition was used to purchase: (i) $3.5 million of U.S. Government or Agency securities; (ii) $4.2 million of short-term discount notes; and (iii) $52.4 million of fed funds sold. In addition, the Bank used $25.0 million of the cash proceeds to repay short-term borrowings. The Company expects to use the proceeds currently invested in fed funds sold to fund loans and make purchases of mortgage-backed securities, U.S. Government or Agency securities and short-term discount notes in the future. Thus, the impact of the Branch Acquisition on interest income will include interest income from: (i) U.S. Government or Agency securities, short-term discounts notes and fed funds sold; and (ii) the Acquired Loans. In addition, it is expected that interest income will be impacted by additional purchases of mortgage-backed securities, U.S. Government or Agency securities and short-term discount notes and the funding of loans. The impact of the Branch Acquisition on interest expense is expected to be the interest expense of the Acquired Deposits, which had a weighted-average rate of 4.88% as of June 30, 1997 and the reduction of $25.0 million in short-term debt which had a weighted-average rate of 6.15% as of June 30, 1997.

         The Acquired Loans had a weighted-average yield of 10.32% at June 30, 1997. The Company has assumed that amortization, prepayment and repayment of loans will be replaced by new loan originations yielding equivalent interest income, although there can be no assurance that this will be the amount forecasted. Because the Acquired Loans appear to be representative of the consumers served by the acquired branches, new loans are expected to be added to the Bank's loan portfolio in a similar mix as the Acquired Loans.

         The Bank received approximately $85.1 million in cash from Roosevelt Bank at the closing of the Branch Acquisition. A portion of the cash proceeds from the Branch Acquisition initially was invested as follows: (i) $52.4 million was applied to purchase fed funds sold with a market rate of 5.35%; (ii) $4.2 million was applied to purchase short-term discounts notes with a market rate of 5.55%; and (iii) $3.5 million was applied to purchase U.S. Government or Agency securities (maturing from

September 1998 to June 2002) with a weighted-average rate of 6.20%. The Bank applied $25.0 million of the cash proceeds to repay short-term debt with an average rate 6.15%. The Bank expects to use the funds currently invested in fed funds sold to purchase U.S. Government or Agency securities and short-term discount notes and to also fund loans. The Company expects to use the cash proceeds from the Branch Acquisition currently invested in fed funds sold to purchase approximately $10.0 million of U.S. Government or Agency securities with an anticipated market rate of 6.20% and $12.0 million of short-term discount notes with an anticipated market rate of 5.55%. The remaining $30.0 million of the cash proceeds from the Branch Acquisition which are currently invested in fed funds sold are expected to be invested in loans at an average rate of 8.75%, which is a blended yield of the Bank's loans as of September 4, 1997. Based upon its experience with the Bank's existing investment securities and loan portfolios, management of the Company believes that such yields will be obtainable.

         Given the preceding assumptions, the Company estimates that the Acquired Loans, purchased securities and deposits will yield an additional $2.0 million in net interest income on an annualized basis. It should be noted in this regard that the Company will retain the ability to leverage capital further while still maintaining the Bank's classification as an "adequately capitalized" institution under applicable laws and regulations and that, in the absence of additional credit risk, such capital leveraging will have the effect of increasing pre-tax income.

         The foregoing analysis assumes no significant variations in interest rates or asset/liability mix because the Company is unable to predict future interest rates. Interest rate movements may occur at different times and in different amounts from those assumed by the Company and, therefore, no assurance can be made that these estimates will be indicative of actual results.

        PROVISION FOR LOAN LOSSES. The Bank expects periodically to add to its allowance for loan losses and estimates that the Branch Acquisition will add approximately $535,000 (representing 50 basis points of the amount of the Acquired Loans and 110 basis points of the amount of the loans assumed to be funded with the cash proceeds) to the Bank's provision for loan losses in the first full year following consummation of the Branch Acquisition. Actual provisions for loan losses will be based on numerous factors, including the state of regional and national economies and the performance of both the Acquired Loans and new loans generated by the Bank at the acquired branches. Accordingly, there can be no assurance that the provision relative to the Acquired Loans will not exceed the forecasted amount.

        NONINTEREST INCOME. The Bank expects to earn non-interest income primarily through deposit service charges. Based on Roosevelt's historical experience, which management of the Bank believes is comparable to the Bank's historical deposit fees, the Bank estimates that deposit fees and related income will increase by approximately $325,000 on an annual basis as a result of the Branch Acquisition. The Bank expects that most of this non-interest income will be derived from fees earned on deposit accounts through service charges and overdraft fees.

        NONINTEREST EXPENSE. The Bank has estimated the cost of operating the acquired branches within the Bank's existing infrastructure. The Bank expects additional non-interest expenses of approximately $1.5 million during the first full year of operations following the Branch Acquisition, consisting of compensation and employee benefits of approximately $540,000, occupancy and office operations expense of $240,000, BIF premium expense of $40,000, amortization of intangible assets of $580,000, advertising and promotion expense of approximately $37,000 and other expense of approximately $36,000.

         The estimate of compensation and employee benefits includes expenses for approximately 15 full-time equivalent employees at the acquired branches and approximately three full-time equivalent employees expected to be hired, primarily in the Bank's operations center, in the near future.

         The estimate of occupancy and office operations expense includes the existing costs of operating the acquired branches, as well as estimated costs of refurbishment and other non-capitalizable expenditures that the Company expects to incur as a result of the Branch Acquisition. Occupancy and office operations expense reflects the depreciation on the fixed assets estimated to be recorded in connection with the Branch Acquisition over the estimated useful life of the assets acquired.

         The estimate of FDIC premium expense reflects the minimum annual deposit premium for BIF-insured institutions, which the Bank expects to pay given its current status as an "adequately capitalized," healthy institution under applicable laws and regulations.

         Amortization of intangible assets reflects amortization of the goodwill estimated to be recorded in connection with the Branch Acquisition, which results in estimated expense of approximately $580,000 per year for the next 15 years.

         The estimate of advertising and promotion expense reflects costs associated with entrance into new communities, and the estimate of other expenses includes other support costs needed to operate the acquired branches, such as supplies, postage, delivery and other expenses.

        INCOME TAXES.  Taxes are calculated at an effective rate of 40%.

        SUMMARY OF EFFECT OF BRANCH ACQUISITION ON OPERATING
PERFORMANCE. The following table summarizes the expected effect of the Branch Acquisition on the operating performance of Allegiant for the one-year period following the Closing of the Branch Acquisition:

      Net interest income                                                 $1,963,000
      Provision for loan losses                                             (535,000)
                                                                          ----------
      Net interest income after provision for loan losses                  1,428,000
      Noninterest income                                                     325,000
      Noninterest expense:
         Compensation and employee benefits                                  540,000
         Occupancy and office operations                                     240,000
         BIF premium                                                          40,000
         Amortization of intangible assets                                   580,000
         Advertising and promotion                                            37,000
         Other                                                                36,000
                                                                          ----------
            Total noninterest expense                                      1,437,000
                                                                          ----------
      Income before income taxes                                             280,000
      Income tax provision                                                   112,000
                                                                          ----------
      Net income                                                          $  168,000
                                                                          ==========


      As discussed above, the foregoing summary is based upon numerous assumptions. There can be no assurance that actual results will be consistent with expectations and variations from the forecasted amounts could be material.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1995 AND 1996

Results of Operations

         Net Income. For the year ended December 31, 1996, the Company reported earnings of $1.8 million, compared to $1.3 million for 1995, an increase of $533,000, or 42%. On a per share basis, net income increased 23%, from $.62 for the twelve months ended in 1995 to $.76 in 1996, despite the 16% increase in weighted average primary common shares outstanding. This increase from 2.1 million primary shares for the year ended December 31, 1995 to 2.4 million primary shares in 1996, was largely attributable to the private placement of 617,000 shares of Common Stock in April through June 1995. This newly issued stock was outstanding for approximately one-half of the year in 1995 and the entire year in 1996, thus contributing to a majority of the 329,611 increase in weighted average primary common shares outstanding for the respective periods.

         The following ratios applicable to the Company are among those commonly used in analyzing bank holding companies:

                             RETURN ON EQUITY AND ASSETS
                                                    Year Ended December 31,
                                       ------------------------------------------------
                                        1996      1995       1994      1993       1992
                                       ------    ------     ------    ------     ------
Return on average assets                0.59%     0.56%      0.60%     0.30%      0.21%
Return on average equity               12.17%    10.86%      9.91%     5.47%      3.18%
Dividend payout ratio                  12.00%    11.73%      7.59%    10.49%        N/A
Equity to assets ratio                  4.81%     5.14%      6.05%     5.47%      6.62%

         Net Interest Income. For the year ended December 31, 1996, net interest income before provision for loan losses increased 29% to $10.4 million from $8.0 million in 1995. This growth was attributable to the 32% increase in total interest income, which increased from $19.3 million for the year ended 1995 to $25.4 million in 1996. The largest component of growth in interest income was the $5.7 million increase in interest and fees earned on loans. For the year ended December 31, 1996, interest and fees earned on loans totaled $21.7 million compared to $16.0 million earned in 1995.
Another factor contributing to the improved interest income was interest earned on investment securities, which increased 17% from $3.0 million in 1995, to $3.5 million in 1996.

         Total interest expense for 1996 was $15.0 million, a 34% increase over the total interest expense of $11.2 million in 1995. Interest paid to depositors increased 33%, from $9.0 million in 1995 to $12.1 million in 1996. This increase was largely attributable to greater deposit volume. Interest paid on short-term borrowings increased 119% from $703,000 to $1.5 million for 1995 and 1996, respectively, and interest paid on long-term borrowings decreased 4% from $1.5 million for 1995 to $1.4 million for 1996. The increased expense for short-term borrowings resulted from additional FHLB advances outstanding during the period. See "--Liquidity and Capital Resource Management."

         Net Interest Margin. The increase in total interest income in 1996 was offset in part by tightening spreads and increasing cost of funds. As a result of these trends, along with the growth in deposits and competitive market pressures, the Company's net interest margin for 1996 decreased 21 basis points from 3.71% for the twelve months ended December 31, 1995 to 3.50% in 1996. The tightening spreads experienced by the Company resulted principally from four factors: (i) an increased concentration in the loan portfolio of one- to four-family adjustable-rate mortgages; (ii) an extremely competitive market for retail deposits and both retail and commercial lending; (iii) a shift in interest rates; and (iv) increases in total borrowings outstanding.

         For 1996, the annualized yield on total average loans outstanding was 9.36% compared to 10.09% in 1995. This lower yield reflected a downward adjustment in the prime lending rate, which decreased from 8.50% on December 31, 1995 to 8.25% on December 31, 1996. The majority of the Bank's commercial loans have repriced in response to this decrease in interest rates. In addition to lower interest rates, the Bank's spreads have decreased due to its increased holdings of one- to four-family mortgage loans, which tend to yield less than commercial or consumer loans.

         Management has elected to originate one- to four-family adjustable-rate mortgage loans due to the lower credit risk generally associated with this type of loan, as well as the lower exposure to interest rate risk due to the frequent periodic adjustments of the mortgage coupon payments. Along with the reduced credit risk and interest rate protection, the Bank also has observed a lower level of the non-performing loans associated with one- to four-family mortgages compared proportionately to the other types of loans in the Bank's portfolio. Given these attributes of lower risk, the Bank has accepted a lower average yield compared to loans with a higher level of risk. The Bank anticipates the continued addition of one- to four-family mortgage loans to the Bank's loan portfolio.

         Additionally, the origination of one- to four-family adjustable-rate mortgages allows the Bank to establish relationship banking with these new retail customers by offering a complete line of consumer banking products. One such product is the Bank's new Home Equity Credit Line ("HECL") which was introduced in the second quarter of 1996. Management believes that relationship banking, along with the ability to cross-sell additional products to the customer, will be the key to success in the consolidating banking industry and will sustain the lower yields associated with these one- to four-family mortgage loans in order to build relationships with this new customer base.

         In addition to changes in the credit portfolio mix, the Bank is also operating in a competitive market for both commercial and consumer loans. In addition to increased competition from within the banking industry, non-bank financial institutions are competing for customers who have traditionally dealt primarily with commercial banks. These trends have forced the Bank to realize tighter spreads on commercial loans, the second largest component of the credit portfolio. In the past, the Bank was able to originate high quality loans at a positive spread to its prime lending rate. In the current market, these spreads have diminished and the market has dictated that many of these same loans are now originated at or below the prime rate.
Management anticipates that these conditions will continue in the foreseeable future.

         Despite the lower interest rate environment, the Bank was able to improve the yield on its investment security portfolio. The average yield earned on investment securities was 5.70% in 1996 compared to 5.57% in 1995, an increase of 13 basis points. The increase was attributable to the improved management of the investment securities portfolio, along with the addition of higher yielding securities which were funded with maturing securities with lower interest rates.

         The aggregate yield paid for interest bearing deposits and both long- and short-term debt was 5.53% in 1996, a decrease of 12 basis points compared to 1995. In 1996, the Bank relied increasingly on FHLB borrowings, which were a more cost-effective funding source than retail deposits. The slight decrease in rates paid on liabilities relative to the larger decrease in rates earned on total interest bearing assets also was attributable to the highly competitive market for retail deposits. When compared to other market areas, the St. Louis SMSA is substantially more competitive with respect to consumer deposit pricing. The Company believes this market condition will continue in the foreseeable future.

         In addition to the competitive deposit market, the Bank offered a money market deposit promotion through the first four months of 1996, which management considered to be successful. From time to time, the Bank has selectively run deposit promotions in order to augment its funding and liquidity needs. During 1996, the average yield on money market accounts increased to 4.88% from 4.23% in 1995. This 65 basis point increase resulted from the higher yield paid in order to attract deposits in the extremely competitive deposit market and accounted for 71% of the total increase in interest paid to depositors in 1996 compared to 1995. The average balance of money market accounts increased $40.0 million during this period, from $20.1 million in 1995, to $61.1 million in 1996, consequently increasing interest paid on money market accounts $2.1 million from $851,000 in 1995 to $3.0 million in 1996. The introductory rate on these accounts was guaranteed for an initial six-month period and subsequently, on May 1, 1996, the Bank lowered the interest rate paid on the highest tier for the Allegiant Green Money Market Accounts. This rate adjustment allowed the new yield to fall within the market average range and was intended to help alleviate some of the negative pressure on the net interest margin in the third and fourth quarters of 1996.

         In order to avoid running additional deposit promotions, the Bank increased its short-term debt as an alternative to paying above market averages for retail deposits. One bank in the St. Louis SMSA chose to run a one-year certificate of deposit promotion to yield 6.20% in the third quarter of 1996, whereas the Bank chose to borrow $10.0 million of shorter-term funds from the FHLB at a blended cost of 5.80%. The strategy allowed the Bank to access funds, with minimal administrative costs and without increasing the cost of its existing deposit base, which occurs when lower cost deposits mature and subsequently reprice at the higher special rate. However, one of the disadvantages of this strategy is that it increases the Bank's loan-to-deposit ratio, resulting in a ratio higher than that of its peers.

         The Bank also has utilized FHLB borrowings as a funding source in anticipation of the planned opening of an additional branch in second quarter of 1997, as well as a temporary source of funding until the Bank's two recently opened branches can attract increased levels of core deposits, which cost less than promotional deposits. The Bank opened its seventh and eighth branches in November 1995 (Des Peres) and in May 1996 (Mehlville), respectively. The Company expects that as these new branches mature, their core deposit base should fund the planned retirement of a substantial portion of the short-term debt. FHLB advances, when used in conjunction with deposit promotions and regular retail operations, offer flexibility and an attractive method to increase funding for loan growth. The Bank expects to utilize FHLB advances in the future, as the need arises.

      The following table sets forth the condensed average balance sheets for the years reported and the percentage of each principal category of assets, liabilities and shareholders' equity to total assets. Also shown is the average yield on each category of interest-earning assets and the average rate paid on interest-bearing liabilities for each of the periods reported:

                 DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES
                                                                           YEAR ENDED DECEMBER 31,
                                                    ----------------------------------------------------------------------
                                                                  1996                                 1995
                                                     ---------------------------------    ---------------------------------
                                                     AVERAGE    INT. EARNED/  AVERAGE     AVERAGE   INT. EARNED/  AVERAGE
                                                     BALANCE       PAID      YIELD<F1>    BALANCE       PAID      YIELD<F1>
                                                     ---------------------------------    ---------------------------------
                                                                          (DOLLARS IN THOUSANDS)
ASSETS

INTEREST-EARNING ASSETS:
Loans<F1>                                           $232,314     $21,740       9.36%     $158,503     $15,995      10.09%
Taxable investment securities                         59,882       3,428       5.72        52,695       2,933       5.57
Non-taxable investment securities                      1,115          49       4.39           848          32       3.77
Federal funds sold                                     3,079         151       4.90         5,109         292       5.72
                                                    --------     -------                 --------     -------
      Total interest earning assets                 $296,390     $25,368       8.56%     $217,155     $19,252       8.87%
                                                    ========     =======                 ========     =======

NON-INTEREST EARNING ASSETS:
Cash and due from banks                             $  6,382                             $  5,791
Premises and equipment                                 4,698                                3,207
Other assets                                           3,915                                4,021
Reserve for possible loan losses                      (2,401)                              (2,044)
                                                    --------                             --------
      Total assets                                  $308,984                             $228,130
                                                    ========                             ========

Liabilities and shareholders' equity

INTEREST BEARING LIABILITIES:
Money market accounts                               $ 61,144     $ 2,986       4.88%     $ 20,095     $   851       4.23%
NOW accounts                                           9,804         232       2.37         8,257         194       2.35
Savings deposit                                        6,985         227       3.25         6,751         262       3.88
Certificates of deposit                              104,283       6,149       5.90        97,115       5,737       5.91
Certificates of deposit over $100,000                 36,387       2,001       5.50        29,481       1,655       5.61
IRA certificates                                       7,673         465       6.06         6,022         348       5.78
                                                    --------     -------                 --------     -------
      Total interest bearing deposits                226,276      12,060       5.33       167,721       9,047       5.39
Federal funds purchased, repurchase
      agreements, and other short-term
      borrowings                                      27,481       1,542       5.61        12,175         703       5.77
Long-term borrowings                                  17,482       1,397       7.99        18,336       1,456       7.94
                                                    --------     -------                 --------     -------
      Total interest bearing liabilities            $271,239     $14,999       5.53%     $198,232     $11,206       5.65%
                                                    --------     -------                 --------     -------

NON-INTEREST BEARING LIABILITIES AND EQUITY:
Demand deposits                                     $ 21,312                             $ 16,589
Other liabilities                                      1,582                                1,572
Shareholders' equity                                  14,851                               11,737
                                                    --------                             --------

      Total liabilities and
         shareholders' equity                       $308,984                             $228,130
                                                    ========                             ========

      Net interest income                                        $10,369                              $ 8,046
                                                                 =======                              =======

      Net interest margin                                                      3.50%                                3.71%




                                                                           1994
                                                         -----------------------------------------
                                                         AVERAGE       INT. EARNED/      AVERAGE
                                                         BALANCE           PAID          YIELD<F1>
                                                         -----------------------------------------



ASSETS

INTEREST-EARNING ASSETS:
Loans<F1>                                                 $ 88,654         $8,213           9.26%
Taxable investment securities                               36,169          1,713           4.74
Non-taxable investment securities                              282             13           4.61
Federal funds sold                                           1,503             55           3.66
                                                          --------         ------
   Total interest earning assets                          $126,608         $9,994           7.89%
                                                          ========         ======

NON-INTEREST EARNING ASSETS:
Cash and due from banks                                   $  3,592
Premises and equipment                                       2,264
Other assets                                                 2,022
Reserve for possible loan losses                            (1,020)
                                                          --------
   Total assets                                           $133,466
                                                          ========

Liabilities and shareholders' equity

INTEREST BEARING LIABILITIES:
Money market accounts                                     $ 16,592         $  498           3.00%
NOW accounts                                                 8,656            203           2.35
Savings deposit                                              3,497             87           2.49
Certificates of deposit                                     57,211          2,512           4.39
Certificates of deposit over $100,000                        8,749            360           4.11
IRA certificates                                             3,425            164           4.79
                                                          --------         ------
   Total interest bearing deposits                          98,130          3,824           3.90
Federal funds purchased, repurchase
   agreements, and other short-term
   borrowings                                                7,534            447           5.93
Long-term borrowings                                         7,477            313           4.19
                                                          --------         ------
   Total interest bearing liabilities                     $113,141         $4,584           4.05%
                                                          --------         ------

NON-INTEREST BEARING LIABILITIES AND EQUITY:
Demand deposits                                           $ 11,240
Other liabilities                                            1,005
Shareholders' equity                                         8,080
                                                          --------
   Total liabilities and
      shareholders' equity                                $133,466
                                                          ========
   Net interest income                                                     $5,410
                                                                           ======

   Net interest margin                                                                      4.27%

-------------------------
<F1>Interest on non-accruing loans is not included for purposes of calculating yields.


            The following table sets forth for the periods indicated, the changes in interest income and interest expense which were attributable to changes in average volume and changes in average rates:

                                        CHANGES IN INTEREST INCOME AND EXPENSE--VOLUME AND RATE VARIANCES
                                                        1996                                         1995
                                                     COMPARED TO                                  COMPARED TO
                                                        1995                                         1994
                                  ----------------------------------------------  -------------------------------------------
                                  VOLUME<F1> YIELD<F2>   VOL<F*>RATE  NET CHANGE  VOLUME<F1> YIELD<F2> VOL<F*>RATE NET CHANGE
                                  ---------- ---------   -----------  ----------  ---------- --------- ----------- ----------
INTEREST EARNED ON:                                                  (IN THOUSANDS)
Loans                               $7,448    $(1,162)      $(541)      $5,745      $6,471    $  733     $  578      $7,782
Taxable investment securities          399         85          12          496         783       300        137       1,220
Non-taxable securities                  12          3           1           16          26        (2)        (5)         19
Federal funds sold and
   other investments                  (116)       (41)         16         (141)        132        31         74         237
                                    ------    -------       -----       ------      ------    ------     ------      ------
      Total interest income          7,743     (1,115)       (512)       6,116       7,412     1,062        784       9,258
                                    ------    -------       -----       ------      ------    ------     ------      ------

INTEREST PAID ON:

Money market accounts                1,738        130         266        2,134         105       205         43         353
NOW accounts                            36          2          --           38          (9)       --         --          (9)
Savings deposits                         9        (43)         (1)         (35)         81        49         45         175
Certificates of deposit                423        (11)         (1)         411       1,752       868        605       3,225
Certificates of deposit
   over $100,000                       388        (34)         (8)         346         853       131        311       1,295
IRA certificates                        95         17           5          117         124        34         26         184

Federal funds purchased,
   repurchase agreements
   and other short-term
   borrowings                          884        (19)        (24)         841         216        85         52         353
Long-term borrowings                   (68)         9          --          (59)        595       184        267       1,046
                                    ------    -------       -----       ------      ------    ------     ------      ------
      Total interest expense         3,506         51         236        3,793       3,717     1,556      1,349       6,622
                                    ------    -------       -----       ------      ------    ------     ------      ------

      Net interest income           $4,237    $(1,166)      $(748)      $2,323      $3,695    $ (493)    $  565      $2,636
                                    ======    =======       =====       ======      ======    ======     ======      ======

                                                                        1994
                                                                    COMPARED TO
                                                                        1993
                                               -------------------------------------------------------
                                               VOLUME<F1>        YIELD<F2>    VOL<F*>RATE   NET CHANGE
                                               ----------        ---------    -----------   ----------
INTEREST EARNED ON:                                              (IN THOUSANDS)
Loans                                           $2,802           $  449         $  268        $3,519
Taxable investment securities                      703              124            112           939
Non-taxable securities                              13               --             --            13
Federal funds sold and
 other investments                                 (73)              29            (18)          (62)
                                                ------           ------         ------        ------
   Total interest income                         3,445              602            362         4,409
                                                ------           ------         ------        ------

INTEREST PAID ON:

Money market accounts                              115               10              3           128
NOW accounts                                        32               (6)             1            27
Savings deposits                                     6               (2)            --             4
Certificates of deposit                            632               82             34           748
Certificates of deposit
 over $100,000                                     325               14             18           357
IRA certificates                                    77               --             --            77

Federal funds purchased,
 repurchase agreements
 and other short-term
 borrowings                                        264               18            129           411
Long-term borrowings                               301              (49)           (95)          157
                                                ------           ------         ------        ------
   Total interest expense                        1,752               67             90         1,909
                                                ------           ------         ------        ------

   Net interest income                          $1,693           $  535         $  272        $2,500
                                                ======           ======         ======        ======

--------------------------------
<F1>  Change in volume multiplied by yield/rate of prior period.

<F2>  Change in yield/rate multiplied by volume of prior period.

Note: The change in interest due to the combined rate-volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of the changes in each.  Interest on non-accruing loans is not included for purposes of the table above.

          Provision For Loan Losses. Consistent with the Bank's written loan policy, a reserve is set aside to offset possible future loan losses. This reserve is provided on a monthly basis at a rate determined by management based upon its review of the loan portfolio. The reserve for loan losses is increased by these provisions which are charged against income, and reduced by loans charged off, net of recoveries. The reserve is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the portfolio, past loan loss experience, potential future loan losses on loans to specific customers and/or industries, and other pertinent factors that management believes require current recognition in estimating possible loan losses.

          For the year ended December 31, 1996, the provision for loan losses was $1.4 million compared to $977,000 for 1995, an increase of $471,000 or 48%. This increase in the annual provision for possible loan losses, reflects the increases in total loans outstanding. Net loans charged off during 1996 were $478,000 compared to $302,000 during 1995. This increase includes a $252,000 charge off associated with the third quarter liquidation of problem assets associated with the failure of a certain borrower's real estate developments. Total recoveries for the twelve months ended December 31, 1996 were $67,000 compared to $21,000 in the corresponding period in 1995.

          The following table summarizes, for the periods indicated, activity in the Bank's allowance for possible loan losses, including amounts of loans charged off, amounts of recoveries and additions to the allowance charged to operating expenses:

                         SUMMARY OF LOAN LOSS EXPERIENCE AND RELATED INFORMATION--ALLOCATION
                                         OF THE ALLOWANCE FOR LOAN LOSSES
                                                                               YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------------------------------
                                                         1996            1995             1994         1993          1992
                                                       --------        --------         --------      -------       -------
                                                                             (DOLLARS IN THOUSANDS)
Allowance for possible loan losses
 (beginning of period)                                 $  2,130        $  1,455         $    775      $   550       $   438
Loans charged off:
 Commercial, financial, agricultural,
     municipal and industrial development                  (113)           (183)            (165)          (3)           --
 Real estate--mortgage                                     (364)            (82)             (31)          --           (15)
 Installment and consumer                                   (68)            (58)             (10)          (7)           (7)
 Other loans                                                 --              --               --           --            --
                                                       --------        --------         --------      -------       -------
Total loans charged off                                    (545)           (323)            (206)         (10)          (22)
                                                       --------        --------         --------      -------       -------

Recoveries of loans previously charged off:
 Commercial, financial, agricultural,
     municipal and industrial development                    54              11               35           --             3
 Real estate--mortgage                                        3              --               --           --            23
 Installment and consumer                                    10              10                2            2            --
 Other loans                                                 --              --               --           --            --
                                                       --------        --------         --------      -------       -------
Total recoveries                                             67              21               37            2            26
                                                       --------        --------         --------      -------       -------

Net loans charged off                                      (478)           (302)            (169)          (8)            4
                                                       --------        --------         --------      -------       -------
Provision for possible loan losses                        1,448             977              849          233           108
                                                       --------        --------         --------      -------       -------
Allowance for possible loan losses (end of period)     $  3,100        $  2,130         $  1,455      $   775       $   550
                                                       ========        ========         ========      =======       =======

Loans outstanding:
 Average                                               $232,314        $158,503         $ 88,654      $55,517       $39,987
 End of period                                          291,926         181,544          121,393       69,773        45,600


Ratios:

 Net charge-offs to average loans outstanding              0.21%           0.19%            0.19%        0.01%        (0.01)%
 Net charge-offs to provision for loan losses             33.01           30.91            19.91         3.43         (3.70)
 Provision for loan losses to average
     loans outstanding                                     0.62            0.62             0.96         0.42          0.27
 Allowance for loan loss to total loans outstanding        1.06            1.17             1.20         1.11          1.21

Allocation for possible loan losses at end of period:

 Commercial, financial, agricultural,
     municipal and industrial development              $    833        $    467         $    315      $   218       $   154
 Real estate--construction                                  124             281               74           55            32
 Real estate--mortgage                                    1,153             818              471          341           226
 Installment loans to individuals                           142              90               93           60            50
 Lease financing                                             --              --               --           --            --
 Unallocated                                                848             474              502          101            88
                                                       --------        --------         --------      -------       -------

Total                                                  $  3,100        $  2,130         $  1,455      $   775       $   550
                                                       ========        ========         ========      =======       =======

          Non-interest Income and Expense. Non-interest income for 1996 and 1995, was $1.1 million and $654,000, respectively. This increase of $427,000, or 65%, was due to both the increased number of deposit accounts and the expanded base of service chargeable products offered to the Company's customers. Additionally, the Company has engaged in a cost improvement program which includes a revamping of the Bank's fee structure. The largest item attributable to the cost improvement program involved fees charged on overdrafts, which contributed approximately $74,000, or 7.0%, of the Bank's non-interest income during 1996. Other improvements stem from improved cash management, increases in charges for customer check supplies and an increase in installment loan fees. Management expects continued growth in non-interest income as new products are developed and offered to the Bank's customers. Net gains on the sale of securities contributed $49,000 to the increase in non-interest income for the twelve months ended December 31, 1996.

          For 1996, total non-interest expense was $7.0 million, compared to $5.6 million for 1995, an increase of 25%. This amount included an 27% increase in operating expenses and a 23% increase in salaries and employee benefits. A large portion of the increase in operating expenses was directly related to the operation of the newly opened Des Peres and Mehlville branches, as well as the development of the Bank's Operations Center. The remainder of the increase in operating expenses was attributable to expenditures for telephone, supplies, accounting fees and business development. These increases were attributable to the Bank's recent growth and represent the normal increases in regular business activities. Also included in this increase in non-interest expense is an investment in technology. Management believes that investment in information technology will yield future benefits in the form of increased efficiency and profitability, as the Bank will be able to offer new service chargeable products to more closely match its customers' needs.

          The increase in salary and employee benefits resulted from a change in the employee mix. Full-time support staff positions were reduced while management level employees were hired to increase efficiency and expand the Company's market coverage. In addition, experienced customer service representatives were hired to operate the new Des Peres and Mehlville branches. This change in the personnel profile was reflected in the increased costs associated with salaries and employee benefits, despite only a nominal increase in the number of full-time equivalent employees. As of December 31, 1996, the Bank employed 98 full-time equivalent employees compared to 92 full-time equivalent employees at December 31, 1995. Additionally, as the banking industry continues to consolidate, the Bank plans to hire additional qualified employees in 1997 from the pool of experienced workers expected to become available as local branches are closed in the wake of consolidation of larger institutions.

          Despite the additional costs associated with the opening of the two new branches and the Operations Center in 1996, the Company was able to improve its operating expense and operating efficiency ratios during 1996.
The percentage of total operating expenses to total average assets improved to 2.27% in 1996, from 2.47% for 1995. The efficiency ratio decreased to 61.30% in 1996, from 64.66% during 1995. The efficiency ratio is considered a measure of the degree to which the Company leverages overhead expenses. Another overhead management ratio, average assets per full-time equivalent employee, improved from $2.4 million per employee in 1995 to $3.2 million per employee in 1996. The Company attributes a substantial portion of these efficiency gains to the cost improvement program that it has undertaken. In addition to the Bank's increased efficiency, in 1995, the FDIC announced that deposit insurance premiums would be reduced from $.23 per $100 to the base amount of $2,000 per year. As a result, the Company's deposit insurance premiums expense decreased $148,000 in 1996, compared to 1995.

          The following table sets forth the Company's summary consolidated non-interest income and expense for the years indicated:

                                                                   YEAR ENDED DECEMBER 31,
                                                                   -----------------------
                                                                   1996              1995
                                                                  ------            ------
                                                                       (IN THOUSANDS)
NON-INTEREST INCOME:

Other non-interest income                                            455               265
Overdraft fees                                                       363               231
Service charges                                                      214               162
Gain (loss) on the sale of securities                                 49                (4)
                                                                  ------            ------

          Total non-interest income                               $1,081            $  654
                                                                  ======            ======

NON-INTEREST EXPENSE:

Salaries and employee benefits                                    $3,455            $2,809
Other non-interest expense                                         2,033             1,523
Depreciation of buildings and fixed assets                           604               426
Expense on premises and fixed assets                                 338               270
Supplies                                                             202               157
Rent expense                                                         149               121
Directors' fees                                                      122                73
Advertising                                                          106                88
FDIC assessment                                                       10               158
                                                                  ------            ------

          Total non-interest expense                              $7,019            $5,625
                                                                  ======            ======

          In December 1994, the Company's Board of Directors approved the Phantom Stock Plan (the "Plan") for the President of the Company, under which the Company agreed to pay a cash award to the President based upon the increase in book value of 48,400 shares of the Company's Common Stock, from December 31, 1994 until the earlier of: (i) December 31, 1998; or (ii) the end of the year immediately preceding the year that the President's employment with the Company terminates. The Company has accrued approximately $93,000 of the amount payable under the Plan as non-interest expense for salaries and employee benefits (including $38,000 in 1996).

Financial Condition

          At December 31, 1996, the Bank's total assets rose to $377.6 million, an increase of $97.2 million or 35% from December 31, 1995. This growth was primarily attributable to the $110.4 million increase in loans outstanding, comprised principally of $50.1 million in one- to four-family mortgages. Fed funds sold decreased 24% to $10.8 million at December 31, 1996, from $14.2 million at December 31, 1995. This decrease was due to the funding of increased loan production. Investment securities decreased 17% from $73.2 million at December 31, 1995 to $60.6 million at December 31, 1996. This decrease was primarily attributable to the maturity of short-term securities, purchased to maximize the spread to fed funds. The proceeds from these maturities were used to fund the limited deposit run-off resulting from the second quarter repricing of the deposit promotion offered in the first half of 1996 along with the increased loan growth experienced in 1996.

          Short-term investments held at December 31, 1995 included a match funding of an unusually large money market deposit account which was to be held at the Bank for an undetermined period of time. The investments were laddered so that a large withdrawal from the account would not threaten the Bank's liquidity position, as well as to maximize return on the funds while they where held at the Bank. The customer withdrew the funds in early 1996 and the short-term investments were not replaced as they matured.

          Asset/Liability Management. The main objective of the Bank's asset/liability management strategy is the effective monitoring and control of interest rate sensitivity, both on and off the Bank's balance sheet. The Company's Asset/Liability Committee monitors the interest rate sensitivity of the balance sheet on a bi-weekly basis. The committee reviews asset and liability repricing in the context of current and possible future interest rate scenarios affecting the economic climate in the Company's market area. The objective of the committee is to minimize the Company's earnings sensitivity when subjected to volatile interest rate movements, while maintaining a net interest margin to support the Company's strategic objectives.

          Management's strategy toward positioning the Bank for interest rate movements is three-fold. First, policies for non-real estate lending, deposit and investment functions call for all significant investments and/or fundings to be less than five years in maturity. Most non-real estate loans originated at the Bank are three years or less in maturity. The real estate mortgage loans held in the portfolio are made up of one-, two- and three-year adjustable-rate loans which have a reduced exposure to interest rate risk due to their periodic interest rate adjustments. Second, management seeks to adapt to a changing interest rate environment by altering the mix of floating- and fixed-rate commercial loans and investment securities, subject to prevailing market conditions. Third, management offers promotional deposit rates for certain maturity tranches in order to attain its targeted maturity schedule for time deposits. In addition, the continual systematic renewal of a portion of the deposit base allows for the mitigation of a segment of the interest rate risk associated with deposit re-pricing. This also has been accomplished in the investment portfolio with the implementation of the "laddered" maturity schedule, targeting an average duration of three years.

          Several tools are utilized in the measurement of the Bank's balance sheet rate sensitivity. The Bank's mainframe system produces several asset and liability management reports, such as the gap analysis of periodic interest rate adjustments, modeled by final maturity and repricing frequency for both assets and liabilities. Another system involves a simulation model which is used to forecast changes to the balance sheet under four different rate scenarios. The model shows changes to shareholders' equity and net income under rising, falling, stable and management's forecast of likely rate scenarios. The results of these models are reviewed by the Bank's Asset/Liability Committee and considered when adjusting the Bank's relative asset and liability position.

          Historically, interest rates on a large percentage of the Bank's loans have adjusted with the prime lending rate or comparable indices. Additionally, a large amount of the investment securities in the portfolio are variable-rate in nature, and are subject to quarterly or more frequent interest rate adjustments. The implications of a positive gap vary according to trends in short- and long-term interest rates. In a rising rate environment, assets tend to reprice more quickly than liabilities, resulting in an increased spread to the Bank. In a falling rate environment, assets tend to reprice downward more quickly than liabilities, causing a tightening of the spread. The Bank's target gap range is 80% to 135% in the zero- to three-month category, and 75% to 125% in the one-year category. The gap as of December 31, 1996 was within the guidelines of the policy.

          The following table presents the Company's interest rate position for various time bands, as of December 31, 1996. This model does not take into consideration interest rate caps or floors:

                                               0 TO 3            4 TO 12           1 TO 5             OVER
                                               MONTHS            MONTHS             YEARS            5 YEARS        TOTAL
                                              --------           -------           -------           -------       --------
                                                                        (DOLLARS IN THOUSANDS)
EARNING ASSETS:
 Loans                                        $161,606          $ 56,894           $67,380           $ 6,046       $291,926
 Investment securities<F1>                      25,715            13,428            19,682               500         59,325
 Non-taxable investment securities                  25               205               542               427          1,199
 Other short-term investments                   10,775                --                --                --         10,775
                                              --------          --------           -------           -------       --------
      Total earning assets                    $196,121          $ 70,527           $87,604           $ 6,973       $363,225
                                              ========          ========           =======           =======       ========

FUNDING SOURCES:
 Money market accounts                          74,490                --                --                --         74,490
 NOW accounts                                   10,711                --                --                --         10,711
 Savings                                         6,083                --                --                --          6,083
 Time deposits                                  21,979            68,538            37,166                66        127,749
 Time deposits over $100,000                    31,349            15,306             4,170                --         50,825
 IRAs                                            1,828             3,963             2,935                21          8,748
 Repurchase agreements                           7,278               523               536                --          8,337
 Short-term FHLB borrowings                     10,150            17,650                --                --         27,800
 Long-term FHLB borrowings                          --                --             7,000                --          7,000
 Long-term borrowings--other                        --                --             4,400             3,263          7,663
                                              --------          --------           -------           -------       --------
      Total funding sources                   $163,869          $105,980           $56,207           $ 3,350       $329,406
                                              ========          ========           =======           =======       ========

Interest sensitivity gap--$                   $ 34,252          $(35,453)          $31,397           $ 3,623       $ 33,819
Interest sensitivity gap--%                     120.90%            66.55%           155.86%           208.15%        110.27%

Cumulative gap--$                             $ 34,252          $ (1,201)          $30,196           $33,819
Cumulative gap--%                               120.90%            99.55%           109.26%           110.27%

Gap as a percentage of total
 earning assets                                   9.43%           (0.33)%             8.31%             9.31%

----------------------------
<F1>  Investment securities include mortgage-backed securities which have effective maturities based upon current market conditions. This stratification is based on management's estimates in relation to the historical trends of these types of securities.


          Risk Management. The Company's objective in structuring the balance sheet is to maximize the return on shareholders' equity while prudently managing the associated risks. The principal risks involved in the banking industry are regulatory, credit, exposure to local economic conditions and interest rate risks. The following is a discussion of the Company's management of these risks.

                    Regulatory Risk. The banking industry is heavily regulated. These regulations are intended to protect depositors, not shareholders. The Bank is subject to regulation and supervision by the FDIC and the Division of Finance, the Savings Bank is subject to regulation and supervision by the OTS and the Company is subject to regulation and supervision by the Federal Reserve Board. The burden imposed by Federal and state regulations puts banks and federal savings associations at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. In addition, legislative reactions to the problems of the thrift industry have added to the regulatory burden on banks and thrifts.

            Credit Risk. The greatest risk facing lenders is generally credit risk, that is, the risk of losing principal and interest due to a borrower's failure to perform according to the terms of the loan agreements. The Bank historically has experienced relatively low levels of loan losses. Management attributes these loan loss rates to the Bank's emphasis on tangible asset lending, generally securing loans with real estate. Pursuant to its loan monitoring policy, the Bank reported net loan chargeoffs of $478,000 during 1996, or 0.21% of average loans outstanding, an increase from 0.19% of average loans charged off in 1995. As of December 31, 1996, the ratio of non-performing loans to total loans was .24%, an increase from .17% at December 31, 1995.

            Exposure to Local Economic Conditions. The Bank's concentration of loans in the St. Louis SMSA exposes it to risks resulting from changes in the local economy. While the Bank's market area for loans extends throughout most of Eastern and Northeastern Missouri and Southern Illinois, its lending operations are concentrated in the St. Louis SMSA. The percentage of loans secured by St. Louis SMSA real estate is significant. A significant drop in St. Louis area real estate values would adversely affect the quality of the loan portfolio. Of the amount of commercial real estate loans, a majority is to businesses that occupy and use the real estate. The risk of default with users of the property normally has been lower than with other segments of the commercial real estate market.

            Interest Rate Risk. The Bank's earnings depend to a great extent upon the level of net interest income, which is the difference between interest income earned on loans and investments and the interest expense paid on deposits and other borrowings. Although the Company believes that the maturities of the Bank's assets are appropriately balanced in relation to maturities of liabilities ("gap management"), gap management is not an exact science. Rather, it involves estimating how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities. Moreover, rate changes can vary depending upon the level of rates and competitive factors. From time to time, maturities of assets and liabilities are not balanced, and a rapid increase or decrease in interest rates could have an adverse effect on net interest margins and results of operations of the Company.

      Loans. Loans, the largest component of interest earning assets, increased 61% from year-end 1995 to December 31, 1996. This growth was attributable to a 85% increase in commercial loans, a 58% increase in real estate loans and a 44% increase in consumer loans. The increase in commercial loans was largely due to marketing efforts of the Bank's commercial loan team, strengthened by the recent additions of personnel recruited from competing banks in the area. Many of these loan officers were able to transfer business relationships with them. Commercial loans increased $34.6 million, from $40.5 million on December 31, 1995 to $75.1 million on December 31, 1996. The majority of these loans are tied to Allegiant's Corporate Market Rate (which generally moves with the national prime lending rate) and tend to be the Bank's most profitable loans.

      The commercial loan portfolio is diversified from an industry standpoint and includes businesses engaged in manufacturing, wholesaling, retailing, agribusiness, financial services and other service business. Emphasis is upon middle-market and community businesses with known local management and financial stability. Consistent with the Bank's strategy and emphasis upon relationship banking, most borrowing customers also maintain deposit accounts and utilize other banking services. Real estate is often a material component of collateral for the commercial and industrial loans even though cash flows are unrelated to the real estate. This real estate provides the Company with additional collateral protection.

      While the Company traditionally has focused on small- to mid-sized commercial lending, the Mortgage Company has enabled the Company to increase its earning assets by expanding its mortgage lending activities. The largest component of the Bank's loan portfolio consists of real estate mortgage loans, which increased $72.1 million from $124.1 million at December 31, 1995 to $196.1 million at December 31, 1996. The majority of this increase was in one- to four-family adjustable-rate mortgages, which tend to be lower risk in nature. The Mortgage Company was the key contributor to this increase in mortgage loan production, posting a record twelve-month performance in 1996 with $72.2 million in loans originated.

      The growth in consumer loans was attributable to the improved management of the consumer loan portfolio, along with the introduction of the new HECL product. In the first year of production, 180 HECL loans were originated with $9.1 million committed and $5.4 million in balances outstanding. Performance in this area has exceeded management's expectations. These loans were offered at a low introductory rate and repriced in the first quarter of 1997.

                                     LOAN PORTFOLIO--MATURITIES AND SENSITIVITIES OF LOANS
                                                                 DECEMBER 31, 1996
                              ------------------------------------------------------------------------------------------
                                               MATURING AFTER ONE YEAR             MATURING AFTER
                              MATURING IN        THROUGH FIVE YEARS                  FIVE YEARS
                               ONE YEAR       -------------------------       ------------------------
                               OR LESS        FIXED-RATE       VARIABLE       FIXED-RATE      VARIABLE           TOTAL
                              -----------     ----------       --------       ----------      --------          --------
                                                                   (IN THOUSANDS)
Commercial, financial,
  agricultural, municipal
  and industrial
  development                  $ 55,384        $ 7,703          $ 6,417         $  287         $ 5,338          $ 75,129
Real estate                      84,064         47,465           13,326          2,522          57,493           204,870
Installment                       8,691          2,916                2             17              --            11,626
Other                                50            251               --             --              --               301
                               --------        -------          -------         ------         -------          --------
Total loans                    $148,189        $58,335          $19,745         $2,826         $62,831          $291,926
                               ========        =======          =======         ======         =======          ========

      The following table summarizes the composition of the Bank's loan portfolio at the dates indicated:

                                              LOAN PORTFOLIO--TYPES OF LOANS
                                                                                  DECEMBER 31,
                                              --------------------------------------------------------------------------------
                                                          1996                       1995                       1994
                                              --------------------------   ------------------------    -----------------------
                                                              PERCENT OF                 PERCENT OF                 PERCENT OF
                                               AMOUNT        TOTAL LOANS    AMOUNT      TOTAL LOANS     AMOUNT     TOTAL LOANS
                                              --------       -----------   --------     -----------    --------    -----------
                                                                           (DOLLARS IN THOUSANDS)
Commercial, financial, agricultural,
         municipal and industrial
         development                          $ 75,129          25.75%     $ 40,518        22.32%      $ 30,353       25.00%
Real estate--construction                        8,763           3.00         8,777         4.83          5,504        4.53
Real estate--mortgage:
         One- to four-family residential       121,386          41.58        71,260        39.25         47,109       38.81
         Multi-family and commercial            74,721          25.60        52,795        29.08         31,813       26.21
Consumer and other                              12,084           4.14         8,379         4.62          6,881        5.67
Less unearned income                              (157)         (0.05)         (185)       (0.10)          (267)      (0.22)
                                              --------         ------      --------       ------       --------      ------
         Total loans<F1>                      $291,926         100.00%     $181,544       100.00%      $121,393      100.00%
                                              ========         ======      ========       ======       ========      ======


                                                                                    DECEMBER 31,
                                                       ------------------------------------------------------------------
                                                                    1993                                 1992
                                                       -----------------------------         ----------------------------
                                                                          PERCENT OF                           PERCENT OF
                                                        AMOUNT           TOTAL LOANS          AMOUNT          TOTAL LOANS
                                                       --------          -----------         --------         -----------
                                                                          (DOLLARS IN THOUSANDS)
Commercial, financial, agricultural,
            municipal and industrial
            development                                 $19,954              28.60%           $13,198            28.94%
Real estate--construction                                 1,403               2.01                806             1.77
Real estate--mortgage:
            One- to four-family residential             126,699              38.27             16,877            37.01
            Multi-family and commercial                  16,899              24.22             10,702            23.47
Consumer and other                                        4,959               7.11              4,119             9.03
Less unearned income                                       (141)             (0.20)              (102)           (0.22)
                                                        -------             ------            -------           ------
            Total loans<F1>                             $69,773             100.00%           $45,600           100.00%
                                                        =======             ======            =======           ======

--------------------
<F1> The Bank had no outstanding foreign loans at the dates reported.

         Investments. Investment securities decreased $12.7 million during 1996 to $60.6 million at December 31, 1996. A substantial portion of this decrease was due to the run-off of an unusually large money market deposit account which was match-funded with short-term securities. The remainder of the decrease in investment securities was used to fund increased loan growth in 1996. These short-term debt instruments, or discount notes, are typically held in larger denominations and mature within 90 days from the date of purchase. The Bank generally invests in discount notes in order to maximize yield versus simply investing the funds in the overnight Fed Funds market. The increase in the aggregate amount of short-term securities at the beginning of the year reflected the Company's assessment of opportunities available given the shape of the existing yield curve and the yield pick up associated with this investment strategy at the time of the purchase. In addition, some longer-term securities were called away from the Bank, due to the relative decrease in interest rates during the first quarter of 1996.

         Management has implemented an investment strategy which places relatively less emphasis on marginal yield, and relatively more emphasis on stable average market yield. This investment approach minimizes the portfolio's exposure to interest rate risk by diluting the effects of a volatile market, which in turn offers a more balanced total return. In 1995, the Bank implemented this investment strategy involving a three-year laddered portfolio. The goal of a laddered portfolio is to minimize reinvestment risk, or the risk of investing large amounts at the same interest rate. The ladder allows for a uniform portion of the portfolio to mature each month to be reinvested three years out in million dollar segments. Because the Bank is not investing the funds all at once, the portfolio generally yields the normal average market rate, where the high rates match off with the low rates to arrive at a stable blended average. Another advantage of the three-year ladder is the relatively low volatility associated with the purchase of shorter term securities due to the lower level of duration. This strategy has resulted in less unrealized loss that reduces shareholders' equity. The Bank will continue to target a laddered investment strategy, purchasing a mix of fixed-rate U.S. Treasury and agency issues as well as callable agency securities. Remaining investments include mostly municipal securities from primarily local issuers. Consequently, there has been minimal credit risk related to the Company's investment portfolio.

         The Bank generally holds investment securities for three reasons:
(i) as a secondary source of liquidity to fund additional loans as well as managing deposit run-off as such situations arise; (ii) as instruments to pledge against public deposits and repurchase agreements; and (iii) to generate a yield of return that outperforms the yield of merely holding excess cash in the overnight Fed Funds market. A strategy implemented in 1995 that allows the Bank to achieve all three of these goals is the creation of mortgage-backed securities. This strategy allows the Bank to move previously booked loans to the securities section of the balance sheet, achieving an attractive yield for the Bank's bond portfolio and more importantly, increases the liquidity of those earning assets while virtually eliminating credit risk with a Federal National Mortgage Association ("FNMA") guarantee. However, the Bank sustains some loss in yield when securitizing these assets in the form of a guarantee fee paid to FNMA. The 17% decrease in investment securities for the year ended December 31, 1996, occurred despite the addition of $9.2 million in adjustable-rate mortgage-backed securities described above. These securities were created as a result of a mortgage loan swap with FNMA in which the Bank traded $9.2 million in adjustable-rate mortgages for the same amount in mortgage-backed securities. The Bank plans to continue to swap mortgages for additional securities in the future as part of its regular course of operations.

         The book value of investment securities at the dates indicated were as follows:

                                             INVESTMENT PORTFOLIO
                                                                                       DECEMBER 31,
                                                                 -------------------------------------------------
                                                                  1996                    1995              1994
                                                                 -------                 -------           -------
                                                                                     (IN THOUSANDS)
United States Treasury securities                                $ 7,941                 $ 5,017           $ 7,025
Obligations of other United States
      government agencies                                         46,717                  64,697            31,232
FHLB stock                                                         4,462                   2,645             2,278
States and political subdivisions                                  1,199                     930               503
Less unrealized gain (loss) on securities
      available-for-sale                                              35                    (136)             (150)
Other                                                                205                      58                --
                                                                 -------                 -------           -------
      Total                                                      $60,559                 $73,211           $40,888
                                                                 =======                 =======           =======

         The maturities and yield information of the investment securities portfolio as of December 31, 1996 was as follows:

                                     INVESTMENT PORTFOLIO--MATURITIES AND YIELDS
                                                    WEIGHTED    OVER ONE      WEIGHTED OVER FIVE   WEIGHTED              WEIGHTED
                                       ONE YEAR     AVERAGE     THROUGH       AVERAGE   THROUGH    AVERAGE  OVER TEN     AVERAGE
                                       OR LESS       YIELD     FIVE YEARS      YIELD   TEN YEARS    YIELD    YEARS        YIELD
                                       --------     --------   ----------     -------- ---------   -------- --------     --------
                                                                    (DOLLARS IN THOUSANDS)
United States Treasury securities      $ 1,505        4.96%     $ 6,436         6.10%     $ --         --%   $    --        --%
Obligations of United States
  government agencies                    9,199        4.54       18,887         5.52       500       6.69     18,131<F1>  6.24
FHLB stock                               4,462        7.00           --                     --                    --
States and political subdivisions          230        4.49          542         5.59       400       5.31         27      5.00
Less unrealized loss on securities
  held available-for-sale                   35          --           --           --        --         --         --        --
Other                                       --          --          205           --        --         --         --        --
                                       -------                  -------                   ----               -------
Total investment securities            $15,431        5.29%     $26,070         5.62%     $900       6.08%   $18,158      6.24%
                                       =======                  =======                   ====               =======

Total portfolio                                                                                              $60,559      5.70%
                                                                                                             =======

-----------------------
<F1>  Securities are adjustable-rate mortgages tied to the one-year
      Constant Maturity Treasury index. Due to principal prepayments, management estimates these securities will have an estimated life of five to seven years during normal market conditions.

         Asset Quality. The Bank's allowance for possible loan losses increased 46%, from $2.1 million on December 31, 1995 to $3.1 million on December 31, 1996. The majority of this increase was due to the provision of $1.4 million to the reserve for possible loan losses during 1996. The reserve for loan losses is budgeted by using a risk weighting system based upon the different risk categories of loans. The allowance for loan losses to total loans decreased to 1.06% at December 31, 1996 from 1.17% at December 30, 1995. This decrease takes into account the increased percentage of the loan portfolio represented by one- to four-family mortgage loans, which tend to exhibit lower levels of credit risk. The Company believes that the allowance for possible loan losses at December 31, 1996 was adequate to reflect the credit risk in the loan portfolio. See "--Results of Operations--Provision for Loan Losses."

         Non-performing assets increased to $692,000 at December 31, 1996, an increase of $384,000 from $318,000 as of December 31, 1995. The ratio of non-performing loans to total loans was 0.24% at December 31, 1996, compared to 0.17% as of December 31, 1995. The largest component of this increase in non-performing loans was a $228,000 increase in non-performing real estate construction loans.

         As an integral part of their examination process, the various regulatory agencies periodically review the Bank's allowances for possible loan losses. Such agencies have the authority to require the Bank to recognize additions to the reserve based upon their judgment. The Company believes that the allowances for possible loan losses at December 31, 1996 were consistent with applicable regulatory requirements.

  The following table summarizes, at the dates indicated, non-performing assets by category:

                            RISK ELEMENTS--NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS
                                                                                        DECEMBER 31,
                                                                -----------------------------------------------------------
                                                                  1996           1995           1994           1993          1992
                                                                --------       --------       --------       --------      --------
                                                                                    (DOLLARS IN THOUSANDS)
Commercial, financial, agricultural and all other loans:
   Past due 90 days or more                                     $      5       $    113       $     --       $     --      $     --
   Non-accrual                                                       207            109             40             --            --
   Restructured terms                                                 --             --             --             --            --

Real estate--construction:
   Past due 90 days or more                                          264             36             90             --            20
   Non-accrual                                                        84             20             35             11            --
   Restructured terms                                                 --              3             --             --            --

Real estate--mortgage:
   Past due 90 days or more                                           --             --             --             --            --
   Non-accrual                                                        --             --             --             --            --
   Restructured terms                                                 --             --             --             --            --

Installment loans to individuals:
   Past due 90 days or more                                           23             12              8             --             3
   Non-accrual                                                       109             15             --              3            --
   Restructured terms                                                 --             --             --             --            --
                                                                --------       --------       --------       --------      --------

Total non-performing loans:                                     $    692       $    308       $    173       $     14      $     23
                                                                ========       ========       ========       ========      ========

   Other real estate                                                  --             10             25             --            --
                                                                --------       --------       --------       --------       -------

Total non-performing assets:                                    $    692       $    318       $    198       $     14      $     23
                                                                ========       ========       ========      ========       ========

Gross interest income that would have been recorded
   in the period if the loans had been current in
   accordance with the original terms and had been
   outstanding throughout the period or since
   origination:
      Loans accounted for on
         a non-accrual basis                                    $     57       $     30       $     16       $      1      $      1
      Loans with restructured terms                                   --             --             --             --            --

Balance sheet information (at year-end):
   Total assets                                                 $377,564       $280,386       $171,927       $104,416      $ 68,782
   Loans outstanding                                             291,926        181,544        121,393         69,733        45,600
   Shareholders' equity                                           16,386         13,938          8,453          7,487         3,894
   Allowance for possible loan loss                                3,100          2,130          1,455            775           550

Ratios
   Non-performing loans to total loans outstanding                  0.24%          0.17%          0.14%          0.02%         0.05%
   Non-performing assets to total assets                            0.18           0.11           0.12           0.01          0.03
   Non-performing loans to shareholders' equity                     4.22           2.28           2.34           0.19          0.59
   Reserve for possible loan losses to total loans                  1.06           1.17           1.20           1.11          1.21
   Reserve for possible loan losses
      to non-performing loans                                     447.98         691.56         841.04       5,535.71      2,391.30

   (Table continued on following page)


                                    - 51 -

Percent of categories to total end-of-period loans:
   Commercial, financial, agricultural,
      municipal and industrial development                         25.74          22.32          25.00          28.60         28.94
   Real estate--construction                                        3.00           4.83           4.53           2.01          1.77
   Real estate--mortgage:
      One- to four-family residential                              41.58          39.25          38.81          38.27         37.01
      Multi-family and commercial                                  25.60          29.08          26.21          24.22         23.47
   Installment and consumer                                         4.11           4.62           5.67           7.11          9.03
      Less unearned income                                         (0.05)         (0.10)         (0.22)         (0.20)        (0.22)
                                                                --------       --------       --------       --------      --------
Total loans                                                       100.00%        100.00%        100.00%        100.00%       100.00%
                                                                ========       ========       ========       ========      ========

Liquidity and Capital Resource Management

         Corresponding to the growth in assets for the year ended December 31, 1996, total liabilities increased by $97.2 million. This increase included a $22.0 million increase in short-term borrowings. The majority of this funding was achieved with short-term advances secured from the FHLB of Des Moines. In addition, a small portion of the increase in short-term FHLB borrowings was due to a reclassification of longer-term advances which will mature within twelve months from December 31, 1996 and as such was re-classified as short-term. In the current interest rate environment, the Bank prefers to use these alternative sources of short-term funding in lieu of higher cost retail deposits gathered with deposit promotions.

         Deposits. As of December 31, 1996, aggregate deposits totaled $308.7 million, an increase of 33% or $77.4 million from $231.3 million as of December 31, 1995. This growth was principally attributable to a $31.0 million increase in certificates of deposit and a $20.6 million increase in money market accounts. In addition, certificates of deposit over $100,000 increased $17.7 million, while significant growth was achieved in demand deposit accounts, with an increase of $7.4 million or 34%. Slightly offsetting these increases was a 32% decrease in savings accounts, most of which was due to the re-pricing of Allegiant Green Savings Accounts. The majority of these funds was moved to the higher yielding money market accounts within the Bank.

         The Bank anticipates continued deposit growth in 1997, as the Mehlville and Des Peres branches mature, along with the addition of the new St. Peters branch which became operational in the first half of 1997. In addition to the new branch, the Bank plans to continue offering new products, such as the ones previously mentioned, in its effort to increase core deposits and attract long-term banking relationships. The following table summarizes deposit activity, along with the weighted average breakdown of each deposit type and the average yield paid on those deposits for the periods indicated:

                                                      DEPOSITS
                                                                       DECEMBER 31,
                               -------------------------------------------------------------------------------------------
                                               1996                             1995                       1994
                               ---------------------------------   ---------------------------   -------------------------
                                              PERCENT                          PERCENT                      PERCENT
                                              OF TOTAL                         OF TOTAL                     OF TOTAL
                                AMOUNT        DEPOSITS      RATE    AMOUNT     DEPOSITS   RATE    AMOUNT    DEPOSITS  RATE
                               --------       --------      ----   --------    --------   ----   --------   --------  ----
                                                                 (DOLLARS IN THOUSANDS)
Demand deposits                $ 29,406          9.53%        --%  $ 21,966       9.50%     --%  $ 15,785     11.70%    --%
NOW accounts                     10,711          3.47       2.37      9,087       3.93    2.35      8,394      6.22   2.37
Money market
      accounts                   74,490         24.13       4.88     53,905      23.30    4.23     18,771     13.92   3.00
Savings deposits                  6,083          1.97       3.25      8,896       3.85    3.88      3,736      2.77   2.49
Certificates of deposit         128,407         41.60       5.90     97,460      42.13    5.91     69,688     51.67   4.39
Certificates of deposit
      over $100,000              50,825         16.47       5.50     33,140      14.33    5.61     14,453     10.72   4.11
IRA certificates                  8,748          2.83       6.06      6,855       2.96    5.78      4,057      3.01   4.79
                               --------        ------       ----   --------     ------    ----   --------    ------   ----
      Total deposits           $308,670        100.00%      5.33%  $231,309     100.00%   5.39%  $134,884    100.00%  3.90%
                               ========        ======       ====   ========     ======    ====   ========    ======   ====

      AMOUNTS AND MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE<F1>
                                                                  DECEMBER 31, 1996
                                                                  -----------------
                                                                   (IN THOUSANDS)
Three months or less                                                   $30,526
Over three months through six months                                     8,772
Over six through twelve months                                           7,357
Over twelve months                                                       4,170
                                                                       -------
              Total                                                    $50,825
                                                                       =======

----------------------------
<F1>   As of December 31, 1996 the Bank had no outstanding time
       certificates of deposit or time deposits in amount of $100,000 or more issued by foreign banking offices.

         Liquidity Management. The Bank seeks to maintain a level of liquidity that will provide a readily available source of funds for new loans, allowing it to meet loan commitments and other obligations on a timely basis. Historically, the Bank has been loan driven, which means that as loans have increased, the Bank has taken action to increase the level of core deposits and, depending on market conditions, access cost effective alternative sources of short-term funding.

         Increasing core deposits generally involves the use of promotions, paying premium rates coupled with advertising to attract new customers to the Bank. Where possible, the Bank has timed a deposit promotion to coincide with the opening of a new branch in order to achieve maximum growth in deposits. It has been the Bank's experience that the majority of deposits raised through these promotions have remained at the Bank after the promotion is over and so have provided a steadily growing base of core deposits at the Bank. In addition to the above-described sources, the steady flow of maturing securities provides a source of liquidity.

         Certificates of deposit accounted for approximately 58% of the Bank's total deposits as of December 31, 1996. Many of such certificates of deposit were purchased by customers in response to promotions offering above-market interest rates. Payment of premium interest rates by the Bank adversely affects the Bank's interest rate spread. Moreover, the Bank's concentration of deposits in certificates of deposit could have a negative impact on the stability of its deposits as purchasers of certificates of deposit may not redeposit the proceeds of their certificates of deposit after the certificates of deposit mature, particularly if the Bank then is not offering promotional rates. There can be no assurance the concentration of the Bank's deposits in certificates of deposit will not have a material adverse effect on the Bank's future results of operation or liquidity.

         Management anticipates continued loan demand in the Bank's market area as bank consolidation continues and fewer middle market lenders serve the area. In order to maintain the flexibility to fund this growth, the Bank has entered into an agreement with the FHLB providing the Bank a credit facility secured by the Bank's assets with current availability of $71.8 million of which $34.8 million was outstanding as of December 31, 1996. This resource should provide the Bank the opportunity to expand further the loan portfolio with the flexibility to increase deposits when conditions best match the Bank's needs and resources.

         The following table summarizes short-term borrowings for the periods indicated:

                                         AVERAGE SHORT-TERM BORROWINGS
                                                                           Year Ended December 31,
                                                     -------------------------------------------------------------------
                                                             1996                   1995                    1994
                                                     -------------------     -------------------     -------------------
                                                     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                                     BALANCE       RATE      BALANCE       RATE      BALANCE       RATE
                                                     -------     -------     -------     -------     -------     -------
                                                                         (DOLLARS IN THOUSANDS)
Federal funds purchased                              $ 2,737       5.33%     $   679       6.27%     $ 1,110       4.13%
Securities sold under agreement
      to repurchase and other
      short-term borrowings                           24,744       5.65%      11,496       5.75%       6,424       4.33%
                                                     -------                 -------                 -------
Total                                                $27,481       5.61%     $12,175       5.77%     $ 7,534       5.93%
                                                     =======                 =======                 =======
Total maximum short-term borrowings
      outstanding at any month-end
      during the year                                $51,060                 $14,108                 $17,406


         The Bank experienced a period of strong loan demand during the third quarter of 1996, which affected its short-term liquidity. A large portion of the loan demand was in the form of one- to four-family real estate loans, some of which were swapped for mortgage-backed securities during the fourth quarter of 1996. The Bank's Asset/Liability Committee monitors its liquidity position daily and seeks consistently to guard against an inadequate liquidity position.

         From December 31, 1995 to December 31, 1996, short-term borrowings increased substantially. The rates paid for these borrowings are significantly less than those required to increase the deposit base. This strategy benefited earnings, as well as improved efficiency by bringing in a large block of funding at one time. The Bank expected that borrowings maturing in 1997 would be replaced by similar borrowings if the rate advantage is still in existence. As of December 31, 1996, the Bank had approximately $58.3 million in availability from several borrowing sources, including commercial banks and the FHLB, and is now eligible for additionally discounted funds from the FHLB due to its "Outstanding" Community Reinvestment Act rating.

         Capital Resources. From December 31, 1995 to December 31, 1996, the Company's shareholders' equity increased from $13.9 million to $16.4 million, primarily due to net income of $1.8 million less dividends paid of $187,000 and the conversion of 504,000 in subordinated debentures into 57,728 shares of Common Stock in the fourth quarter of 1996. Over the years, issuance of Common Stock and net income has provided the majority of the Company's capital accumulation.

         The analysis of capital is dependent upon a number of factors including asset quality, earnings strength, liquidity, economic conditions and combinations thereof. The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions. At this time, the two primary criteria used in such analysis are the risk-based capital guidelines and the minimum capital to total assets or leverage ratio requirement. In general the standards require banks and bank holding companies to maintain capital based on "risk-adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, banks and bank holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

         The standards also classify total capital for this risk-based measure into two tiers referred to as Tier 1 and Tier 2. For the Company, Tier 1 capital includes total shareholders' equity less goodwill. Tier 2 capital is comprised of the reserve for loan and lease losses (within certain limits), perpetual preferred stock not included in Tier 1, hybrid capital instruments, term subordinated debt and intermediate-term preferred stock. Bank holding companies are required to meet a minimum ratio of 8% of qualifying total capital to risk-adjusted assets and a minimum ratio of 4% of qualifying Tier 1 capital to risk-adjusted assets. Capital that qualifies as Tier 2 capital is limited in amount to 100% of Tier 1 capital.

         As of December 31, 1996, the Company's and Bank's capital ratios were as follows:

                                                                       COMPANY           BANK
                                                                       -------           ----
Risk-based capital ratio                                                8.55%           10.06%
Tier 1 capital ratio                                                    6.10%            8.87%
Leverage ratio                                                          4.38%            6.37%

         Management believes that a strong capital position provided by a mix of equity and qualifying long-term debt is essential to achieving the Company's long-term objectives. It provides safety and security for depositors, and it enhances the potential for increases in Company value for shareholders by providing opportunities for growth with the selective use of leverage.

         The Company's capital requirements have been financed through private offerings of debt and equity securities, retention of earnings after payment of dividends and borrowings from a commercial bank. The principal amount of the Company's bank stock loan was $4.4 million as of December 31, 1996, and matures in December 1999. The loan agreement contains certain restrictions on the Company's ability to pay cash dividends. Although there can be no assurance regarding the payment of future dividends, the Company believes the loan agreement will not inhibit its ability to pay regular dividends at the current rate. Additionally, the Company has $3.3 million of outstanding subordinated debentures due in 2002.

         In February 1997, the Company completed a rights offering in which it raised net proceeds of approximately $5.2 million and issued 567,750 shares of Common Stock to existing shareholders at a price of $9.375 per share. The Company believes that the proceeds of this offering and the February 1997 rights offering, together with the above-described resources, will be sufficient to finance its capital requirements for planned operations and growth through at least the end of 1997. The Company may seek to raise additional capital subsequent to 1997, if deemed necessary or advisable by its Board of Directors after consideration of those factors deemed relevant by the board.

         The capitalization of the Company as of December 31, 1996 was as follows:

                                                                             DECEMBER 31, 1996
                                                                             -----------------
                                                                               (IN THOUSANDS)
Long-term debt:

Note payable to financial institution, interest
payable at prime (8.25% on December 31, 1996),
   due December 31, 1999. The note is secured by Bank stock                        $ 4,400
Notes payable to FHLB, various interest rates from
   5.62% to 7.87% principal balance due from
   January 12, 1998 to September 12, 2000.
   Secured by FHLB stock and certain loans                                           7,000
Subordinated debentures with certain shareholders,
   interest payable at prime plus 3% (with a minimum
   floor of 10%), maturing on May 31, 2002 .                                         3,263
                                                                                   -------
   Total long-term debt                                                            $14,663
                                                                                   -------

Shareholders' equity:

Common Stock, $.01 par value; 7,800,000 shares
   authorized; issued and outstanding 2,270,530(1)                                 $    23
Capital surplus                                                                     15,983
Retained earnings                                                                      357
Net unrealized depreciation on securities held
            available-for-sale                                                          23
                                                                                   -------
   Total shareholders' equity                                                       16,386<F1>
                                                                                   -------
   Total capitalization                                                            $31,049
                                                                                   =======

--------------
<F1> Subsequent to December 31, 1996, the Company completed a rights offering pursuant to which it received net proceeds of $5.2 million and issued 567,750 shares of Common Stock.

Accounting Changes

         In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 122, Accounting for Mortgage Servicing Rights, an amendment to SFAS No. 65, Accounting for Certain Mortgage Banking Activities. SFAS No. 122 requires entities to allocate the cost of acquiring or originating mortgage loans between the mortgage servicing rights and the loans, based on their relative fair values, if the entities sell or securitize the loans and retain the mortgage servicing rights. In addition, SFAS No. 122 requires entities to assess their capitalized mortgage servicing rights for impairment based on the fair value of those rights. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995. The application of this pronouncement did not have a material effect on the financial statements of the Company.

         In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 allows companies to continue to account for their stock option plans in accordance with Accounting Principals Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No.
25"), but encourages the adoption of a new accounting method based on the estimated fair value of employee stock options. Companies electing not to follow the new fair value based method are required to provide expanded footnote disclosures, including pro forma net income and earnings per share, determined as if they had applied the new method. SFAS No. 123 is required to be adopted prospectively beginning January 1, 1996. The Company continues to account for stock option grants in accordance with APB No. 25 and, accordingly, recognizes no compensation expense for its stock option grants.

         In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. SFAS No. 125 establishes, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. It also establishes new accounting requirements for pledged collateral. As issued, SFAS No. 125 is effective for all transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 except for certain provisions, which were deferred for one year. Management does not expect the application of this pronouncement to have a material effect on the financial statements of the Company.

         In February 1997, the FASB issued SFAS No. 128, Earnings per Share. SFAS No. 128 simplifies the standards for computing earnings per share and requires presentation of two new amounts, basic and diluted earnings per share. The Company will be required to adopt retroactively this standard when it reports its operating results for the fiscal quarter and year ending December 31, 1997.

         In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

         SFAS No. 130 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, the standard may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.

         In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

         SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, it may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.

SIX MONTHS ENDED JUNE 30, 1996 AND 1997

Results of Operations

      Net Income. For the six-month period ended June 30, 1997, the Company reported net income of $1.3 million compared to $895,000 for the period ended June 30, 1996, an increase of $406,000, or 45%. On a per share basis, net income increased 18%, from $.38 in the 1996 period to $.45 for the six months ended June 30, 1997. This increase was achieved despite the 21% increase in weighted average common shares outstanding from approximately 2.4 million to approximately 2.9 million during the respective periods. This increase in weighted average common shares outstanding was primarily attributable to the Company's rights offering (the "1997 Rights Offering") to shareholders of Common Stock in February 1997. For every one share of common stock held of record, each shareholder was given the non-transferable right to subscribe for 0.25 of a share of common stock at $9.375 per share. The Company issued 567,750 shares of Common Stock in the 1997 Rights Offering.

      Net Interest Income. For the six-month period ended June 30, 1997, net interest income before provision for loan losses increased 58% to $7.4 million from $4.7 million during the six-month period ended June 30, 1996. This increase was primarily attributable to a 51% increase in interest and fees on loans. Interest and fees on loans totaled $14.5 million for first six months of 1997 as compared to $9.6 million for the first six months of 1996.

      Total interest expense for the six-month period ended June 30, 1997 increased 33% to $9.0 million compared to $6.8 million for the six-month period ended June 30, 1996. This increase was primarily attributable to a 29% increase in interest paid to depositors during the period. Interest expense increased to $7.2 million for the first six months of 1997 from $5.6 million for the first six months of 1996 as deposit volume increased. In addition, interest on short-term borrowings increased 170% to $1.2 million for the first six months of 1997 from $433,000 for the first six months of 1996 as the Bank used short-term advances from the FHLB to partially fund loan growth, which management of the Company believed to be a more advantageous funding source than deposit promotions. See "--Net Interest Margin" and "--Liquidity and Capital Resource Management."

      Net Interest Margin. The Company's net interest margin for the six months ended June 30, 1997 improved 38 basis points to 3.95% from 3.57% for the six months ended June 30, 1996. The increase was primarily attributable to the increase in average interest-earning assets and a decrease in the Bank's cost of funds. Average interest-earning assets increased $111.7 million from $263.5 million for the six months ended June 30, 1996 to $375.3 million for the six months ended June 30, 1997. The average cost of funds declined 29 basis points from 5.60% from the six months ended June 30, 1996 to 5.31% for the six months ended June 30, 1997.

      The yield on interest-earning assets increased 6 basis points from 8.69% for the six months ended June 30, 1996 to 8.75% for the six months ended June 30, 1997. This increase was primarily attributable to increased loan volume, despite a decrease in loan yield. The yield on loans declined 46 basis points from 9.77% for the six months ended June 30, 1996 to 9.31% for the six months ended June 30, 1997. Average loans outstanding for the six months ended June 30, 1997 comprised 83% of interest-earning assets compared to 75% for the same period ended June 30, 1996, thereby causing total yield to increase despite the decrease in the yield on loans. The 46 basis point decline in loan yield was largely due to two factors: (1) an increased concentration in the portfolio of one- to four-family adjustable-rate mortgages; and (2) a competitive market for retail and commercial lending.

      The Bank's loan spreads decreased partially due to its increased holdings of one- to four-family adjustable-rate mortgage loans, which tend to yield less than commercial or consumer loans. Management prefers to originate one- to four-family adjustable-rate mortgage loans due to the lower credit risk generally associated with this type of loan, as well as the lower exposure to interest rate risk due to the frequent periodic adjustments of the mortgage coupon payments. Along with the reduced credit risk and interest rate protection, the Bank also has observed a lower level of non-performing loans associated with one- to four-family adjustable-rate mortgages compared proportionately to the other types of loans in the Bank's portfolio. Given these attributes of lower risk, the Bank has accepted a lower average yield compared to loans with higher levels of risk. The Bank anticipates the continued addition of one- to four-family adjustable-rate mortgage loans to the Bank's loan portfolio.

      Another benefit in originating one- to four-family adjustable-rate mortgages is that it presents an opportunity for the Bank to establish relationship banking with these new retail customers by offering a complete line of consumer banking products, which should increase non-interest income to help mitigate the lower spreads associated with these types of loans. Examples of consumer banking products offered by the Bank include: Home Equity Credit Lines -- introduced in the second quarter of 1996, investment services offered through INVEST Financial Group -- introduced in February 1997 and PC home banking and cash management services -- to be introduced in the second half of 1997. Management believes that relationship banking will be a key to success in the consolidating banking industry and will enhance performance despite lower yields associated with the one- to four-family adjustable-rate mortgage loans by supporting relationship-oriented marketing.

      In addition to changes in the credit portfolio mix, the Bank is also operating in an aggressive and competitive market for both commercial and consumer loans. Not only has the Bank experienced increased competition from within the banking industry, but non-bank financial institutions are attracting customers who have traditionally dealt primarily with commercial banks. These trends have resulted in tighter spreads on the Bank's commercial loans, the Bank's second largest holding in the credit portfolio. In the past, the Bank was able to originate high quality loans at a positive spread to the prime lending rate. In the current market, these spreads have diminished and the market has dictated that many of these same loans are now originated at prime, or at a negative spread to prime. Management does not anticipate that this trend will reverse in the foreseeable future.

      The average yield on investment securities increased 47 basis points to 6.02% for the six months ended June 30, 1997 compared to 5.55% for the six months ended June 30, 1996. This increase was attributable to the improved management of the investment securities portfolio, along with the addition of higher yielding securities which were funded with maturing securities with lower interest rates.

      The aggregate yield paid for interest bearing deposits and both long- and short-term debt decreased 29 basis points to 5.31% for the six months ended June 30, 1997, compared to 5.60% for the six months ended June 30, 1996. A large portion of this decrease in the Bank's cost of funds was due to the re-pricing of a money market deposit promotion that was run in the first half of 1996. In addition, the yields on certificates of deposit and savings accounts decreased to 5.75% and 2.89%, respectively, for the three months ended June 30, 1997 from 5.93% and 3.43%, respectively, for the three months ended June 30, 1996. This decrease was largely attributable to higher yielding certificates of deposits which renewed at prevailing interest rates.

      As an alternative to running additional deposit promotions, the Bank has increasingly relied upon short-term borrowings from the FHLB, which were a more cost-effective funding source than paying above market rates for retail deposits during the period. One bank in the St. Louis SMSA chose to run a money market deposit promotion to yield 6.02% in the first part of 1997, whereas the Bank chose to borrow $10.0 million of short-term funds from the FHLB at a blended cost of 5.86%. The strategy allowed the Bank to access funds, with minimal administrative costs and without increasing the cost of its existing deposit base, which can occur when lower cost deposits mature and subsequently reprice at the higher promotional rate.

      The Bank used these alternative funding sources in anticipation of new branch openings in 1997, as well as a temporary source of funding until recently opened branches could attract increased levels of core deposits, which cost less than promotional monies. The Bank opened its ninth, tenth and eleventh branches in St. Peters, Crestwood, and Monroe City, respectively, in 1997. In addition, the Bank moved the existing Palmyra branch from a grocery store into its own building. The opening of the new branches, the third quarter acquisitions of Reliance and the acquired branches in Warrenton, Missouri and Union, Missouri added approximately $123.0 million in deposits. The Company applied $25.0 million of the cash acquired in the Branch Acquisition to retire all of its short-term debt. However, management expects to continue to utilize short-term borrowings in the future if and when deemed advisable as a source of liquidity.

      The following table shows the condensed average balance sheets for the periods reported and the percentage of each principal category of assets, liabilities, and shareholders' equity to total assets. Also shown is the average yield on each category of interest-earning assets and the average rate paid on interest-bearing liabilities for each of the periods reported:

                      DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES
                                                                     SIX  MONTHS ENDED JUNE 30,
                                               --------------------------------------------------------------------------
                                                              1997                                   1996
                                               -----------------------------------   ------------------------------------
                                               AVERAGE     INT. EARNED/    YIELD/     AVERAGE     INT. EARNED/    YIELD/
                                               BALANCE        EXPENSE     RATE<F1>    BALANCE        EXPENSE     RATE<F1>
                                               -------        -------     --------   --------        -------     --------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS:

INTEREST-EARNING ASSETS:
Loans<F1>                                     $311,707        $14,513       9.31%    $196,571        $ 9,598       9.77%
Taxable investment securities                   59,992          1,810       6.03%      61,793          1,719       5.56%
Non-taxable investment securities                1,181             30       5.08%         931             23       4.94%
Federal funds sold                               2,385             66       5.53%       4,236            117       5.52%
                                              --------        -------                --------        -------
      Total interest earning assets            375,265         16,419       8.75%     263,531         11,457       8.69%
                                              --------        -------                --------        -------

NON-INTEREST-EARNING ASSETS:
Cash and due from banks                          7,563                                  6,829
Premises and equipment                           5,573                                  4,669
Other assets                                     4,031                                  3,850
Allowance for possible loan losses              (3,497)                                (2,188)
                                              --------                               --------
      Total assets                            $388,935                               $276,691
                                              ========                               ========

LIABILITIES AND SHAREHOLDERS' EQUITY:

INTEREST BEARING LIABILITIES:
Money market accounts                         $ 72,674        $ 1,650       4.54%    $ 58,358        $ 1,463       5.01%
NOW accounts                                    11,521            135       2.34%       9,359            113       2.41%
Savings deposits                                 6,093             88       2.89%       7,474            128       3.43%
Certificates of deposit                        130,715          3,758       5.75%      96,299          2,855       5.93%
Certificates of deposit over $100,000           47,021          1,272       5.41%      28,795            796       5.53%
IRA certificates                                 9,522            281       5.90%       7,242            219       6.05%
                                              --------        -------                --------        -------
      Total interest bearing deposits          277,546          7,184       5.18%     207,527          5,574       5.37%
                                              --------        -------                --------        -------

Federal funds purchased, repurchase
      agreements, and other short-term
      borrowings                                44,407          1,169       5.26%      14,941            433       5.80%
Long-term borrowings                            16,834            646       7.67%      18,944            748       7.90%
                                              --------        -------                --------        -------
      Total interest bearing liabilities       338,787          8,999       5.31%     241,412          6,755       5.60%
                                              --------        -------                --------        -------

NON-INTEREST BEARING LIABILITIES:
Demand deposits                                 28,282                                 19,357
Other liabilities                                2,101                                  1,578
Shareholders' equity                            19,765                                 14,344
                                              --------                               --------
      Total liabilities and
          shareholders' equity                $388,935                               $276,691
                                              ========                               ========

      Net interest income                                     $ 7,420                                $ 4,702
                                                              =======                                =======

      Net interest margin                                                   3.95%                                  3.57%

-------------------------
<F1>  Interest on non-accruing loans is not included for purposes of calculating yields which have been annualized.

      Provision for Loan Losses. Consistent with the Bank's written loan policy, an allowance is set aside to offset possible future loan losses.
This allowance is evaluated on a monthly basis at a rate determined by management based upon its review of the loan portfolio. The allowance for loan losses is increased by these provisions which are charged against income, and reduced by loans charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the portfolio, past loan loss experience, potential future loan losses on loans to specific customers and/or industries, and other pertinent factors that management believes require current recognition in estimating possible loan losses.

      For the six months ended June 30, 1997, the provision for loan losses was $1.1 million compared to $431,000 for the six months ended June 30, 1996, an increase of $690,000 or 160%. The increase in the provision for possible loan losses for the six-month period ended June 30, 1997 reflects the increase in total loans outstanding. Total loans outstanding increased from $222.8 million at June 30, 1996 to $347.6 million at June 30, 1997.

      Net loans charged off during the six months ended June 30, 1997 totaled $259,000 compared to $323,000 for the same period in 1996. A large portion of the 1997 charge-off totals was comprised of three commercial and real estate loans totaling $153,000, of which, $111,000 was charged-off in the second quarter. Net charge-offs decreased primarily because the 1996 totals included a charge-off of one commercial loan totaling $165,000.

      Non-interest Income and Expense. For the six months ended June 30, 1997, non-interest income was $646,000, an increase of $254,000 from $392,000 for the corresponding period of 1996. This 65% increase was attributable to the increased number of deposit accounts, the expanded base of service chargeable products offered to the Company's customers, and the addition of non-deposit investments offered through INVEST Financial Group. In addition, the Company was engaged in a cost improvement program that included a revamping of the Bank's fee structure. The largest improvement attributable to the cost improvement program involved fees charged on overdrafts, which are estimated to increase non-interest income by approximately $100,000 on an annual basis for 1997. Other improvements are expected from improved cash management, increases in charges for customer check supplies and an increase in installment loan fees. Management expects continued growth in non-interest income as new products are developed and offered to the Bank's customers.

      For the six months ended June 30, 1997, total non-interest expense increased 48% to $4.8 million from $3.2 million during the corresponding period of 1996. This increase included a 47% increase in salaries and other employee benefits. The increase in salary and employee benefits resulted from a change in the employee mix. Full-time support staff positions were reduced while management level employees were added. In addition, experienced customer service representatives were hired to operate the new South County and St. Peters branches. This change in the personnel profile was reflected in the increased costs associated with salaries and employee benefits. Additionally, as the banking industry continues to consolidate, the Bank plans to hire additional qualified employees in 1997 from the pool of experienced workers expected to become available as local branches of other financial institutions are closed. As of June 30, 1997, the Bank employed 137 full-time equivalent employees compared to 92 full-time equivalent employees at June 30, 1996, representing a 49% increase.

      Depreciation expense increased 43% from $214,000 during the six months ended June 30, 1996 to $307,000 during the same period ended June 30, 1997. The increase was primarily attributable to the furniture and equipment purchased in conjunction with new branch openings. Business development expense increased 138% from $33,000 during the six months ended June 30, 1996 to $80,000 during the same period ended June 30, 1997. This increase was primarily attributable to the Bank's continuing efforts to attract and develop business relationships. Commission expense increased 76% from $125,000 during the six months ended June 30, 1996 to $221,000 during the same period ended June 30, 1997. This increase was primarily attributable to the sale of non-deposit investments which the Bank began selling through INVEST Financial Group in early 1997. In addition, the Bank recorded $67,000 in depreciation of assets related to capital leases, the majority of which was attributable to one capital lease.

      A large portion of the increase in operating expenses was directly related to the operation of the newly opened South County and St. Peters branches, as well as the development of the Bank's Operations Center which also serves as the home to the Mortgage Company and Edge. The remainder of the increase in operating expenses was attributable to expenditures for telephone, supplies, professional fees and business development. Management believes that these increases are attributable to the Bank's recent growth and represent the normal increases in regular business activities. Also included in the increase in non-interest expense are expenditures associated with the Bank's newest investments in computer technology, including: an on-line teller system, a PC network and a sophisticated retail cash-management system. Management believes that investment in computer technology will yield future benefits in the form of increased efficiency and profitability, as the Bank will be able to offer new service chargeable products to match more closely its customers' needs.

Financial Condition

      At June 30 , 1997, the Company's total assets were $427.5 million, an increase of $49.9 million or 13% from December 31, 1996. This increase was primarily attributable to a $55.7 million increase in loans outstanding from $291.9 million at December 31, 1996 to $347.6 million at June 30, 1997. A substantial portion of these loans were in the form of one- to four-family and other real estate mortgages. Fed funds sold decreased 91% during the six months ended June 30, 1997 to $1.0 million from $10.8 million at December 31, 1996. This decrease was due to increased loan production. Investment securities increased 3%, or $1.8 million, from $60.6 million at December 31, 1996 to $62.4 million at June 30, 1997.

      Loans. Loans, the largest component of interest earning assets, increased 19% during the first six months of 1997. This increase was attributable to a 59% increase in construction loans, a 22% increase in one- to four-family mortgage loans, and a 14% increase in commercial loans. The growth in construction loans was partially attributable to new business relationships introduced to the Bank by newly hired additions to the commercial lending staff, allowing real estate construction loans to increase $5.2 million from $8.8 million at December 31, 1996 to $14.0 million at June 30, 1997.

      Real estate mortgage loans increased $26.2 million during the first six months of 1997, totaling $147.6 compared to $121.4 million at December 31, 1996. This increased production includes approximately $5.2 million in conforming FNMA loans, which could be used as an additional source of liquidity. The Mortgage Company was the key contributor to this increase in mortgage loan production, with $35.6 million in loans originated.

      The increase in commercial loans was largely due to marketing efforts of the Bank's commercial loan team, strengthened by the recent additions of personnel recruited from competing banks in the area. Many of these loan officers were able to transfer business relationships with them. Commercial loans increased $10.8 million, from $75.1 million at December 31, 1996 to $85.9 million on June 30, 1997.

The majority of these loans are tied to the Bank's Corporate Market rate (which generally moves with the national prime lending rate) and tend to be the Bank's most profitable loans.

      The composition of the loan portfolio is summarized as follows:

                                           LENDING AND CREDIT MANAGEMENT<F1>
                                                          JUNE 30,              DECEMBER 31,             JUNE 30,
                                                            1997                    1996                   1996
                                                    ---------------------   ---------------------   ---------------------

                                                                  PERCENT                 PERCENT                 PERCENT
                                                                 OF TOTAL                OF TOTAL                OF TOTAL
                                                     AMOUNT       LOANS      AMOUNT       LOANS      AMOUNT       LOANS
                                                    --------     --------   --------     --------   --------     --------
                                                                           (DOLLARS IN THOUSANDS)
Commercial, financial, agricultural,
      municipal and industrial
      development                                   $ 85,888       24.71%   $ 75,129       25.74%   $ 50,090       22.48%
Real estate--construction                             13,963        4.02       8,763        3.00       9,091        4.08
Real estate--mortgage:
      One- to four-family                            147,583       42.45     121,386       41.58      85,598       38.42
      Multi-family and commercial                     87,265       25.10      74,721       25.60      63,302       28.41
Consumer and other                                    13,124        3.78      12,084        4.14      14,884        6.68
Less unearned income                                    (189)      (0.05)       (157)      (0.05)       (160)      (0.07)
                                                    --------      ------    --------      ------    --------      ------
Total loans                                         $347,634      100.00%   $291,926      100.00%   $222,805      100.00%
                                                    ========      ======    ========      ======    ========      ======

-------------------------
<F1> The Bank had no outstanding foreign loans at the dates reported.

      The following table summarizes, for the periods indicated, activity in the Bank's allowance for possible loan losses, including amounts of loans charged off, amounts of recoveries and additions to the allowance charged to operating expenses:

                        SUMMARY OF LOAN LOSS EXPERIENCE AND RELATED INFORMATION--ALLOCATION
                                          OF THE ALLOWANCE FOR LOAN LOSSES
                                                                        SIX MONTHS ENDED              SIX MONTHS ENDED
                                                                          JUNE 30, 1997                 JUNE 30, 1996
                                                                          -------------                 -------------
                                                                                     (DOLLARS IN THOUSANDS)
Allowance for possible loan losses
      (beginning of period)                                                 $  3,100                      $  2,130

Loans charged off:
Commercial, financial, agricultural,
        municipal and industrial development                                    (124)                          (41)
      Real estate--mortgage                                                      (56)                         (277)
      Installment and consumer                                                   (79)                           (5)
      Other loans                                                                 --                            --
                                                                            --------                      --------
Total loans                                                                     (259)                         (323)
                                                                            --------                      --------

Recoveries of loans previously charged off:
      Commercial, financial, agricultural,
        Municipal and industrial development                                       6                            47
      Real estate--mortgage                                                       --                             3
      Installment and consumer                                                     7                             2
      Other loans                                                                 --                            --
                                                                            --------                      --------

Total recoveries                                                                  13                            52
                                                                            --------                      --------

Net loans charged off                                                           (246)                         (271)
                                                                            --------                      --------

Provision for possible loan losses                                             1,121                           431
                                                                            --------                      --------

Allowance for possible loan losses (end of period)                          $  3,976                      $  2,290
                                                                            --------                      --------

Loans outstanding:
      Average                                                               $311,707                      $196,571
      End of period                                                         $347,634                      $222,805

Ratios:

      Net charge offs to average loans outstanding                              0.08%                         0.14%
      Net charge offs to provision for loan losses                             21.94%                        62.88%
      Provision for loan losses to average loans outstanding                    0.36%                         0.22%
      Allowance for loan loss to total loans outstanding                        1.14%                         1.03%

Allocation for possible loan losses at end of period:

      Commercial, financial, agricultural,
        municipal and industrial development                                $  1,864                      $    615
      Real estate--construction                                                  159                            92
      Residential real estate loans, first deeds of trust                        667                           852
      Installment loans to individuals                                           134                           105
      All other loans                                                             --                            --
      Unallocated                                                              1,152                           626
                                                                            --------                      --------

Total                                                                       $  3,976                      $  2,290
                                                                            ========                      ========

      Investments. Investment securities increased $1.8 million in the first six months of 1997, from $60.6 million at December 31, 1996 to $62.4 million at June 30, 1997. The increase was primarily attributable to a $1.1 million increase in United State Treasury securities from $7.9 million at December 31, 1996 to $9.0 million at June 30, 1997. In addition, there was a $1.4 million increase FHLB stock due to purchases required under the Bank's borrowing agreement with the FHLB. FHLB stock increased from $4.5 million at December 31, 1996 to $5.9 million at June 30, 1997.

      The book values of the investment securities for the periods indicated are as follows:

                                 INVESTMENT SECURITIES PORTFOLIO
                                                                JUNE 30,              DECEMBER 31,
                                                                  1997                    1996
                                                                --------              ------------
                                                                         (IN THOUSANDS)
United States Treasury securities                                $ 8,963                 $ 7,941
Obligations of United States government agencies                  46,079                  46,718
Federal Home Loan Bank stock                                       5,898                   4,462
States and political subdivisions                                  1,158                   1,199
      Plus unrealized gain on securities held
        available for sale                                            45                      35
Other                                                                255                     205
                                                                 -------                 -------
Total investment securities                                      $62,398                 $60,560
                                                                 =======                 =======

Asset Quality

      The Company's allowance for possible loan losses increased 28%, from $3.1 million on December 31, 1996 to $4.0 million on June 30, 1997. This increase was primarily due to the provision of $1.1 million to the reserve for possible loan losses during the first six months of 1997. The reserve for loan losses is budgeted by using a risk weighting system based upon the different risk categories of loans. The allowance for loan losses to total loans increased to 1.14% at June 30, 1997 from 1.06% at December 31, 1996. Management believes that the allowance for possible loan losses at June 30, 1997 was adequate to reflect the credit risk in the loan portfolio. See "--Provision for Loan Losses."

      Non-performing loans increased to $872,000 at June 30, 1997, an increase of $180,000 from $692,000 at December 31, 1996. The ratio of non-performing loans to total loans increased to 0.25% at June 30, 1997, compared to 0.24% at December 31, 1996. The increase in non-performing loans was primarily attributable to one residential real estate loan which was characterized as a non-accrual loan. Management believes that the Bank is adequately reserved for these specific problem loans and that the increase in non-performing loans does not reflect an overall trend in the asset quality of the loan portfolio.

      Potential problem credits are monitored by the lending staff and senior management. The Bank continually monitors its loan portfolio and discontinues the accrual of interest on any loan on which payment of principal or interest on a timely basis in the normal course of business is doubtful. The discontinuance of interest accrual on a loan occurs at any time that a significant problem is detected in the normal payment process. The Bank's policy is to automatically place a loan on non-accrual status when it becomes 90 days past due, unless it is well secured and in the process of collection. Interest income on a non-accrual loan is recognized only as collected.

      As an integral part of their examination process, the various regulatory agencies periodically review the Bank's allowances for possible loan losses. Such agencies have the authority to require the Bank to recognize additions to the reserve based upon their judgment. The Company believes that the allowances for possible loan losses at June 30, 1997 were adequate. The following table summarizes, for the periods presented, non-performing assets by category:

                                    RISK ELEMENTS--NON-ACCRUAL, PAST DUE AND RESTRUCTURED LOANS
                                                                      JUNE 30,        DECEMBER 31,        JUNE 30,
                                                                        1997              1996              1996
                                                                      --------        ------------        --------
                                                                                (DOLLARS IN THOUSANDS)
Commercial, financial, agricultural and all other loans:
      Past due 90 days or more                                        $    119          $      5          $     79
      Non-accrual                                                          288               207               171
      Restructured terms                                                    --                --                --

Real estate--construction:
      Past due 90 days or more                                              --               264                --
      Non-accrual                                                          130                84               340
      Restructured terms                                                    --                --                --

Real estate--mortgage:
      Past due 90 days or more                                              --                --                --
      Non-accrual                                                          312                --                --
      Restructured terms                                                    --                --                --

Installment loans to individuals:
      Past due 90 days or more                                              --                23                --
      Non-accrual                                                           23               109                48
      Restructured terms                                                    --                --                --
                                                                      --------          --------          --------

Total non-performing loans:                                           $    872          $    692          $    638
                                                                      ========          ========          ========
Balance sheet information:
      Total assets                                                    $427,481          $377,564          $292,421
      Loans outstanding                                                347,634           291,926           222,805
      Shareholders' equity                                              22,858            16,386            14,688
      Allowance for possible loan loss                                   3,976             3,100             2,290

Ratios:
      Non-performing loans to total loans outstanding                     0.25%             0.24%             0.29%
      Non-performing assets to total assets                               0.20%             0.18%             0.22%
      Non-performing loans to shareholders' equity                        3.81%             4.22%             4.34%
      Reserve for possible loan losses to total loans                     1.14%             1.06%             1.03%
      Reserve for possible loan losses
        to non-performing loans                                         455.96%           447.98%           358.93%

Percent of categories to total end of period loans:
      Commercial, financial, agricultural,
        municipal and industrial development                             24.71%            25.74%            22.48%
      Real estate--construction                                           4.02%             3.00%             4.08%
      Real estate--mortgage:
        One- to four-family residential                                  42.45%            41.58%            38.42%
        Multi-family and commercial                                      25.10%            25.60%            28.41%
Installment and consumer                                                  3.78%             4.14%             6.68%
      Less unearned income                                               (0.05)%           (0.05)%           (0.07)%
                                                                      --------          --------          --------
Total loans                                                             100.00%           100.00%           100.00%
                                                                      ========          ========          ========

Liquidity and Capital Resource Management

      Corresponding to the growth in assets for the first six months of 1997, total liabilities and shareholders' equity increased by $49.9 million. A substantial portion of this increase was represented by a $38.1 million increase in short-term borrowings. Long-term borrowing decreased by $1.0 million during the first six months of 1997 due to a partial repayment. The Bank used these borrowings primarily to fund loan growth in anticipation of recently opened branches attracting core deposits and until the acquisition of Reliance Financial, Inc. and the Warrenton and Union, Missouri branches of Roosevelt Bank in the third quarter of 1997. The addition of these deposits was used partially for the retirement of outstanding short-term debt. See "Unaudited Pro Forma Financial Information."

      Deposits. During the six months ended June 30, 1997, total deposits increased 2.1%, or $6.3 million, to $315.0 million from $308.7 million at December 31, 1996. The Bank anticipates deposit growth will increase in the second half of 1997, as the South County branch matures and the newly opened St. Peters branch begins to attract core deposits. As mentioned above, the acquisition of Reliance Financial, Inc. and the Warrenton and Union, Missouri branches of Roosevelt Bank in the third quarter of 1997 substantially increased core deposits. As of June 30, 1997, combined deposits from the planned acquisitions totaled approximately $123.0 million. In addition to the newly added branches, the Bank plans to continue offering new products to increase core deposits and attract long-term banking relationships. In 1997, the Bank introduced investment services through INVEST Financial Group and plans to offer PC home banking and sophisticated cash management services to commercial customers.

      The following table summarizes deposit activity:

                                              DEPOSIT LIABILITY COMPOSITION
                                             JUNE 30,                   DECEMBER 31,
                                              1997                          1996
                                     ------------------------      ------------------------
                                                      PERCENT                       PERCENT
                                                     OF TOTAL                      OF TOTAL        DOLLAR         PERCENT
                                      AMOUNT         DEPOSITS       AMOUNT         DEPOSITS        CHANGE         CHANGE
                                     --------        --------      --------        --------        ------         -------
                                                       (DOLLARS IN THOUSANDS)
Demand deposits                      $ 34,928          11.09%      $ 29,406           9.53%       $ 5,522          18.78%
NOW accounts                           11,627           3.69         10,711           3.47            916           8.55
Money market accounts                  74,357          23.60         74,490          24.13           (133)         (0.18)
Savings deposits                        6,323           2.01          6,083           1.97            240           3.95
Certificates of deposit               132,885          42.18        128,407          41.60          4,478           3.49
Certificates of deposit
      over $100,000                    44,854          14.24         50,825          16.47         (5,971)        (11.75)
IRA certificates                       10,043           3.19          8,748           2.83          1,295          14.80
                                     --------         ------       --------         ------        -------         ------
      Total deposits                 $315,017         100.00%      $308,670         100.00%       $ 6,347           2.06%
                                     ========         ======       ========         ======        =======         ======

      The Bank seeks to maintain a level of liquidity that will provide a readily available source of funds for new loans, allowing it to meet loan commitments and other obligations on a timely basis. Historically, the Bank has been loan driven, meaning that as loans have increased, the Bank has taken action to increase the level of core deposits and, depending on market conditions, access cost effective alternative sources of short-term funding.

      Increasing core deposits generally involves the use of promotions, paying premium rates coupled with advertising to attract new customers to the Bank. When possible, the Bank has timed a deposit promotion to coincide with the opening of a new branch to achieve maximum growth in deposits. It has been the Bank's experience that the majority of deposits raised through these promotions have remained at the Bank after the promotion is over and so have provided a steadily growing base of core deposits at the Bank. In addition to the above-described sources, the steady flow of maturing securities provides a source of liquidity.

      Capital Resources. Management anticipates continued loan demand in the Bank's market area as bank consolidation continues and fewer middle market lenders serve the area. In order to maintain the flexibility to fund this growth, the Company intends to strengthen its equity capital position through retained earnings and the issuance of debt and/or equity securities as deemed advisable. In addition, the Company has entered into an agreement with the FHLB to provide the Bank a credit facility secured by the Bank's assets with current availability of $96.4 million of which $59.6 million was outstanding as of June 30, 1997. On September 4, 1997, the Company borrowed $3.0 million pursuant to its bank stock loan, the proceeds of which were contributed to the capital of the Bank to improve its capital ratios in light of the Branch Acquisition and internal growth. These capital resources will provide the Bank the opportunity to further expand the loan portfolio with the flexibility to increase deposits when conditions best match the Bank's needs and resources.

      The analysis of capital is dependent upon a number of factors including asset quality, earnings strength, liquidity, economic conditions and combinations thereof. The Federal Reserve Bank has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions. At this time, the two primary criteria in effect are the risk-based capital guidelines and the minimum capital to total assets or leverage ratio requirement.

      In general the standards require banks and bank holding companies to maintain capital based on "risk adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, banks and bank holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

      The standards also classify total capital for this risk-based measure into two tiers referred to as Tier 1 and Tier 2. For the Company, Tier 1 capital includes total shareholders' equity less goodwill. Tier 2 capital is comprised of the reserve for loan and lease losses (within certain limits), perpetual preferred stock not included in Tier 1, hybrid capital instruments, term subordinated debt and intermediate-term preferred stock.

      Bank holding companies are required to meet a minimum ratio of 8% of qualifying total capital to risk-adjusted assets and a minimum ratio of 4% of qualifying Tier 1 capital to risk-adjusted assets. Capital that qualifies as Tier 2 capital is limited in amount to 100% of Tier 1 capital.

      As of June 30, 1997, the Company's risked-based and Tier 1 capital ratios were 9.63% and 7.31%, respectively. Identical capital standards apply to the Bank. For the first six months of 1997, the Bank's risked-based capital and Tier 1 capital ratios were 10.36% and 9.11%, respectively.

      The minimum acceptable ratio of Tier 1 capital to tangible assets, or leverage ratio, has been established by the Federal Reserve Board at 4%. As of June 30, 1997, the Company's leverage ratio was 5.53%.

      The Company currently believes that its business will require up to $4.0 million of additional capital prior to the end of 1997. Accordingly, the Company has undertaken this offering to finance such capital requirements.
The Company's management will continue to monitor the Company's actual and forecasted position in light of operating results and planned operations and growth. The Company may seek to raise additional capital subsequent to 1997, if deemed necessary or advisable by its Board of Directors after consideration of those factors deemed relevant by the board.

                                    BUSINESS

GENERAL

      The Company is a bank holding company that owns all of the capital stock of the Bank and the Savings Bank. The Bank and Savings Bank provide personal and commercial banking and related financial services from eleven locations in the St. Louis SMSA and three locations in Northeast Missouri. The
Mortgage Company offers residential loans primarily to customers in the St. Louis SMSA. Edge offers residential loans primarily to customers in the St. Louis SMSA who do not qualify under standard mortgage loan criteria.

      The Company was organized in May 1989 and acquired Allegiant State Bank at that time. The Company acquired the Bank in 1990. In November 1994, the Bank acquired the Mortgage Company. Effective January 1995, Allegiant State Bank merged into the Bank. Edge was organized in October 1996 and began operations in January 1997. The Savings Bank was acquired in August 1997. The address of the Company's principal executive offices is 7801 Forsyth Boulevard, St. Louis, Missouri 63105 and its telephone number is: (314) 726-5000.


THE BANK AND SAVINGS BANK

      The Bank's main office is located in the City of St. Louis, Missouri at 4323 North Grand Boulevard. The Bank's other nine locations in the St. Louis SMSA are in Hazelwood, Maryland Heights, Clayton, Des Peres, Mehlville, St. Peters, Union, Warrenton and Crestwood. In addition, the Bank's operations center is located in Maryland Heights. The Northeast Missouri locations consist of full-service facilities located in Kahoka, Missouri and Palmyra, Missouri and a predominantly retail-oriented facility operating from leased space in a supermarket located in Monroe City, Missouri.

      The Savings Bank's main office is located in St. Louis County, Missouri at 8930 Gravois Avenue.

      Since acquiring Allegiant State Bank in 1989, the Company has focused on controlled growth by meeting customers' needs for responsive service. The Company has sought to operate a limited number of offices with relatively large deposit bases, make commercial loans (which tend to be larger in size than retail loans), employ a capable staff and implement modern data processing and operational systems to increase productivity.

      The Bank's core deposit base generally has been enhanced through advertising and deposit promotions. The Bank has not used brokered deposits as a source of funds. The Company has sought to increase its earning assets by expanding its mortgage lending activities. The Company anticipates that its mortgage lending activities will be a key element in its strategy for increasing the level of its earning assets.

MARKET AREAS

     ST. LOUIS SMSA. The Company's primary service area is located in St. Louis County which has a total population of approximately 1.0 million and the City of St. Louis which has a population of approximately 400,000. A key to market coverage is accessibility. With the addition of the Mehlville and St. Peters retail banking offices in 1996 and 1997, respectively, management believes that the Bank's retail banking offices are within a 20 minute drive from all principal sectors of the St. Louis SMSA. Upon consummation of the Branch Acquisition, the Bank added retail banking offices in Warrenton, Missouri and Union, Missouri. The Warrenton banking office is located in Warren County, which has a total population of approximately 23,000. With the addition of the Warrenton branch, the Bank is believed to have the largest deposit market share in Warren County. The Union banking office is located in Franklin County, which has a total population of approximately 87,000. Both the Warrenton and Union banking offices are within a 45 minute drive from St. Louis County.

      NORTHEASTERN MISSOURI.  The City of Kahoka is located in Clark
County and has a population of approximately 2,200. The City of Palmyra is located in Marian County and has a population of approximately 3,400. Monroe City is located in Pike County and has a population of approximately 2,600. The Company intends to continue to expand its Northeastern Missouri operations into additional markets not currently served by its existing facilities. It is anticipated that new locations will be centered along U.S. Highway 61.

PRODUCTS AND SERVICES

      Through the Bank and Savings Bank, the Company offers a complete line of banking services to the communities that it serves. In conjunction with the growth of its branch facilities, the Bank has introduced new products and services in order to attract new business and increase current customer satisfaction. These products will also be offered to customers of the Savings Bank. New products the Bank and Savings Bank intend to offer in 1997 include: PC home banking; check imaging; an enhanced Internet "home page;"
an on-line teller system; a cash management system geared toward commercial customers; an expanded line of mortgage loan products offered through the Mortgage Company; and a complete line of investment programs offered through the Bank's brokerage correspondent. Products introduced in 1996 include: home equity lines of credit; investment annuities; debit cards; free checking; and overdraft lines of credit. The Company believes that by offering a broad-based line of financial products, current customer retention is achieved while new banking relationships can be developed.

      The Bank and Savings Bank also offer a wide range of traditional commercial and retail banking products and services to its customers.
Deposit accounts include certificates of deposit, individual retirement accounts and other time deposits, checking and other demand deposit accounts, interest-bearing checking accounts, savings accounts and money market accounts. Loans include residential real estate, commercial, financial, municipal and industrial development, real estate construction and development, installment and consumer loans.

MARKETING

     The Company's marketing approach entails a word-of-mouth, referral-based strategy utilizing the Company, Bank and Banking Center directors' personal contacts and networks. Most of the Bank's new commercial banking business consists of referrals generated from existing customers and this "Allegiant" network. The Bank's Board of Directors and Banking Center directors primarily include local business people from the Bank's market area. The Company currently has nine directors and the Bank currently has 19 directors and 105 Banking Center directors. This group of individuals, along with the senior management of the Bank, seeks to maintain close personal contact with the Bank's commercial customers and their businesses, and strives to create a personalized banking relationship that differentiates the Bank from other larger competitors within the market.

      The Company believes that the growth in earning assets, total deposits and net income achieved during 1996 and the first two quarters of 1997 was attributable in large measure to its strategy of providing quality, personalized service in a community banking environment. Management believes that the Company as a whole is favorably positioned in a market preparing for a potentially turbulent wave of consolidation resulting from the passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994. Numerous mergers and acquisitions of banks and thrifts recently have occurred in the St. Louis SMSA. This activity has created an environment of instability among the larger financial institutions in the market.
Management believes that by offering a personalized, relationship oriented approach in a friendly neighborhood atmosphere, the Bank will be able to increase its customer base substantially, due to this market consolidation.

COMPETITION

      The Operating Subsidiaries encounter substantial competition for deposits and loans in their markets. The Operating Subsidiaries' principal competitors include other financial institutions, such as banks, savings and loan institutions and credit unions, and a number of other non-bank competitors, such as insurance companies, small loan companies, finance companies, and mortgage companies. Many of the Operating Subsidiaries' non-bank competitors are not subject to the extensive federal and state regulations which govern the Company and the Operating Subsidiaries and, as a result, have a competitive advantage over the Operating Subsidiaries in providing certain services. Many of the financial institutions with which the Operating Subsidiaries compete are larger and have substantially greater financial resources than the Operating Subsidiaries.

      While the Operating Subsidiaries also encounter a great deal of competition in their lending activities, management believes that there is less competition in the Operating Subsidiaries' specialty middle-market and neighborhood bank niche than there was up to a few years ago. The Operating Subsidiaries believe that their competitive positions have been strengthened by the advent of branch banking in Missouri, which has resulted in consolidations of bank subsidiaries of several large bank holding companies. The Operating Subsidiaries' strategy, by contrast, is to remain middle market lenders which maintain close, long-term contacts with their customers.

EMPLOYEES

      As of September 5, 1997, the Company and the Operating Subsidiaries had approximately 169 full-time equivalent employees. None of these employees of the Company or the Operating Subsidiaries are subject to a collective bargaining agreement. The Company considers its relationships with its employees and those of the Operating Subsidiaries to be good.

EFFECT OF GOVERNMENTAL POLICY

      One of the most significant factors affecting the Operating Subsidiaries' earnings is the difference between the interest rates paid by the Operating Subsidiaries on their deposits and their other borrowings and the interest rates earned by the Operating Subsidiaries on loans to their customers and securities owned by the Operating Subsidiaries. The yields of their assets and the rates paid on their liabilities are sensitive to changes in prevailing interest rates. Thus, the earnings and growth of the Operating Subsidiaries will be influenced by general economic conditions, the monetary and fiscal policies of the federal government, and the policies of regulatory agencies, particularly the Federal Reserve Board, which implements national monetary policy. An important function of the Federal Reserve System is to regulate the money supply and credit conditions in order to mitigate recessionary and inflationary pressures. Among the techniques used to implement these objectives are open market operations in U.S. government securities and changes in reserve requirements of banks and in the cost of short-term bank borrowings. These techniques influence overall growth and distribution of credit, bank loans, investments and deposits, and may also affect interest rates charged on loans or paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

      From time to time, legislation has been enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial institutions. Legislative proposals which could affect the Company and the banking business in general have been proposed and may be introduced before the United States Congress and other governmental bodies. These proposals may alter the Company's structure, regulation, disclosure and reporting requirements. In addition, various banking regulatory agencies frequently propose rules and regulations to implement and enforce existing legislation. It cannot be predicted whether or in what form any such legislation or regulations will be enacted or the extent to which the business of the Company would be affected thereby.

LEGAL PROCEEDINGS

      Various claims and lawsuits, incidental to the ordinary course of business, are pending against the Company and its subsidiaries. In the opinion of management, after consultation with legal counsel, resolution of these matters is not expected to have a material effect on the Company's financial condition or results of operations.

                           SUPERVISION AND REGULATION

GENERAL

      As a bank holding company, the Company is subject to regulation under the Bank Holding Company Act of 1956 ("BHCA"), and its examination and reporting requirements. Under the BHCA, a bank holding company may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank or savings and loan association, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions. The Company and its subsidiaries are also subject to supervision and examination by applicable federal and state banking agencies. The earnings of the Company's subsidiaries, and therefore the earnings of the Company, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the FDIC, the OTS and various state financial institution regulatory agencies. In addition, there are numerous governmental requirements and regulations that affect the activities of the Company and its subsidiaries.

CERTAIN TRANSACTIONS WITH AFFILIATES

      There are various legal restrictions on the extent to which a bank holding company and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank and thrift subsidiaries. In general, these restrictions require that any such extensions of credit must be on non-preferential terms and secured by designated amounts of specified collateral and be limited, as to the holding company or any one of such nonbank subsidiaries, to 10% of the lending institution's capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such capital stock and surplus.

PAYMENT OF DIVIDENDS

      The Company is a legal entity separate and distinct from its financial institutions and other subsidiaries. The principal source of the Company's revenues is dividends from the Bank and the Savings Bank. Various federal and state statutory provisions limit the amount of dividends an affiliate financial institution can pay to the Company without regulatory approval. The approval of federal and state bank regulatory agencies, as appropriate, is required for any dividend if the total of all dividends declared in any calendar year would exceed the total of the institution's net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand. The payment of dividends by the Bank and the Savings Bank may also be affected by other factors, such as the maintenance of adequate capital. In addition, payment of dividends from the Savings Bank to the Company may be prohibited by the OTS and/or OTS regulations. The Company is presently limited in its ability to pay cash dividends on the Common Stock without the consent of its lender, however, the Company does not believe that its bank stock loan covenants will materially constrain its ability to pay dividends in accordance with its announced dividend policy.

CAPITAL ADEQUACY

      The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The banking and thrift regulators have issued standards for banks that are similar to, but not identical with, the standards for bank holding companies.

      In general, the risk-related standards require financial institutions and financial institution holding companies to maintain certain capital levels based on "risk-adjusted" assets, so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, banks, thrifts and bank holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments. The Company, Bank and Savings Bank exceed all applicable capital adequacy standards.

SUPPORT OF SUBSIDIARIES

      Under Federal Reserve Board policy, the Company is expected to act as a source of financial strength to its subsidiaries and to commit resources to support its subsidiaries in circumstances where it might not choose to do so absent such a policy. This support may be required at times when the Company may not find itself able to provide it. In addition, any capital loans by the Company to any of its subsidiaries would also be subordinate in right of payment to deposits and certain other indebtedness of such subsidiary.

      Consistent with this policy regarding bank holding companies serving as a source of financial strength for their subsidiaries, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition.

FIRREA AND FDICIA

      FIRREA contains a cross-guarantee provision that could result in insured depository institutions owned by the Company being assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by the Company. Under FIRREA, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.

      FDICIA made extensive changes to the federal banking laws. FDICIA instituted certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits. FDICIA contains various other provisions that may affect the operations of banks and savings institutions.

      The prompt corrective action provision of FDICIA requires the federal banking regulators to assign each insured institution to one of five capital categories ("well capitalized," "adequately capitalized" or one of three "undercapitalized" categories) and to take progressively more restrictive actions based on the capital categorization, as specified below. Under FDICIA, capital requirements would include a leverage limit, a risk-based capital requirement and any other measure of capital deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any relevant capital measure.

      FDICIA, through its prompt correct action system, imposes significant operational and management restrictions on institutions that are not considered at least "adequately capitalized." Under FDICIA's prompt corrective action system, institutions in the "undercapitalized" category must submit a capital restoration plan guaranteed by its parent company. The liability of the parent company under any such guarantee is limited to the lesser of 5% of a financial institution's assets at the time it became "undercapitalized," or the amount needed to comply with the plan. A financial institution in the "undercapitalized" category also is subject to limitations in numerous areas including, but not limited to: asset growth; acquisitions; branching; new business lines; and acceptance of brokered deposits.

Progressively more burdensome restrictions are applied to a financial institution in the "undercapitalized" category that fails to submit or implement a capital plan and to a financial institution that is in the "significantly undercapitalized" or "critically undercapitalized" categories. A financial institution's primary federal banking agency is authorized to downgrade a financial institution's capital category to the next lower category upon a determination that the financial institution is in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a rating on its most recent examination of three or worse (on a scale of 1 (best) to 5 (worst)), with respect to its asset quality, management, earnings or liquidity. The capital category assigned to a depository institution also affects its deposit insurance assessment rate.

      The FDIC, the OTS and the Federal Reserve Board adopted capital-related regulations under FDICIA. Under those regulations, a financial institution will be well capitalized if it: (i) had a risk-based capital ratio of 10% or greater; (ii) had a ratio of Tier 1 capital to risk-adjusted assets of 6% or greater; (iii) had a ratio of Tier 1 capital to adjusted total assets of 5% or greater; and (iv) was not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. A financial institution will be adequately capitalized if it was not "well capitalized" and: (i) had a risk-based capital ratio of 8% or greater; (ii) had a ratio of Tier 1 capital to risk-adjusted assets of 4% or greater; and (iii) had a ratio of Tier 1 capital to adjusted total assets of 4% or greater (except that certain associations rated "Composite 1" under the federal banking agencies' CAMEL rating system may be adequately capitalized if their ratios of core capital to adjusted total assets were 3% or greater).

      FDICIA makes extensive changes in existing rules regarding audits, examinations and accounting. It generally requires annual on-site, full scope examinations by each financial institution's primary federal regulator. It also imposed new responsibilities on management, the independent audit committee and outside accountants to develop or approve reports regarding the effectiveness of internal controls, legal compliance and off-balance sheet liabilities and assets.

DEPOSITOR PREFERENCE STATUTE

      Legislation enacted in August 1993 provides a preference for deposits and certain claims for administrative expenses and employee compensation against an insured depository institution in the liquidation or other resolution of such an institution by any receiver. Such obligations would be afforded priority over other general unsecured claims against such an institution, including federal funds and letters of credit, as well as any obligation to shareholders of such an institution in their capacity as such.

FDIC INSURANCE ASSESSMENTS

      The Bank and the Savings Bank are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule pursuant to which each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's federal and state supervisor, and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. See "--FIRREA and FDICIA."

      FIRREA, adopted in August 1989 to provide for the resolution of insolvent savings associations, required the FDIC to establish separate deposit insurance funds--the Bank Insurance Fund (the "BIF") for banks and the Savings Association Insurance Fund (the "SAIF") for savings associations. FIRREA also required the FDIC to set deposit insurance assessments at such levels as would cause the BIF and the SAIF to reach their "designated reserve ratios" of 1.25 percent of the deposits insured by them within a reasonable period of time. Due to low costs of resolving bank insolvencies in the last few years, the BIF reach its designated reserve ratio in May 1995. As a result, effective January 1, 1996, the FDIC eliminated deposit insurance assessments (except for the minimum $2,000 payment required by law) for banks that are well capitalized and well managed and reduced the deposit insurance assessments for all other banks. As of January 1, 1996, the SAIF had not reached the designated reserve ratio.

      The Deposit Insurance Funds Act of 1996 (the "Funds Act"), enacted as part of the Omnibus Appropriations Bill on September 30, 1996, required the FDIC to take immediate steps to recapitalize the SAIF and to change the basis on which funds are raised to make the scheduled payments on the FICO bonds issued in 1987 to replenish the Federal Savings and Loan Insurance Corporation. The new legislation, combined with regulations issued by the FDIC immediately after enactment of the Funds Act, provided for a special assessment in the amount of 65.7 basis points per $100 in insured deposits on SAIF-insured deposits held by depository institutions on March 31, 1995 (the special assessment was required by the Funds Act to recapitalize the SAIF to the designated reserve ratio of 1.25 percent of the deposits insured by
SAIF). Payments of this assessment were made in November 1996, but were accrued by financial institutions in the third calendar quarter of 1996. Commencing January 1, 1997, BIF-insured institutions will be responsible for a portion of the annual carrying costs of the FICO bonds. Such institutions will be assessed at 80% of the rate applicable to SAIF-insured institutions until December 31, 1999. Effective January 1, 1997, the Funds Act also reduced ongoing SAIF deposit insurance assessment rates to a range from 6.4 cents to 23 cents (from previous rates of 23 cents to 31 cents) per $100 of insured deposits and increased ongoing BIF deposit insurance assessment rates to a range from zero to 1.3 cents per $100 of insured deposits.
Additionally, pursuant to the Funds Act, if the reserves in the BIF at the end of any semiannual assessment period exceed 1.25 percent of insured deposits, the FDIC is required to refund the excess to the BIF-insured institutions.

      The Funds Act contemplates the merger of the SAIF and BIF by 1999, provided the consolidation/merger of federal bank and thrift charters under applicable law and regulation has been achieved by that time. Until such time, however, depository institutions will continue to be prohibited from shifting deposits from SAIF insurance coverage to BIF insurance coverage in an attempt to avoid the higher SAIF assessments.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

      The Articles of Incorporation of the Company provide that the Board of Directors is to consist of not less than six and not more than 24 directors, each holding office for three years and until his or her respective successor shall have been duly elected and qualified. The Articles of Incorporation further provide that the exact number of directors to be elected will be determined from time to time by the Board of Directors. The Board of Directors has fixed the number of persons serving on the Company's Board of Directors at nine.

      The following individuals currently serve as members of the Board of Directors and/or executive officers of the Company:

             NAME               AGE                       POSITION
             ----               ---                       --------
      Marvin S. Wool             68    Chairman and Chief Executive Officer of the Company;
                                       Chairman of the Bank

      Shaun R. Hayes             37    President and Director of the Company; President and
                                       Chief Executive Officer of the Bank; President of the
                                       Savings Bank

      S. Kay Love                35    Vice President/Chief Financial Officer of the Bank;
                                       Assistant Secretary of the Company; Vice
                                       President/Treasurer of the Savings Bank; Treasurer of
                                       Edge

      Charles E. Polk, Jr.       36    Director

      Leland B. Curtis           53    Director

      Leon A. Felman             62    Director

      C. Virginia Kirkpatrick    63    Director

      Kevin R. Farrell           46    Director and Secretary of the Company

      John T. Straub             48    Director

      Lee S. Wielansky           46    Director

      Marvin S. Wool has served as a director of the Company since 1990 and as the Chairman and Chief Executive Officer of the Company and Chairman of the Bank since March 1992. Mr. Wool is also a director of the newly acquired Savings Bank. For more than the past five years, Mr. Wool has served as the President and Chief Executive Officer of Dash Multi-Corp, Inc., the holding company for ten subsidiary companies located in Georgia, Mississippi, Missouri, New Jersey and California which are in the chemical, cloth coating and carpet industries.

      Shaun R. Hayes has served as a director and as the President of the Company since 1989. Additionally, Mr. Hayes has served as President and Chief Executive Officer of the Bank since May 1992. From 1989 through 1994, Mr. Hayes served as Secretary of the Company. Mr. Hayes is also a director and the President of the newly acquired Savings Bank.

      S. Kay Love has served as Assistant Secretary of the Company and Vice President/Chief Financial Officer of the Bank since March 1992. Ms. Love is also Treasurer of Edge and Vice President/ Treasurer of the Savings Bank. From September 1983 to March 1992, Ms. Love served in various positions at Mercantile Bank of St. Louis N.A. including Staff Auditor, Assistant Controller, Financial Systems Accountant, Personal Banking Officer/Branch Operations Manager and Mortgage Banking Officer.

      Charles E. Polk, Jr. has been a director of the Company since 1994. Mr. Polk has been a partner of Husch & Eppenberger, a law firm located in St. Louis, Missouri, since 1991. For more than one year prior to joining Husch & Eppenberger, he was associated with Peper, Martin, Jensen, Maichel & Hetlage, a law firm located in St. Louis, Missouri.

      Leland B. Curtis has been a director since March 21, 1996. He has also been a partner in the law firm of Curtis, Oeting, Heinz, Garret & Soule, a law firm located in St. Louis, Missouri, for more than the past five years.

      Leon A. Felman has been a director of the Company since 1992. For more than the past five years, Mr. Felman has been associated with Sage Systems, Inc., a franchisee of Arby's restaurants in the St. Louis area, and currently serves as its President and Chief Executive Officer.

      C. Virginia Kirkpatrick has been a director of the Company since 1990. For more than the past five years, Ms. Kirkpatrick has been President of CVK Personal Management & Training Specialists, a business consulting and human resource management firm.

      Kevin R. Farrell has served as a director of the Company since 1989 and as Secretary of the Company since 1994. For more than the past five years, Mr. Farrell has been President of St. Louis Steel Products, a steel fabricating company.

      John T. Straub has been a director of the Company since 1990. Since April 1992, Mr. Straub has been self-employed as a certified public accountant. From December 1989 to April 1992, Mr. Straub served as Chief Financial Officer of Group Five, Inc.

      Lee S. Wielansky has been a director of the Company since 1990. For more than the past five years, Mr. Wielansky has been the President and Chief Executive Officer of Midland Development Group, a real estate development company.

      The Board of Directors has a standing Executive Committee, Audit Committee, Directors' Responsibility Committee, Human Resources Committee and Executive Compensation Committee.

      The members of the Executive Committee are Marvin S. Wool, Shaun R. Hayes, C. Virginia Kirkpatrick, Kevin R. Farrell and Lee S. Wielansky. The Executive Committee may exercise all powers of the Board of Directors which may be lawfully delegated when the Board of Directors is not in session.

      The members of the Audit Committee are John T. Straub, Lee S. Wielansky and Charles E. Polk, Jr. The duties of the Audit Committee include meeting with the independent auditors, management, internal auditors and credit review personnel to periodically review the work of each and ensure that each is properly discharging its responsibilities.

      The members of the Directors' Responsibility Committee are Leon A. Felman, C. Virginia Kirkpatrick and John T. Straub. The Directors' Responsibility Committee periodically reviews transactions between directors and the Company to ensure compliance with various regulatory and other requirements.

      The members of the Human Resources Committee are C. Virginia Kirkpatrick, Marvin S. Wool and Shaun R. Hayes. The Human Resources Committee reviews the Company's employee training program and participates in the recruitment and selection of certain key management employees.

      The members of the Executive Compensation Committee are Leland B. Curtis, Lee S. Wielansky and Charles E. Polk, Jr. The Executive Compensation Committee reviews and approves salaries and other matters relating to the compensation and benefits of the executive officers and directors of the Company.

                        SECURITY OWNERSHIP BY MANAGEMENT

      The following table indicates, as of September 19, 1997: (i) the beneficial ownership of the Company's Common Stock by each person who is an executive officer, director or known by the Company to own beneficially more than 5% of the Company's Common Stock, and all directors and executive officers of the Company as a group; (ii) the number of shares that such individual and group have indicated they intend to subscribe for in this offering (subject to proration to the extent of any oversubscription); and (iii) the anticipated beneficial ownership of such individuals after this offering:

                                                                  NUMBER OF SHARES
                                                                   PROPOSED TO BE
                                   BEFORE OFFERING<F1>              PURCHASED BY               AFTER OFFERING<F1>
                                   -------------------              DIRECTORS AND              ------------------
       NAME OF                NUMBER OF SHARES        PERCENT    EXECUTIVE OFFICERS       NUMBER OF SHARES       PERCENT
   BENEFICIAL OWNER          BENEFICIALLY OWNED      OF CLASS    IN THE OFFERING<F2>   BENEFICIALLY OWNED<F3>   OF CLASS
   ----------------          ------------------      --------    -------------------   ----------------------   --------
Marvin S. Wool                   451,162 <F4>          12.4%            74,000              525,162               12.9%
Shaun R. Hayes                   260,677 <F5>           7.2             20,543              281,220                6.9
S. Kay Love                        5,405 <F6>           <F7>                56                5,461                <F7>
Leon A. Felman                   274,739 <F8>           7.8             40,000              314,739                7.9
Kevin R. Farrell                 165,030 <F9>           4.7             23,029              188,059                4.7
Lee S. Wielansky                 144,988 <F10>          4.0             12,571              157,559                3.9
C. Virginia Kirkpatrick           97,527 <F11>          2.7              5,496              103,023                2.6
John Straub                       61,039 <F12>          1.7              5,371               66,410                1.7
Charles E. Polk, Jr.              37,386 <F13>          1.1                861               38,247                <F7>
Leland B. Curtis                  13,661 <F14>          <F7>             1,020               14,681                <F7>
James R. Gibson                  207,038 <F15>          5.8               <F15>             207,038 <F15>          5.2

All directors and executive
  officers as a group
  (11 persons)                 1,718,652 <F16>         47.8

-----------------------
<F1>  Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his or her name. The percentage calculations for beneficial ownership are based upon 3,544,265 shares of the Company's Common Stock that were issued and outstanding as of September 19, 1997, plus, with respect to each individual and for all directors and executive officers as a group, the number of shares subject to options and warrants that may be acquired upon exercise or conversion within 60 days.

<F2>  Based upon number of shares of Common Stock which such individual and group has indicated an intention to purchase pursuant to this offering, subject to proration in the event of oversubscription.

<F3>  Amounts include the number of shares beneficially owned by each individual before the offering and the number of shares as to which each individual has given a preliminary indication of interest in purchasing in the offering.

<F4>  Total includes: 31,387 shares held by the Dash Industries Pension Plan;
      36,300 shares held in trusts for the benefit of Mr. Wool's children; 79,267 shares subject to presently exercisable stock options; and 11,325 shares subject to issuance upon exercise of warrants.

                                    - 81 -

<F5>  Total includes: 3,025 shares held of record by Mr. Hayes' spouse, as to which shares Mr. Hayes has shared voting and investment power; 92,080 shares subject to presently exercisable stock options; and 4,247 shares issuable upon exercise of warrants.

<F6>  Total includes: 4,950 shares subject to presently exercisable stock options.

<F7>  Less than one percent.

<F8>  Total includes: 7,078 shares issuable upon exercise of warrants.

<F9>  Total includes: 48,851 shares held of record by Pentastar Family
      Holdings, Inc.; 28,779 shares held by Mr. Farrell as custodian for his four children; 1,210 shares held by United Missouri Bank of Kansas City as Trustee for the IRA of Mr. Farrell's spouse.

<F10> Total includes: 14,486 shares held by Mr. Wielansky as custodian for his three children; 38,276 shares held jointly with Mr. Wielansky's spouse; 2,299 shares held by Shearson Lehman Brothers for the IRA of Mr. Wielansky's spouse; 43,000 shares issuable upon exercise of stock options; and 1,415 shares issuable upon exercise of warrants.

<F11> Total includes: 16,033 shares held jointly with Ms. Kirkpatrick's spouse; 16,094 shares held by Paine Webber as Trustee for the IRA of Ms. Kirkpatrick's spouse; 1,983 shares held jointly with Ms. Kirkpatrick's son; 53,087 shares issuable upon exercise of stock options; and 471 shares issuable upon exercise of warrants.

<F12> Total includes: 4,406 shares held by Mr. Straub's spouse's Trust
      Agreement; 17,600 shares issuable upon exercise of stock options; and 471 shares issuable upon exercise of warrants.

<F13> Total includes: 30,500 shares issuable upon exercise of stock options.

<F14> Total includes: 5,500 shares issuable upon exercise of stock options.

<F15> Total includes: 12,100 shares issuable upon exercise of stock options.
      Mr. Gibson no longer serves as a director of the Company and has not advised the Company of any amount of shares, if any, he proposes to purchase in this offering.

<F16> Total includes: 338,084 shares issuable upon exercise of stock options;
      and 25,007 shares issuable upon exercise of warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

      Upon consummation of the offering, the Company will have outstanding an aggregate of approximately 3,987,298 shares of Common Stock (assuming the Subscription Rights are fully exercised). Most of the shares outstanding prior to the offering were originally issued in private placements in reliance upon exemptions from the registration requirements of the Securities Act. All of the shares sold in this offering will be freely tradable by persons other than affiliates of the Company who will be subject to the resale limitations of Rule 144 adopted under the Securities Act.

      In general, Rule 144, provides that a person (or persons whose sales are aggregated) who is an affiliate of the Company or who has beneficially owned shares which are issued and sold in reliance upon exemptions from registration under the Securities Act ("Restricted Shares") for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Common Stock of the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a notice of intent to sell. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is not deemed to be an "affiliate" of the Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner-of-sale provisions, notice requirement or the availability of public information about the Company.

      No prediction can be made as to the effect, if any, that sales of Common Stock under Rule 144, pursuant to a registration statement or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options and warrants, and the conversion of debentures) in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price and could impair the Company's future ability to raise capital through an offering of its equity securities.

                          DESCRIPTION OF COMMON STOCK

GENERAL

      The Company has authorized 7,800,000 shares of Common Stock, $0.01 par value. At September 19, 1997, 3,544,265 shares of Common Stock were outstanding. Under Missouri law, the Company's Board of Directors may generally approve the issuance of authorized shares of Common Stock without shareholder approval.

      The existence of a substantial number of unissued and unreserved shares of Common Stock may enable the Board of Directors of the Company to issue shares to such persons and in such manner as may be deemed to have an anti-takeover effect.

      The following summary of the terms of the Company's Common Stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of the Company's Articles of Incorporation, as amended, and By-Laws, as amended, and Missouri law.

     DIVIDENDS. The Company's dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs and general business conditions. Holders of Common Stock will be entitled to share ratably in dividends as and when declared by the Board of Directors out of funds legally available for that purpose. The Company effected a three-for-two stock split (in the form of a stock dividend) in January 1995, a 10% stock dividend in January 1996 and a 10% stock dividend in January 1997. In September 1996, the Board of Directors voted to increase the dividend policy to a rate of $0.03 per share payable quarterly beginning with the regular quarterly dividend scheduled for the first quarter of 1997. In September 1997, the Board of Directors announced its intention to effect a five-for-four stock split (in the form of a stock dividend) on January 21, 1998 to holders of record at the close of business on January 7, 1998. See "Price Range of Common Stock and Dividends."

      Cash available for dividend distribution to the holders of Common Stock must initially come from dividends paid to the Company by the Operating Subsidiaries. Accordingly, restrictions on the Operating Subsidiaries' cash dividend payments directly affect the payment of cash dividends by the Company. There can be no assurance that the Board of Directors will declare any stock splits or stock dividends in the future.

      The FDIC and/or the Division of Finance has the authority to prohibit the payment of cash dividends by the Bank and the OTS has the authority to prohibit the payment of cash dividends by the Savings Bank when they determine such payment to be an "unsafe or unsound banking practice" under the then existing circumstances. The Federal Deposit Insurance Corporation Act generally prohibits all payments of dividends by any bank which is in default of any assessment to the FDIC. The Company's bank stock loan agreement also restricts the amount of dividends the Company may pay.

     VOTING RIGHTS. Each holder of Common Stock has one vote for each share held on matters presented for consideration by the shareholders, except that, in the election of directors, each shareholder has cumulative voting rights which entitle such shareholder to the number of votes which equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

     PREEMPTIVE RIGHTS. The holders of Common Stock have no preemptive right to acquire any additional unissued shares or treasury shares of the Company.

     LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor).

     ASSESSMENT AND REDEMPTION. Shares of Common Stock are and will be, when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

     CLASSIFICATION OF BOARD OF DIRECTORS. The Board of Directors is divided into three classes, and the directors are elected by classes to three-year terms, so that one of the three classes of the directors of the Company will be elected at each annual meeting of the shareholders. While this provision promotes stability and continuity of the Board of Directors, classification of the Board of Directors may also have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in the Common Stock and thereby could impede a change in control of the Company. Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the Board of Directors.

TRANSFER AGENT

      The transfer agent and registrar of the Common Stock is UMB Bank, N.A., Kansas City, Missouri.

                                 LEGAL MATTERS

      The legality of the shares of Common Stock offered hereby will be passed upon by Thompson Coburn, St. Louis, Missouri.

                                    EXPERTS

      The consolidated financial statements of the Company included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report included in this Prospectus, and are included herein in reliance upon such report, given upon the authority of said firm as experts in auditing and accounting.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                   INDEX

                                                                        Page
                                                                        ----
Report of Independent Certified Public Accountants                       F-1

Consolidated Balance Sheets as of December 31, 1996
            and June 30, 1997 (unaudited)                                F-2

Consolidated Statements of Income for the Years
            Ended December 31, 1995 and 1996
            and for the Six Months Ended June 30,
            1996 (unaudited) and 1997 (unaudited)                        F-3

Consolidated Statements of Shareholders' Equity for
            the Years Ended December 31, 1995 and 1996
            and for the Six Months Ended June 30, 1997 (unaudited)       F-4

Consolidated Statements of Cash Flows for the
            Years Ended December 31, 1995 and 1996
            and for the Six Months Ended June 30,
            1996 (unaudited) and 1997 (unaudited)                        F-5

Summary of Accounting Policies                                           F-6

Notes to Consolidated Financial Statements                               F-9


                        [Letterhead of BDO Seidman, LLP]


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Allegiant Bancorp, Inc.
St. Louis, Missouri

We have audited the accompanying consolidated balance sheet of Allegiant Bancorp, Inc. (a Missouri corporation) and subsidiaries as of December 31, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express and opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above be present fairly, in all material respects, the financial position of Allegiant Bancorp, Inc. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.



/s/ BDO Seidman LLP
St. Louis, Missouri
January 24, 1997
except for Note 15
which is as of
February 24, 1997

                                                      ALLEGIANT BANCORP, INC.
                                                    CONSOLIDATED BALANCE SHEETS
                                                                                DECEMBER 31,        JUNE 30,
                                                                                ------------        --------
                                                                                    1996              1997
                                                                                ------------        --------
                                                                                         (IN THOUSANDS)
                                                                                                   (UNAUDITED)
ASSETS:
Cash and due from banks                                                           $  7,554          $  9,144
Federal funds sold and other overnight investments                                  10,775             1,000
Investment securities (Notes 1, 6 and 7)
      Available-for-sale (at estimated market value)                                22,073            22,649
      Held-to-maturity (approximate market value of
      $38,540 and $39,482, respectively)                                            38,487            39,749
Loans, net of allowance for possible loan losses
      of $3,100 and $3,976 (Notes 2, 6, 7 and 9)                                   288,826           343,658
Premises and equipment (Note 3)                                                      5,514             5,883
Accrued interest and other assets (Notes 4 and 5)                                    3,844             4,936
Cost in excess of fair value of net assets acquired                                    491               462
                                                                                  --------          --------
Total assets                                                                      $377,564          $427,481
                                                                                  ========          ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
      Non-interest bearing                                                        $ 29,406          $ 34,928
      Interest bearing                                                             228,439           235,235
      Certificates of deposit of $100,000 or more                                   50,825            44,854
                                                                                  --------          --------
Total deposits                                                                     308,670           315,017
                                                                                  --------          --------
Short-term borrowings (Notes 1, 6 and 9)                                            36,137            74,214
Long-term debt (Notes 1, 7 and 9)                                                   14,663            13,663
Accrued expenses and other liabilities                                               1,708             1,729
                                                                                  --------          --------
Total liabilities                                                                 $361,178          $404,623
                                                                                  --------          --------

Commitments and contingencies (Notes 10, 11, 12, 13 and 14)

Shareholders' equity (Notes 7, 8, 11, 15 and 16):
      Common Stock, $.01 par value - shares
      authorized, 7,800,000; issued and outstanding
      2,271,000 and 2,845,815, respectively                                             23                30
Capital surplus                                                                     15,983            21,279
Retained earnings                                                                      357             1,519
Net unrealized appreciation (depreciation) on securities available-for-sale             23                30
                                                                                  --------          --------
Total shareholders' equity                                                          16,386            22,858
                                                                                  --------          --------
Total liabilities and shareholders' equity                                        $377,564          $427,481
                                                                                  ========          ========

-------------------------
See accompanying summary of accounting policies and notes to consolidated financial statements.


                                               ALLEGIANT BANCORP, INC.
                                          CONSOLIDATED STATEMENTS OF INCOME
                                                                          YEARS ENDED             SIX MONTHS ENDED
                                                                          DECEMBER 31,                JUNE 30,
                                                                    -------------------------  ----------------------
                                                                       1995           1996        1996        1997
                                                                    ----------     ----------  ----------  ----------
                                                                                                     (UNAUDITED)
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
      Interest and fees on loans                                    $   15,995     $   21,740  $    9,598  $   14,513
      Investment securities                                              2,965          3,477       1,742       1,840
      Federal funds sold and overnight investments                         292            151         117          66
                                                                    ----------     ----------  ----------  ----------
Total interest income                                                   19,252         25,368      11,457      16,419
                                                                    ----------     ----------  ----------  ----------

INTEREST EXPENSE:
      Interest on deposits                                               9,047         12,060       5,574       7,184
      Interest on short-term borrowings                                    703          1,542         433       1,169
      Interest on long-term debt                                         1,456          1,397         748         646
                                                                    ----------     ----------  ----------  ----------
Total interest expense                                                  11,206         14,999       6,755       8,999
                                                                    ----------     ----------  ----------  ----------
Net interest income                                                      8,046         10,369       4,702       7,420

Provision for possible loan losses (Note 2)                                977          1,448         431       1,121
                                                                    ----------     ----------  ----------  ----------
Net interest income after provision for possible
      loan losses                                                        7,069          8,921       4,271       6,299
                                                                    ----------     ----------  ----------  ----------

OTHER INCOME:
      Service charges on deposits and other fees                           658          1,032         392         646
      Net gain (loss) loss on sale of securities (Note 1)                   (4)            49          17          --
                                                                    ----------     ----------  ----------  ----------
Total other income                                                         654          1,081         409         646
                                                                    ----------     ----------  ----------  ----------

OTHER EXPENSES:
      Salaries and employee benefits (Note 10)                           2,809          3,455       1,588       2,329
      Operating expenses                                                 2,816          3,564       1,631       2,449
                                                                    ----------     ----------  ----------  ----------
Total other expenses                                                     5,625          7,019       3,219       4,778
                                                                    ----------     ----------  ----------  ----------

Income before income taxes                                               2,098          2,983       1,461       2,167

Provision for income taxes (Note 5)                                        823          1,175         566         866
                                                                    ----------     ----------  ----------  ----------
Net income                                                          $    1,275     $    1,808  $      895  $    1,301
                                                                    ==========     ==========  ==========  ==========

PER SHARE DATA:
Primary:
      Average adjusted Common Shares outstanding                     2,056,431      2,386,042   2,371,391   2,870,483
      Net income                                                    $     0.62     $     0.76  $     0.38  $     0.45

Fully diluted:
      Average adjusted Common Shares outstanding                     2,152,869      2,416,445   2,371,391   2,870,483
      Net income                                                    $     0.61     $     0.75  $     0.38  $     0.45


-------------------------
See accompanying summary of accounting policies and notes to consolidated financial statements.


                                                      ALLEGIANT BANCORP, INC.
                                          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                                                                  NET
                                                                                               UNREALIZED
                                                                                              DEPRECIATION
                                                                                              ON AVAILABLE-     TOTAL
                                                       COMMON     CAPITAL     RETAINED           FOR-SALE    SHAREHOLDERS'
                                                        STOCK     SURPLUS     EARNINGS          SECURITIES      EQUITY
                                                      --------    -------     --------        -------------  -------------
                                                                                 (IN THOUSANDS)
Balance, January 1, 1995                              $     8     $ 7,064     $ 1,480          $   (99)        $ 8,453
      Net income                                           --          --       1,275               --           1,275
      Cash dividends declared                              --          --        (113)              --            (113)
      Issuance of Common Stock coinciding with:
        Three-for-two stock split (Note 8)                  5          --          (5)              --              --
        Private placement                                   5       4,256          --               --           4,261
        Exercise of Common Stock warrants                  --           8          --               --               8
        Various stock issuance plans                       --          46          --               --              46
        Change in net unrealized gains (losses)
          on securities held available-for-sale
             (Note 1)                                      --          --          --                8               8
                                                      -------     -------     -------          -------         -------
Balance, December 31, 1995                                 18      11,374       2,637              (91)         13,938
                                                      -------     -------     -------          -------         -------

      Net income                                           --          --       1,808               --           1,808
      Cash dividends declared                              --          --        (187)              --            (187)
      Issuance of Common Stock coinciding with:
        Stock dividends (Note 8)                            4       3,897      (3,901)              --              --
        Conversion of subordinated debentures
             (Note 7)                                       1         503          --               --             504
        Exercise of common stock warrants                  --          25          --               --              25
        Various stock issuance plans                       --         184          --               --             184
      Change in net unrealized gains (losses)
        on securities held available for sale
             (Note 1)                                      --          --          --              114             114
                                                      -------     -------     -------          -------         -------

Balance, December 31, 1996                            $    23     $15,983     $   357          $    23         $16,386
                                                      -------     -------     -------          -------         -------

Net income                                                 --          --       1,301               --           1,301
Cash dividends declared                                    --          --        (139)              --            (139)
Issuance of Common Stock coinciding with:
      Exercise of Common Stock warrants                    --          31          --               --              31
      Various stock issuance plans                          7       5,265          --               --           5,270
Change in net unrealized gains (losses)
      on securities held available for sale
             (Note 1)                                      --          --          --                7               7
                                                      -------     -------     -------          -------         -------

Balance, June 30, 1997 (unaudited)                    $    30     $21,279     $ 1,519          $    30         $22,858
                                                      =======     =======     =======          =======         =======

-------------------------
See accompanying summary of accounting policies and notes to consolidated financial statements.

                                                      ALLEGIANT BANCORP, INC.
                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                            YEARS ENDED            SIX MONTHS ENDED
                                                                            DECEMBER 31,               JUNE 30,
                                                                      -----------------------    --------------------
                                                                        1995          1996         1996        1997
                                                                      --------      ---------    --------    --------
                                                                                                      (UNAUDITED)
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING ACTIVITIES:
      Net income                                                      $  1,275      $   1,808    $    895    $  1,301
      Adjustments to reconcile net income to
        net cash provided by operating activities:
          Depreciation and amortization                                    520            536         348         692
          Provision for loan losses                                        977          1,448         431       1,121
          Loan recoveries                                                   --             --          52          14
          Net realized (gains) losses on securities
            available-for-sale                                               4            (49)        (17)         (3)
          (Gain) on sale of fixed assets                                    (6)            --          --          --
          Deferred tax provision                                          (176)          (282)         --          --
          Changes in assets and liabilities:
            Accrued interest receivable and other assets                  (727)          (938)       (106)     (1,132)
            Accrued expenses and other liabilities                         (24)           768        (288)         21
                                                                      --------      ---------    --------    --------
Cash provided by operating activities                                    1,891          3,291       1,315       2,014
                                                                      --------      ---------    --------    --------


INVESTING ACTIVITIES:
      Proceeds from maturities of securities held-to-maturity           57,705         41,343      35,871       8,451
      Purchase of investment securities held-to-maturity               (57,367)       (25,279)    (26,191)     (9,613)
      Proceeds from maturities of securities available-for-sale             75         36,797      42,255       7,691
      Proceeds from sales of securities available-for-sale                 996          3,882       1,763       2,196
      Purchase of investments securities available-for-sale            (21,420)       (34,457)    (37,334)    (10,446)
      Loans made to customers, net of repayments                       (72,753)      (120,070)    (41,584)    (55,966)
      Additions to premises and equipment                               (2,382)        (1,574)        414      (1,100)
      Proceeds from sale of fixed assets                                     8             --          --          --
                                                                      --------      ---------    --------    --------
Cash provided by operating activities                                  (95,138)       (99,358)    (25,634)    (58,787)
                                                                      --------      ---------    --------    --------

FINANCING ACTIVITIES:
      Net increase in deposits                                          96,425         77,362       6,170       6,347
      Net increase in short-term debt                                   (3,298)        22,029       8,449      12,301
      Proceeds from issuance of long-term debt                          19,315             --          --      25,776
      Repayments of long-term debt                                      (9,400)        (4,552)     (3,039)     (1,000)
      Proceeds from issuance of Common Stock                             4,223             61          --       5,272
      Payment of dividends                                                (113)          (187)        (88)       (139)
      Exercise of warrants                                                  --             --          --          31
                                                                      --------      ---------    --------    --------
Cash provided by financing activities                                  107,152         94,713      11,492      46,588
                                                                      --------      ---------    --------    --------
Net increase (decrease) in cash and cash equivalents                    13,905         (1,354)    (12,827)     (8,185)
Cash and cash equivalents, beginning of year                             5,778         19,683      19,683      18,329
                                                                      --------      ---------    --------    --------
Cash and cash equivalents, end of year                                $ 19,683      $  18,329    $  6,856    $ 10,144
                                                                      ========      =========    ========    ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
      Cash paid during the year for:
        Interest on deposits and borrowings                           $ 10,346      $  14,750
        Income taxes                                                     1,392          1,393
                                                                      ========      =========
      Noncash transactions:
        Transfers to other real estate owned in settlement of loans   $     10      $      --
        Transfer from securities held-to-maturity to securities
          available-for-sale, net of tax effect                          7,707             --
        Loans securitized                                               12,300          9,209
        Conversion of Subordinate Debt to Common Stock                      --            504
        Conversion of Directors' fees to Common Stock                       46            148
                                                                      ========      =========

-------------------------
See accompanying summary of accounting policies and notes to consolidated financial statements.


                            ALLEGIANT BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Basis of Accounting. The accompanying consolidated financial statements include the accounts of Allegiant Bancorp, Inc. (the "Company") and its subsidiaries, Allegiant Bank (the "Bank"), Allegiant Mortgage Company and
Edge Mortgage Services, Inc. The financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices applicable to the banking industry. All significant intercompany transactions and balances have been eliminated.

      Business. The Bank provides a full range of banking services to individual and corporate customers in the St. Louis SMSA as well as Northeast Missouri. The Bank is subject to intense competition from other financial institutions. The Bank is also subject to the regulations of certain federal and state agencies and undergoes periodic examination by those regulatory authorities.

      Investment Securities. At the time of purchase, Allegiant categorizes each security within its portfolio into one of the following three permitted classifications:

      Held-to-maturity securities are securities which Allegiant has the ability and positive intent to hold to maturity. Such securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. The adjusted cost of specific securities is used to compute gains and losses on sales and redemptions.

      Trading securities, including options used in trading activities, are purchased with the intent for resale within a short period of time in anticipation of short-term market movements, and are stated at estimated market value. Gains and losses, both realized and unrealized, on trading securities are included in other non-interest income.

      Available-for-sale securities include all debt securities not classified as held-to-maturity or trading and marketable equity securities not classified as trading. Available-for-sale securities are stated at estimated market value. Unrealized holding gains and losses are reported net of taxes as a separate component of shareholders' equity until realized. Realized gains and losses are computed based on cost adjusted for amortization of premiums and accretion of discounts and included in other non-interest income.

      Dividends and interest income on all securities are included in interest income.

      Loans. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

      Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

      Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

                            ALLEGIANT BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

      The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

      Bank Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed using the straight-line method over the estimated useful lives of the individual assets for book purposes and accelerated methods for tax purposes. Ordinary maintenance and repairs are charged to operations as incurred.

      Mortgage Servicing Rights and Amortization. In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 122, Accounting for Mortgage Servicing Rights, which Allegiant adopted effective January 1, 1996. SFAS No. 122 amended SFAS No. 65, Accounting for Certain Mortgage Banking Activities. The overall impact on Allegiant's financial statements of adopting SFAS No. 122 in 1996 was not significant.

      SFAS No. 122 requires the recognition of originated mortgage servicing rights ("OMSRs"), as well as purchased mortgage servicing rights ("PMSRs"), as assets by allocating total costs incurred between the loan and the servicing rights based on their relative fair values. Under SFAS No. 65, the cost of OMSRs was not recognized as an asset and was charged to earnings when the related loan was sold.

      Amortization of mortgage servicing rights is based on the ratio of net servicing income received in the current period to total net servicing income projected to be realized from the mortgage servicing rights. Projected net servicing income is in turn determined on the basis of the estimated future balance of the underlying mortgage loan portfolio, which declines over time from prepayments and scheduled loan amortization. Allegiant estimates future prepayment rates based on current interest rate levels, other economic conditions and market forecasts, as well as relevant characteristics of the servicing portfolio, such as loan types, interest rate stratification and recent prepayment experience.

      SFAS No. 122 also requires that all capitalized mortgage servicing rights ("MSRs") be evaluated for impairment based on the excess of the carrying amount of the MSRs over their fair value. For purposes of measuring impairment, MSRs are stratified on the basis of interest rate and type of interest rate (fixed or adjustable).

      Real Estate Owned. Real estate acquired in settlement of loans is initially recorded at the lower of fair market value of the assets received (less estimated selling costs) or the recorded investment in the loan at date of foreclosure. Any adjustment to fair market value is charged against the allowance for real estate. Subsequent write-downs are charged against operating expense including charges relating to operating, holding or disposing of the property. Real estate owned was approximately $-0- and $10,000 at December 31, 1996 and 1995, respectively.

                            ALLEGIANT BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Cost in Excess of Fair Value of Net Assets Acquired. Goodwill, which represents the excess of the cost of purchased assets over the fair value of their net assets at date of acquisition, is being amortized on the straight-line method over 15 years.

      Income Taxes. Income taxes are accounted for under the asset and liability method in which deferred income taxes are recognized as a result of temporary differences between the financial reporting basis and the tax basis of the assets and liabilities of Allegiant.

      Earnings Per Share. Primary per share information is determined using the weighted-average number of common and dilutive common equivalent shares outstanding. Fully diluted per share information assumes full conversion of all dilutive convertible securities into Common Stock at the later of the beginning of the year or the date of issuance of the dilutive convertible securities.

      Consolidated Statements of Cash Flows. For purposes of reporting cash flows, Allegiant considers cash and due from banks, federal funds sold and other overnight investments to be cash equivalents.

      Stock-Based Compensation. Allegiant grants stock options for a fixed number of shares to employees with an exercise price greater than or equal to the fair value of the shares at the date of grant. Allegiant continues to account for stock option grants in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). That Opinion requires that compensation cost related to fixed stock options plans be recognized only to the extent that the fair value of the shares at the grant date exceeds the exercise price. Accordingly, Allegiant recognizes no compensation expense for its stock option grants.

      In October 1995, the FASB issued its SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 allows companies to continue to account for their stock option plans in accordance with APB 25 but encourages the adoption of a new accounting method based on the estimated fair value of employee stock options. Pro forma net income and earnings per share, determined as if Allegiant had applied the new method, are disclosed within
Note 11.

      Reclassifications. Certain reclassifications have been made to the 1995 financial statements to conform to the 1996 presentation. These reclassifications had no effect on net income.

      Accounting Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

      Accounting Changes. In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. SFAS No. 125 establishes, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. It also establishes new accounting requirements for pledged collateral. As issued, SFAS No. 125 is effective for all transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31,

                            ALLEGIANT BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1996 except for certain provisions, which were deferred for one year. The application of this pronouncement did not have a material effect on the financial statements of Allegiant.

      Interim Financial Information. The interim financial information at June 30, 1997 and for the six-month periods ended June 30, 1996 and 1997 is unaudited. However, in the opinion of management, such information has been prepared on the same basis as the audited financial statements and includes all adjustments, consisting solely of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented. The interim results are not necessarily indicative of results of any future period.

      NOTE 1.  INVESTMENT SECURITIES:

      Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31 were as follows (in thousands):

                                                          SECURITIES AVAILABLE-FOR-SALE
                                                                    DECEMBER 31,
                           ---------------------------------------------------------------------------------------------
                                                1996                                            1995
                           ---------------------------------------------   ---------------------------------------------
                                            GROSS      GROSS                                GROSS      GROSS
                           AMORTIZED     UNREALIZED  UNREALIZED   FAIR     AMORTIZED     UNREALIZED  UNREALIZED   FAIR
                              COST          GAINS      LOSSES     VALUE       COST          GAINS      LOSSES     VALUE
                           ---------        -----      ------     -----    ---------        -----      ------     -----

Federal Home Loan Bank
      stock                  $ 4,462        $ --       $  --     $ 4,462     $ 2,645        $ --       $  --     $ 2,645
U.S. government and
      agency securities       15,432          28         (64)     15,396      23,456          --        (188)     23,268
Mortgage-backed securities     1,939          71          --       2,010       1,977          52          --       2,029
Other equity securities          205          --          --         205          58          --          --          58
                             -------        ----       -----     -------     -------        ----       -----     -------
Total                        $22,038        $ 99       $ (64)    $22,073     $28,136        $ 52       $(188)    $28,000
                             =======        ====       =====     =======     =======        ====       =====     =======
                                                          SECURITIES TO BE HELD-TO-MATURITY
                                                                    DECEMBER 31,
                           ---------------------------------------------------------------------------------------------
                                                1996                                            1995
                           ---------------------------------------------   ---------------------------------------------
                                            GROSS      GROSS                                GROSS      GROSS
                           AMORTIZED     UNREALIZED  UNREALIZED   FAIR     AMORTIZED     UNREALIZED  UNREALIZED   FAIR
                              COST          GAINS      LOSSES     VALUE       COST          GAINS      LOSSES     VALUE
                           ---------        -----      ------     -----    ---------        -----      ------     -----

U.S. government and
      agency securities      $21,096        $ 35       $(229)    $20,902     $33,527        $ 47       $(496)    $33,078
State and municipal
      securities               1,199          20          --       1,219         930          15          --         945
Mortgage-backed securities    16,192         227          --      16,419      10,754         265          --      11,019
                             -------        ----       -----     -------     -------        ----       -----     -------
Total                        $38,487        $282       $(229)    $38,540     $45,211        $327       $(496)    $45,042
                             =======        ====       =====     =======     =======        ====       =====     =======

      Gross realized gains and gross realized losses on sale of securities available-for-sale were $56,000 and $7,000, respectively, in 1996 and $-0-and $4,000, respectively, in 1995.

      In 1996, the Bank securitized seven separate pools of adjustable-rate mortgages aggregating $9,209,000 into an equivalent number of FNMA mortgage-backed securities. These securities were recorded within the held-to-maturity category at the same amount. The Bank retained the servicing of these loans. There was no gain or loss on the sale of these loans.

                            ALLEGIANT BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      In 1995, the Bank securitized one pool of adjustable-rate mortgages aggregating $12,300,000 into two FNMA mortgage-backed securities. Of this aggregating amount, $10,300,000 was categorized as held-to-maturity and $2,000,000 was categorized as available-for-sale. The Bank retained the servicing of these loans. There was no gain or loss on the sale of these loans.

      At December 31, 1996 and 1995, the Bank did not have any loans for sale.

      In accordance with the transition provisions of A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, issued by the Financial Accounting Standards Board in November 1995, the Bank transferred securities with an amortized cost of approximately $7,707,000 from the held-to-maturity to the available-for-sale category on December 28, 1995. The net unrealized loss on the securities transferred amounted to approximately $157,000. There were no securities transferred between categories for the year ended December 31, 1996.

      The scheduled maturities of securities held-to-maturity and securities (other than equity securities) available-for-sale at December 31, 1996, were as follows (in thousands):

                                                                               DECEMBER 31, 1996
                                                             -----------------------------------------------------
                                                              SECURITIES TO BE HELD-              SECURITIES
                                                                   TO-MATURITY                AVAILABLE-FOR-SALE
                                                             -----------------------       -----------------------
                                                             AMORTIZED        FAIR         AMORTIZED        FAIR
                                                                COST          VALUE           COST          VALUE
                                                             ---------       -------       ---------       -------
Due in one year or less                                       $ 4,230        $ 4,219        $ 6,704        $ 6,668
Due from one year to five years                                17,638         17,463          8,228          8,232
Due from five years to ten years                                  400            412            500            496
Due after ten years                                                27             27             --             --
                                                              -------        -------        -------        -------
      Subtotal                                                 22,295         22,121         15,432         15,396
Mortgage-backed securities                                     16,192         16,419          1,939          2,010
                                                              -------        -------        -------        -------
Total                                                         $38,487        $38,540        $17,371        $17,406
                                                              =======        =======        =======        =======

      Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

      Investment securities with a carrying value of approximately $52,121,000 at December 31, 1996 and $24,518,000 at December 31, 1995 were pledged to secure public deposits, securities sold under the agreements to repurchase (Note 6) and for other purposes as required by law.

      As a member of the Federal Home Loan Bank system administered by the Federal Housing Finance Board, the Bank is required to maintain an investment in the capital stock of the Federal Home Loan Bank of Des Moines (FHLB). The amount of capital stock must be equal to at least five percent of the Bank's total outstanding advances from the FHLB, divided by its mortgage-to-asset ratio, as defined. The stock is recorded at cost which represents redemption value.

                            ALLEGIANT BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      NOTE 2.  LOANS:

      The components of loans in the consolidated balance sheets were as follows (in thousands):

                                                                                YEARS ENDED DECEMBER 31,
                                                                            --------------------------------
                                                                              1996                    1995
                                                                            --------                --------
Commercial                                                                  $ 75,129                $ 40,518
Real estate                                                                  196,107                 124,055
Real estate construction                                                       8,763                   8,777
Installment and other                                                         12,084                   8,379
                                                                            --------                --------
Total loans                                                                  292,083                 181,729
Net deferred loan fees, premiums and discounts                                  (157)                   (185)
Allowance for possible loan losses                                            (3,100)                 (2,130)
                                                                            --------                --------
Net loans                                                                   $288,826                $179,414
                                                                            ========                ========

      An analysis of the change in the allowance for possible loan losses follows (in thousands):

                                                                                 YEARS ENDED DECEMBER 31,
                                                                              ------------------------------
                                                                               1996                    1995
                                                                              ------                  ------
Balance, beginning of period                                                  $2,130                  $1,455
Loans charged off                                                               (545)                   (323)
Recoveries                                                                        67                      21
                                                                              ------                  ------
Net loans charged off                                                           (478)                   (302)
Provision for possible loan losses                                             1,448                     977
                                                                              ------                  ------
Balance, end of year                                                          $3,100                  $2,130
                                                                              ======                  ======

      A summary of impaired loans, which include non-accrual loans, at December 31, 1996, follows:

                                                              ALLOWANCE FOR   IMPAIRED LOANS
                     IMPAIRED LOANS                             LOSSES ON     WITH NO RELATED
       NON-ACCRUAL   CONTINUING TO          TOTAL IMPAIRED       IMPAIRED      ALLOWANCE FOR
          LOANS     ACCRUE INTEREST             LOANS             LOANS         LOAN LOSSES
       -----------  ---------------         --------------    -------------   ---------------
        $147,000        $    --               $147,000           $41,000          $    --
        ========        =======               ========           =======          =======

      The average balance of impaired loans during 1996 was $196,000. Loans listed as impaired have been considered by Bank management in the loan loss reserve calculation.

      A summary of interest income on non-accrual and other impaired loans for the year ended December 31, 1996, follows:

                                                                         IMPAIRED LOANS
                                                   NON-ACCRUAL            CONTINUING TO
                                                      LOANS              ACCRUE INTEREST              TOTAL
                                                   -----------           ---------------              -----
Income recognized                                    $    --                 $    --                 $    --
                                                     =======                 =======                 =======

Interest income had interest accrued                 $18,000                 $    --                 $18,000
                                                     =======                 =======                 =======

                            ALLEGIANT BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     NOTE 3.  PREMISES AND EQUIPMENT:

     Components of premises and equipment included in the consolidated balance sheets at December 31, 1996 and 1995 were as follows (in thousands):

                                                                                       DECEMBER 31,
                                                                             -------------------------------
                                                                              1996                    1995
                                                                             -------                 -------
Land                                                                         $ 1,515                 $ 1,171
Bank premises                                                                  2,542                   2,106
Furniture, equipment and automobiles                                           3,379                   2,584
                                                                             -------                 -------
Total cost                                                                     7,436                   5,861
Less accumulated depreciation                                                 (1,922)                 (1,258)
                                                                             -------                 -------
Net book value                                                               $ 5,514                 $ 4,603
                                                                             =======                 =======

     NOTE 4.  MORTGAGE SERVICING RIGHTS:

     The components of mortgage servicing rights were as follows (in thousands):

                                                                                  YEARS ENDED DECEMBER 31,
                                                                                ----------------------------
                                                                                1996                    1995
                                                                                ----                    ----
Balance, beginning of period                                                    $212                    $243
Additions                                                                        103                      --
Amortization
      Scheduled                                                                  (35)                    (31)
      Unscheduled                                                                 --                      --
                                                                                ----                    ----
Balance, end of period                                                          $280                    $212
                                                                                ====                    ====

      As of December 31, 1996, the estimated fair value of Allegiant's capitalized mortgage servicing rights was in excess of its carrying value. Fair value is determined by discounting estimated not future cash flows from mortgage servicing activities using discount rates that approximate current market rates and estimated prepayments, among other assumptions.


     NOTE 5.  INCOME TAXES:

     Allegiant's results include income tax expense as follows (in thousands):

                                                                                 YEARS ENDED DECEMBER 31,
                                                                              ------------------------------
                                                                               1996                    1995
                                                                              ------                   -----
Current                                                                       $1,457                   $ 999
Deferred                                                                        (282)                   (176)
                                                                              ------                   -----
Total                                                                         $1,175                   $ 823
                                                                              ======                   =====

                          ALLEGIANT BANCORP, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The tax effects of temporary differences that gave rise to the deferred tax assets and liabilities are presented below (in thousands):

                                                                                      DECEMBER 31,
                                                                             ------------------------------
                                                                              1996                    1995
                                                                             ------                  ------
Deferred tax assets:
      Reserve for possible loan losses                                        $  852                   $ 594
      Deferred loan fees                                                          52                      60
      Deferred compensation                                                       32                      19
      Mark-to-market securities adjustments                                       12                      --
      Other, net                                                              $   69                      53
                                                                              ------                   -----
Total deferred tax assets                                                     $1,017                     726
                                                                              ------                   -----
Deferred tax liabilities:
      Depreciation                                                              (226)                  $(241)
      Mark-to-market securities adjustments                                       --                     (45)
      Other                                                                      (15)                     (4)
                                                                              ------                   -----
Total deferred tax liabilities                                                  (241)                   (290)
                                                                              ------                   -----
Net deferred tax assets                                                       $  776                   $ 436
                                                                              ======                   =====


      A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. Allegiant has not established a valuation allowance as of December 31, 1996 or 1995, due to management's belief that all criteria for recognition have been met, including the existence of a history of taxes paid sufficient to support the realization of the deferred tax assets.

      Income tax expense as reported differs from the amounts computed by applying the statutory federal income tax rate to pre-tax income as follows (in thousands):


                                                                                  YEARS ENDED DECEMBER 31,
                                                                              -------------------------------
                                                                               1996                     1995
                                                                              ------                   ------
Computed "expected" tax expense                                               $1,014                    $713
Tax-exempt income                                                                (19)                    (24)
State and local income taxes, net of federal tax benefits                        143                     104
Goodwill amortization                                                             23                      23
Other, net                                                                        14                       7
                                                                              ------                    ----
Total tax expense                                                             $1,175                    $823
                                                                              ======                    ====

     NOTE 6.  SHORT-TERM BORROWINGS:

     Short-term borrowings were as follows (in thousands):

                                                                                        December 31,
                                                                             -------------------------------
                                                                              1996                    1995
                                                                             -------                 -------
Customer repurchase agreements                                               $ 8,337                 $ 4,108
FHLB repurchase agreement                                                      3,300                      --
FHLB advances                                                                 24,500                  10,000
                                                                             -------                 -------
Total short-term borrowings                                                  $36,137                 $14,108
                                                                             =======                 =======

      As collateral for the FHLB advances, the Bank has entered into a blanket agreement which pledges first mortgage loans with principal balances aggregating 150% of the outstanding advances.

                          ALLEGIANT BANCORP, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



      NOTE 7.  LONG-TERM DEBT:

      Long-term debt consisted of the following at year-end (in thousands):

                                                                                        December 31,
                                                                             -------------------------------
                                                                              1996                    1995
                                                                             -------                 -------
Note  payable to financial institution, interest
      payable quarterly at prime (8.25% on December 31, 1996),
      principal payments of $400,000 payable annually
      with the remaining balance due on December 31, 1999,
      secured by Bank stock                                                  $ 4,400                 $ 4,800
Notes payable to FHLB, interest payable monthly at rates varying from 5.62% to 7.87%, principal balance due at maturity ranging from January 12, 1998 to September 12, 2000,
      secured by stock in FHLB and certain loans (Note 6)                      7,000                  11,100
Convertible subordinated debentures with certain
      shareholders, interest payable quarterly at prime plus 2%
      (with a minimum floor of 10%), maturing on
      September 30, 1999                                                          --                     504
Subordinated debentures with certain shareholders,
      interest payable quarterly at prime plus 3% (with a minimum
      floor of 10%), maturing on May 31, 2002                                  3,263                   3,315
                                                                             -------                 -------
Total long-term debt                                                         $14,663                 $19,719
                                                                             =======                 =======

      Under the terms of the note payable to the financial institution, Allegiant or its subsidiaries are required to maintain certain financial ratios and are limited with respect to cash dividends, capital expenditures and the incurrence of additional indebtedness without prior approval.

      In 1996, the Convertible Subordinated Debentures were converted into shares of Allegiant's Common Stock at a conversion price of $8.73 per share.

      The prime plus 3% Debentures are redeemable, in whole or in part, at the option of Allegiant, subject to certain conditions, and are subordinate to all senior debt of Allegiant.

      A summary of annual principal reductions of long-term debt as of December 31, 1996 is as follows (in thousands):

                                               ANNUAL
                                              PRINCIPAL
                        YEAR                 REDUCTIONS
                        ----                 ----------
                        1997                   $   400
                        1998                     3,400
                        1999                     4,100
                        2000                     2,000
                        2001                        --
                        Thereafter               4,763
                                               -------

                        Total                  $14,663
                                               =======

                          ALLEGIANT BANCORP, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      NOTE 8.  STOCK DIVIDEND:

      On September 19, 1996, Allegiant's Board of Directors declared a 10% stock dividend to shareholders of record on January 2, 1997, payable on January 15, 1997. The transaction was valued based on the closing market price of Allegiant's stock at the date of declaration. Retained earnings were charged to the extent available as a result of the increase of 206,346 shares of Allegiant's Common Stock.

      On October 19, 1995, Allegiant's Board of Directors declared a 10% stock dividend to shareholders of record on January 2, 1996, paid on January 15, 1996. Retained earnings were charged $2,170,000 as a result of the increase of 180,821 shares of Allegiant's Common Stock.

      On October 20, 1994, Allegiant's Board of Directors approved a three-for-two stock split of Allegiant's Common Stock in the form of a stock dividend for shareholders of record as of December 15, 1994, subsequently paid on January 15, 1995. Common Stock was credited and capital surplus was charged for the aggregate par value of the shares that were issued. The stated par value of each share was not changed from $.01.

      All share and earnings per share disclosures have been restated to retroactively reflect the aforementioned stock dividends and stock split.

      NOTE 9.  RELATED PARTIES:

      Allegiant and the Bank have entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 1996 and 1995 was $15,488,000 and $13,840,000, respectively. During 1996, new loans to such related parties amounted to $3,344,000 and repayments amounted to $1,696,000.

      Additionally, Allegiant issued subordinated debentures to certain shareholders in aggregate principal amount of $3,819,000 in 1995. See Note 7 for terms of the agreement.

      During 1995, Allegiant borrowed $1,200,000 from an affiliate of a company director and shareholder. The loan plus $12,000 in interest were repaid after one month.

      NOTE 10.  EMPLOYEE BENEFITS:

      Allegiant has a defined contribution pension plan in effect for substantially all full-time employees. Salaries and employee benefits expense include $29,977 in 1996 and $27,663 in 1995, for such plans. Contributions under the defined contribution plan are made at the discretion of Company management.

                          ALLEGIANT BANCORP, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      NOTE 11.  INCENTIVE PLANS:

      Incentive Stock Options. At December 31, 1996, Allegiant had four stock-based compensation plans which are described below. As discussed in the Summary of Accounting Policies, Allegiant applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its incentive stock option plans. Had compensation cost for Allegiant's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, Allegiant's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):


                                                                        YEARS ENDED DECEMBER 31,
                                                                        ------------------------
                                                                          1996           1995
                                                                        --------       ---------
Net income                           As reported                          $1,808       $1,275
                                     Pro forma                             1,534        1,275

Primary earnings per share           As reported                             .76          .68
                                     Pro forma                               .64          .68

Fully diluted earnings
      per share                      As reported                             .75          .67
                                     Pro forma                               .63          .67


      As mentioned above, Allegiant has four fixed stock option plans. Under these plans, Allegiant may grant options to its directors and employees, in the aggregate, of up to 1,240,000 shares of common stock. The exercise price of each option equals or exceeds the market price of Allegiant's stock on the date of the grant. An option's maximum term is ten years.

      The fair value of each option granted in 1996 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: dividend yield of .93 percent; risk-free interest rate of 6.41 percent; and expected lives of 5 years.

      A summary of the status of Allegiant's fixed stock option plans as of December 31, 1996 and 1995, and changes during the years ending on those dates is presented below:


                                                                1996                               1995
                                                     ---------------------------         --------------------------
                                                                       WEIGHTED-                          WEIGHTED-
                                                                        AVERAGE                            AVERAGE
                                                                        EXERCISE                           EXERCISE
                                                     SHARES              PRICE           SHARES             PRICE
                                                     ------            ---------         ------           ---------
Outstanding, beginning of period                     339,958            $ 5.72           347,017             $5.73
Granted                                              126,830             12.81                --                --
Exercised                                             (5,243)             5.72                --                --
Canceled                                                (220)            12.00            (7,059)             6.16
                                                     -------                             -------
Outstanding, end of period                           461,325              7.66           339,958              5.72
                                                     =======                             =======

Options exercisable at year-end                      434,540                             308,497

Weighted-average fair value of
      options granted during the year                  $3.77                                  --


                          ALLEGIANT BANCORP, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The following table summarizes information about fixed stock options outstanding at December 31, 1996:

                                                                                    WEIGHTED-
                                                         NUMBER                      AVERAGE          WEIGHTED-
                    RANGE OF                           OUTSTANDING                  REMAINING          AVERAGE
                 EXERCISE PRICES                       AT 12/31/96              CONTRACTUAL LIFE   EXERCISE PRICE
                 ---------------                       -----------              ----------------   --------------
              $ 4.13   --  $ 4.96                         61,456                   2.9 years           $ 4.53
                5.95   --    6.45                        273,259                   2.0                   5.98
               11.75   --   15.00                        126,610                   4.5                  12.81
                                                         -------
                                                         461,325                   2.8                   7.66
                                                         =======

      Phantom Stock Plan. In December 1994, Allegiant's Board of Directors approved a Phantom Stock Plan for the President, under which Allegiant agreed to pay a cash award to the President of Allegiant based on the increase in book value on shares of Common Stock, from December 31, 1994 until the earlier of December 31, 1998 or the year immediately preceding the year the President's employment terminates. The annual provision under this plan for the years ended December 31, 1996 and 1995 was approximately $38,000 and $55,000, respectively. These amounts are included in other liabilities in the accompanying balance sheets.

      NOTE 12.  COMMITMENTS AND CONTINGENCIES:

      Leases. The Bank leases various banking facilities under operating leases expiring at various dates through December 31, 2005. These operating leases have options to renew. Future minimum lease payments required under operating leases which have initial or remaining non-cancelable terms in excess of one year as of December 31, 1996 are approximately as follows:

             YEARS ENDED
             DECEMBER 31,                    (IN THOUSANDS)
             ------------                    --------------
                1997                              $143
                1998                               139
                1999                               128
                2000                                28
                2001                                37
             Thereafter                            149
                                                  ----
                   Total minimum lease payments   $624
                                                  ====

      Total rent expense amounted to approximately $149,000 in 1996 and $121,000 in 1995.

      NOTE 13.  CONCENTRATIONS OF CREDIT:

      Substantially all of the Bank's loans, commitments and commercial and standby letters of credit have been granted to customers in the Bank's market area. All such customers are depositors of the Bank. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in
Note 2. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

                          ALLEGIANT BANCORP, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      NOTE 14.  FINANCIAL INSTRUMENTS:

      The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

      The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

      A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 1996 and 1995, follows:

                                               1996                 1995
                                           -----------          -----------
      Commitments to extend credit         $73,522,000          $51,953,000
      Standby letters of credit              1,310,000            1,246,000


      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparts. Collateral held varies but may include accounts receivable; inventory, property, plant, equipment; and real estate.

      Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contractual obligations of Bank customers. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

      At December 31, 1995, Allegiant adopted the provisions of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.

                          ALLEGIANT BANCORP, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The carrying amount and estimated fair values of Allegiant's financial instruments were as follows (in thousands):

                                                         DECEMBER 31, 1996                  DECEMBER 31, 1995
                                                    --------------------------          --------------------------
                                                    CARRYING             FAIR           CARRYING            FAIR
                                                     AMOUNT             VALUE            AMOUNT             VALUE
                                                    --------          --------          --------          --------
Financial assets:
      Cash and due from banks, federal
         funds sold and other
         overnight investments                      $ 18,329          $ 18,329          $ 19,683          $ 19,683
      Securities available-for-sale                   22,073            22,073            28,136            28,000
      Securities held-to-maturity                     38,487            38,540            45,211            45,042
      Loans                                          288,826           291,483           179,414           179,333

Financial liabilities:
      Deposits                                      $308,670          $309,028          $231,309          $231,227
      Short-term borrowings                           36,137            36,137            14,108            14,108
      Long-term debt                                  14,663            14,785            19,719            18,691


      The following methods and assumptions were used by Allegiant in estimating fair values of financial instruments as disclosed herein:

      Cash and Short-Term Instruments: The carrying amounts of cash and due from banks and federal funds sold approximate their fair value.

      Securities: Fair values for held-to-maturity and available-for-sale securities are based on quoted market prices or dealer quotes, where available. If quoted market prices are not available for a specific security, fair values are based on quoted market prices of comparable instruments.

      Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses, applying interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair values for non-performing loans are estimated using assumptions regarding current assessments of collectibility and historical loss experience.

      Deposits: The fair values disclosed for deposits generally payable on demand, such as non-interest bearing checking accounts, savings accounts, NOW accounts and market rate deposit accounts, are by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate, fixed-term market rate deposit accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of similar remaining maturities to a schedule of aggregated monthly maturities on time deposits.

      Short-Term Borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate their fair values at the reporting date.

      Long-Term Debt: The fair value of Allegiant's long-term debt is based on quoted market prices for similar issues or estimates using discounted cash flow analyses, based on Allegiant's current incremental borrowing rates for similar types of debt instruments.

                          ALLEGIANT BANCORP, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Off-Balance Sheet Financial Instruments: The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments, and the present credit worthiness of such counterparties. Allegiant believes such commitments have been made on terms which are competitive in the markets in which it operates; however, no premium or discount is offered thereon and accordingly, Allegiant has not assigned a value to such instruments for the purposes of this disclosure.

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time Allegiant's entire holdings of a particular financial instrument. Because no market exists for a significant portion of Allegiant's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

      Fair value estimates are based on existing on and off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition; the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

      NOTE 15.  SUBSEQUENT EVENT:

      In January of 1997, Allegiant offered to shareholders of record the right to purchase additional Common Stock. For every one share of Common Stock held of record, a shareholder was given the nontransferable subscription right to subscribe for 0.25 of a share of Common Stock at $9.375 per share.

      As of February 24, 1997, the termination date of the offering, Allegiant had raised approximately $5,223,000 for 567,750 shares of Common Stock related to this offering.

      NOTE 16.  REGULATORY MATTERS:

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in

                          ALLEGIANT BANCORP, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

      The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                  TO BE WELL
                                                                                               CAPITALIZED UNDER
                                                                FOR CAPITAL                    PROMPT CORRECTIVE
                                         ACTUAL             ADEQUACY PURPOSES:                 ACTION PROVISIONS
                                    ----------------        ------------------              -----------------------
                                    AMOUNT    RATIO          AMOUNT     RATIO               AMOUNT            RATIO
                                    ------    -----          ------     -----               ------            -----
As of December 31, 1996:

Total capital
   (to risk-weighted assets)       $26,118    10.1%         >$20,767     >8.0%             >$25,959            >10.0%
                                                            -            -                 -                   -
Tier 1 capital
   (to risk-weighted assets)       $23,018     8.9%         >$10,384     >4.0%             >$15,575            > 6.0%
Tier 1 capital                                              -            -                 -                   -
   (to average assets)             $23,018     6.4%         >$14,449     >4.0%             >$18,061            > 5.0%
                                                            -            -                 -                   -

As of December 31, 1995:

Total capital
   (to risk-weighted assets)       $24,230    14.4%         >$13,462     >8.0%             >$16,828            >10.0%
                                                            -            -                 -                   -
Tier 1 capital
   (to risk-weighted assets)       $22,100    13.1%         > $6,731     >4.0%             >$10,097            > 6.0%
                                                            -            -                 -                   -
Tier 1 capital
   (to average assets)             $22,100     8.6%         >$10,244     >4.0%             >$12,805            > 5.0%
                                                            -            -                 -                   -

      Various Federal and state statutory provisions limit the amount of dividends the Bank can pay to Allegiant without regulatory approval. The approval of appropriate Federal or state bank regulatory agencies is required for any dividend if the total of all dividends declared by the Bank in any calendar year would exceed the total of the institution's net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. The payment of dividends by the Bank may also be affected by other factors, such as the maintenance of adequate capital.

                                 EXHIBIT A
                                 ---------

                            ALLEGIANT BANCORP, INC.
                        SUBSCRIPTION RIGHTS CERTIFICATE

SUBSCRIPTION                                                        NUMBER OF
NUMBER                                                                 RIGHTS
------                                                                 ------

                SUBSCRIPTION RIGHT FOR SHARES OF COMMON STOCK

           This Certifies that


           Is the Owner of
           EXPIRATION DATE:  November 30, 1997, unless extended
           SUBSCRIPTION PRICE:  $13.50

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE PROSPECTUS (THE "PROSPECTUS"), DATED SEPTEMBER [--], 1997, OF ALLEGIANT BANCORP, INC. (THE "COMPANY") AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM THE COMPANY AT 7801 FORSYTH BOULEVARD, ST. LOUIS, MISSOURI 63105 (314-726-5000). CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO SUCH TERMS IN THE PROSPECTUS.

THIS SUBSCRIPTION CERTIFICATE (THE "SUBSCRIPTION CERTIFICATE") OR A NOTICE OF GUARANTEED DELIVERY MUST BE RECEIVED BY ALLEGIANT BANK (THE "SUBSCRIPTION AGENT") WITH PAYMENT, IN FULL, BY 5:00 P.M., CENTRAL TIME, ON NOVEMBER 30, 1997, UNLESS EXTENDED BY THE COMPANY (THE "EXPIRATION DATE").

THE RIGHTS PRESENTED BY THIS SUBSCRIPTION CERTIFICATE, IN WHOLE OR IN PART, MAY BE EXERCISED BY DULY COMPLETING AND SIGNING THE EXERCISE FORM. RIGHTS HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROSPECTUS AND INSTRUCTIONS FOR COMPLETING SUBSCRIPTION CERTIFICATES, ADDITIONAL COPIES OF WHICH ARE AVAILABLE FROM THE COMPANY. AN EXERCISE OF RIGHTS EVIDENCED HEREBY IS IRREVOCABLE.

This nontransferable Subscription Certificate represents the number of Rights set forth above. The registered holder whose name is inscribed hereon (the "Holder") is entitled to subscribe for and purchase from the Company at the Subscription Price, 0.125 shares of common stock, $0.01 par value (the "Common Stock"), of the Company for each whole Right evidenced hereby upon the terms and subject to the conditions set forth in the Prospectus and the Instructions for Completing Subscription Certificates. Common Stock subscribed for pursuant to exercise of the Subscription Right shall be delivered within approximately three weeks after the subscriptions have been accepted by the Subscription Agent. This Subscription Certificate also evidences the right of the Holder to subscribe for additional shares of Common Stock, subject to allotment and to the conditions set forth herein and in the Prospectus. Common Stock subscribed for pursuant to the Oversubscription Privilege shall be delivered within approximately three weeks after the Expiration Time and after all prorations have been effected.

Dated:  [          ] --, 1997.

ALLEGIANT BANCORP, INC.                                   (SEAL)



By:                                       By:
   -------------------------------           -----------------------------------
   Kevin R. Farrell, Secretary               Marvin S. Wool, Chairman and Chief
                                             Executive Officer

          FORM OF INSTRUCTIONS FOR COMPLETING SUBSCRIPTION CERTIFICATES

              IMPORTANT:  PLEASE READ ALL INSTRUCTIONS CAREFULLY.

                                 EXERCISE FORM

      The undersigned hereby irrevocably exercises one or more Rights to subscribe for shares of Common Stock of Allegiant Bancorp, Inc., as indicated below, on the terms and subject to the conditions specified in the Prospectus, receipt of which is hereby acknowledged.

(a)   Number of shares subscribed for pursuant to the Subscription Right:

      -------------------------------------------------------------------------

(b)   Number of shares subscribed for pursuant to the Oversubscription
      Privilege:

      -------------------------------------------------------------------------

(c)   Total shares (sum of lines (a) and (b)):

      -------------------------------------------------------------------------

(d) Total subscription price (total number of shares subscribed for pursuant to both the Subscription Right and the Oversubscription Privilege multiplied by the Subscription Price of $13.50):

      -------------------------------------------------------------------------

(e)   Method of Payment (check and complete appropriate box(es)):

                  Uncertified, certified or cashier's check, bank draft
      ---------
                  or money order in the amount of $          payable
                                                   ---------
                  to Allegiant Bancorp, Inc.


                  Wire transfer in the amount of $            directed to
      ---------                                   -----------
                  Allegiant Bank, Subscription Agent, ABA No. [081000728], Allegiant Bancorp, Inc., Rights Offering DDA No. [100010061], Attention: S. Kay Love. Indicate name of institution wire transferring funds and name of registered owner.

(f) Name in which shares subscribed for are to be registered if a name other than the name of the record owner. (Note: Rights are non-transferable, but (except as prohibited by the terms of certain savings and retirement plan accounts) may be exercised by the beneficial owner of the shares in any form of ownership pursuant to which such person has beneficial ownership):

      -------------------------------------------------------------------------

      Address:
              -----------------------------------------------------------------
      Taxpayer Identification Number (Note: For most individual taxpayers, the Taxpayer Identification Number is such person's Social Security
      Number):
              -----------------------------------------------------------------

Under penalties of perjury, I hereby certify that: (i) the number provided on the line above is my correct Taxpayer Identification Number; and (ii) I am not subject to backup withholding.

IMPORTANT: RIGHTS HOLDERS SIGN BELOW. THE EXERCISE OF YOUR RIGHTS WILL NOT BE VALID UNLESS YOU SIGN BELOW.


Dated:
      -----------------------  ------------------------------------------------
                               (Signature(s) of Registered Holder(s))


This Subscription Certificate must be signed by the registered holder(s) as the name(s) appear(s) on this Subscription Certificate. If signature is by trustee(s), executor(s), administrator(s), guardian(s), attorney(s)-in-fact, agent(s), officer(s) of a corporation or another acting in a fiduciary or representative capacity, please provide the following information. See Instructions for Completing Subscription Certificates. Please Print.

Name:
     --------------------------------------------------------------------------

Capacity (full title):
                      ---------------------------------------------------------

Address (including zip code):
                             --------------------------------------------------

Home Telephone Number                   Business Telephone Number
(including area code):                  (including area code):
                      ----------------                        -----------------

Tax Identification Number or Social Security Number:
                                                    ---------------------------

1. To exercise the Oversubscription Privilege, the undersigned must fully exercise the Subscription Right.

2. If the aggregate Subscription Price paid by an exercising Rights holder is insufficient to purchase the number of shares of Common Stock that such holder indicates are being subscribed for, or if any exercising Rights holder does not specify the number of shares of Common Stock to be purchased, then such Rights holder will be deemed to have exercised first the Subscription Right in full and second the Oversubscription Privilege to purchase shares of Common Stock to the full extent of the payment rendered (subject to the limitation on the maximum number of shares permitted and to allotment under certain circumstances as described in the Prospectus). If the aggregate Subscription Price paid by an exercising Rights holder exceeds the amount necessary to purchase the number of shares of Common Stock for which the Rights holder will be deemed to have exercised first the Subscription Right (if not already fully exercised) and second the Oversubscription Privilege to the full extent of the excess payment tendered (subject to the restrictions described above). Any excess funds received in payment of the Subscription Price for shares that are subscribed for by a Rights holder but not allocated to such Rights holder pursuant to the Oversubscription Privilege will be mailed by the Subscription Agent within approximately three weeks after the Expiration Time and after all allocations and adjustments as described in the Prospectus have been effected.

                                   EXHIBIT B
                                   ---------

               EXAMPLE OF OPERATION OF OVERSUBSCRIPTION PRIVILEGE
                              ALLOTMENT FORMULA


Assumptions:

                  Subscription Rights rate = 0.125 shares for each share held

                  Total number of shares outstanding = 3,000,000

                  Number of Subscription Rights issued to all shareholders =
                    375,000 (3,000,000 total number of shares outstanding multiplied by 0.125 Subscription Rights rate)

                  Number of shares held by Shareholder A = 10,000

                  Number of Subscription Rights issued to Shareholder A =
                    1,250 (10,000 shares held by Shareholder A multiplied by 0.125 Subscription Rights rate)

                  Number of shares for which Shareholder A desires to exercise
                    Oversubscription Privilege = 4,000

                  Aggregate number of shares subscribed for pursuant to
                    Subscription Rights = 250,000

                  Aggregate number of shares which all shareholders desire to exercise Oversubscription Privileges = 200,000

                  Number of Available Shares = 125,000 (375,000 Subscription
                    Rights issued to all shareholders less 250,000 aggregate number of shares subscribed for pursuant to Subscription Rights)

                  Number of Available Shares allocated to all shareholders
                    based on Ownership Percentage = 62,500

                  Number of Remaining Shares = 62,500 (125,000 Available
                    Shares less 62,500 Available Shares allocated to all shareholders based on Ownership Percentage)

Oversubscription Allotment

        1) First, Shareholder A would receive Available Shares which equal the lesser of the following:

                  a) 4,000 (shares which Shareholder A desires to exercise Oversubscription Privilege); or

                  b) 416 (Shareholder A's Ownership Percentage of 0.3333% (1,250 Subscription Rights issued to Shareholder A divided by 375,000 Subscription Rights issued to all shareholders) multiplied by 125,000 Available Shares).

       2) Second, Shareholder A would receive Remaining Shares, which equal the lesser of the following:

                  a) 3,584 (4,000 shares which Shareholder A desires to exercise Oversubscription Privilege less 416 shares allocated to Shareholder A as described in Step 1 above); or

                  b) 1,629 (62,500 Remaining Shares multiplied by a fraction, the numerator of which is 4,000 shares which Shareholder A desires to exercise Oversubscription Privilege less 416 shares allocated to Shareholder A based on Ownership Percentage in Step 1, or 3,584, and the denominator of which is 200,000 Aggregate shares which all shareholders desire to exercise Oversubscription Privileges less 62,500 shares allocated to all shareholders based on Ownership Percentage, or 137,500).

                  In sum, Shareholder A would receive a total of 3,295 shares (1,250 shares pursuant to Subscription Rights, 416 Available Shares and 1,629 Remaining Shares).

==============================================================================

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ALLEGIANT BANCORP, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF ALLEGIANT BANCORP, INC. SINCE THE DATE HEREOF.

                           TABLE OF CONTENTS
                                                                   Page
                                                                   ----
      PRELIMINARY PROSPECTUS                                         1
      AVAILABLE INFORMATION                                          3
      INCORPORATION OF CERTAIN INFORMATION BY REFERENCE              3
      PROSPECTUS SUMMARY                                             5
      RISK FACTORS                                                   9
      THE OFFERING                                                  13
      USE OF PROCEEDS                                               18
      PRICE RANGE OF COMMON STOCK                                   19
      CAPITALIZATION                                                21
      SELECTED CONSOLIDATED FINANCIAL DATA                          22
      UNAUDITED PRO FORMA FINANCIAL INFORMATION                     24
      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS              34
      BUSINESS                                                      70
      MANAGEMENT                                                    77
      SECURITY OWNERSHIP BY MANAGEMENT                              81
      SHARES ELIGIBLE FOR FUTURE SALE                               82
      DESCRIPTION OF COMMON STOCK                                   83
      LEGAL MATTERS                                                 85
      EXPERTS                                                       85
      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                    86
      FORM OF SUBSCRIPTION RIGHTS CERTIFICATE                      A-1
      EXAMPLE OF OPERATION OF OVERSUBSCRIPTION
         PRIVILEGE ALLOTMENT FORMULA                               B-1

===============================================================================


===============================================================================

                               Allegiant
                               Bancorp, Inc.   [LOGO]


                                443,033 SHARES

                                   ALLEGIANT
                                 BANCORP, INC.

                                 COMMON STOCK

-------------------------------------------------------------------------------

                                  PROSPECTUS

-------------------------------------------------------------------------------






                          THE OFFERING COVERED BY THIS
                            PROSPECTUS WILL EXPIRE ON
                            NOVEMBER 30, 1997 UNLESS
                         ALLEGIANT BANCORP, INC., IN ITS
                          SOLE DISCRETION, SHALL EXTEND
                                  THIS OFFER.



===============================================================================

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution
-----------------------------------------------------

      It is expected that the following expenses, all of which will be paid by the Company, will be incurred in connection with the registration and distribution of the securities being offered (all such fees except the Securities and Exchange Commission filing fee are estimated):

      Securities and Exchange Commission filing fee              $ 1,812
      Nasdaq listing fee                                           8,861
      Legal fees and expenses                                     40,000
      Accounting fees and expenses                                25,000
      Printing and engraving                                       3,000
      Miscellaneous                                               11,327
                                                                 -------
         Total                                                   $90,000
                                                                 =======

Item 15.  Indemnification of Officers and Directors
---------------------------------------------------

      Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

      Article XII of the By-Laws of the Company provides that the Company shall extend to its directors and officers the indemnification specified in subsections (1) and (2) and the additional indemnification authorized in subsection (7).

      Pursuant to directors' and officers' liability insurance policies, with total annual limits of $2.0 million, the Company's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of the Company, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of the Company.

Item 16.  Exhibits
------------------

      See Exhibit Index.

Item 17.  Undertakings
----------------------

      (1)      The undersigned Company hereby undertakes:

               (a) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                        (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                        (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement;

                        (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement.

               (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

      (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus has been sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934.

      (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (5)      The undersigned Registrant hereby undertakes that:

               (a) For purposes of determining any liability under the Securities Act, the information omitted from the form prospectus filed as a part of this registration statement in reliance upon Rule 430A and contain in the form prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

               (b) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, State of Missouri, on September 23, 1997.

                                          ALLEGIANT BANCORP, INC.


                                          By: /s/ Shaun R. Hayes
                                             --------------------------------
                                             Shaun R. Hayes, President

      We, the undersigned officers and directors of Allegiant Bancorp, Inc., hereby severally and individually constitute and appoint Marvin S. Wool and Shaun R. Hayes, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-3, registering the issuance by Allegiant Bancorp, Inc. of shares of its common stock in connection with the rights offering, and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

        Signature                        Title                    Date
        ---------                        -----                    ----

/s/ Marvin S. Wool             Chairman of the Board,      September 23, 1997
-----------------------------  Chief Executive Officer
Marvin S. Wool
Principal Executive Officer


/s/ Shaun R. Hayes             President and Director      September 23, 1997
-----------------------------
Shaun R. Hayes
Principal Financial Officer


/s/ S. Kay Love                Assistant Secretary         September 23, 1997
-----------------------------
S. Kay Love
Principal Accounting Officer




        Signature                        Title                    Date
        ---------                        -----                    ----
/s/ Kevin R. Farrell           Secretary and Director      September 23, 1997
-----------------------------
Kevin R. Farrell


/s/ C. Virginia Kirkpatrick    Director                    September 23, 1997
-----------------------------
C. Virginia Kirkpatrick


/s/ Lee S. Wielansky           Director                    September 23, 1997
-----------------------------
Lee S. Wielansky


/s/ Leon A. Felman             Director                    September 23, 1997
-----------------------------
Leon A. Felman


/s/ Charles E. Polk, Jr.       Director                    September 23, 1997
-----------------------------
Charles E. Polk, Jr.


/s/ John T. Straub             Director                    September 23, 1997
-----------------------------
John T. Straub


/s/ Leland B. Curtis           Director                    September 23, 1997
-----------------------------
Leland B. Curtis

                                  EXHIBIT INDEX
                                  -------------
Exhibit
Number                             Description
------                             -----------

2.1 Agreement and Plan of Merger between the Company and Reliance dated as of March 20, 1997 filed as Exhibit 2.1 to the Company's Registration Statement on Form S-4 (Reg. No. 333-26433) is hereby incorporated by reference.

4.1 Form of Stock Certificate for Common Stock, filed as Exhibit 4.2 to the Company's Registration Statement on Form 10-SB (Reg. No. 0-26350) is hereby incorporated by reference.

4.2 Form of Warrant Agreement, filed as Exhibit 4.3 to the Company's Registration Statement on Form 10-SB (Reg. No. 0-26350) is hereby incorporated by reference.

4.3 Form of Junior Subordinated Debenture, filed as Exhibit 4.4 to the Company's Registration Statement on Form 10-SB (Reg. No. 0-26350) is hereby incorporated by reference.

4.4         Subscription Rights Certificate.

5.1         Legal Opinion of Thompson Coburn (to be filed by amendment).

12.1        Statements re:  Computation of Ratios.

23.1        Consent of BDO Seidman, L.L.P.

23.2        Consent of Thompson Coburn (included on Exhibit 5.1)

24.1        Power of Attorney (included on signature page hereto).